Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-135138

PROSPECTUS

                               STARMED GROUP, INC.

                        24,696,150 shares of Common Stock

      This prospectus relates to periodic offers and sales of 24,696,150 shares of our common stock by the selling security holders, which consists of:

         - 14,148,075 shares of our common stock, including 856,075 shares which are issuable as liquidated damages under the terms of a prior private offering of units, and

         - 10,548,075 shares issuable upon the exercise of common stock purchase warrants, including 856,075 warrants issuable as liquidated damages under the terms of a prior private offering of units, with exercise prices ranging from $0.25 to $1.00 per share.

      We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

      For a description of the plan of distribution of these shares, please see page 53 of this prospectus.

      Our common stock is quoted on the OTC Bulletin Board under the symbol "SMEG." The last reported sale price for our common stock occurred on July 20, 2006 at a price of $.13 per share.

                              --------------------

      Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about the risks of investing in our common stock.

                              --------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                  The date of this Prospectus is August 4, 2006

                               PROSPECTUS SUMMARY

BUSINESS OVERVIEW

      StarMed Group, Inc. is engaged in two businesses:

         - we are developing a network of StarMed Wellness Centers that offer preventative, traditional medical and alternative treatments directed towards achieving "total wellness," and

         - we market a line of proprietary over-the-counter vitamins, minerals and other supplements under the StarMed and SierraMed brand names.

      Historically our operations were devoted to formulating and marketing a line of over-the-counter, alternative medicinal products. All of our revenues for fiscal 2005 were from the sale of our products or royalties related to our products. Our natural medicinal products are intended to address the effects of various conditions, including arthritis, aging eyesight, obesity and irritable bowel syndrome. We also market a proprietary starch blocker designed for weight loss and maintenance and we have licensed various formulations of our proprietary starch blocker product to third parties. We currently market our medicinal products, directly to consumers, over the Internet.

      However, severe competition in the medicinal product market and the loss of a significant distribution outlet in 2005 resulted in a significant reduction in our product sales. Therefore, in 2005, our management made a strategic decision to redirect our efforts to the development and establishment of a network of StarMed Wellness Centers. StarMed Wellness Centers will focus on promoting general wellness by addressing the underlying causes of a variety of chronic diseases such as obesity and stress. Our long-term goal is to develop a network of StarMed Wellness Centers each of which will provide clients a full range of preventative, traditional medical and alternative treatments directed towards achieving "total wellness." Our StarMed Wellness Centers concept is founded on our belief that traditional Western medicines and treatments may be enhanced by complementing their use with preventative medicine techniques and the use of alternative medicinals to address the underlying causes of certain illnesses. We believe that addressing these underlying causes is necessary for good health maintenance and longevity. Our management includes affiliated physicians who have devoted significant time, and pooled their collective experience, to develop our StarMed Wellness Center concept.

      We envision that each StarMed Wellness Center will expand the traditional Western medical treatments, medicines and services provided by an existing medical clinic to include preventative and alternative healthcare services. We are developing two models for the operation of the wellness center. In one model, we will establish a wellness center on behalf of a medical clinic, which will operate as a participant in the StarMed Wellness Center network under the supervision of the clinic's existing medical director. Under this model, we will provide management services to the portion of the medical clinic's practice that is devoted to wellness in exchange for a management fee. In the second model, we will affiliate with a physician practice to establish a wellness center that is adjacent or in close proximity to a medical clinic. The physician practice may or may not have any existing relationship with the medical clinic and will supervise the physician services at the wellness center. Under this model, we will provide management services to the physician practice in exchange for a management fee.

      In February 2006, we began operations at our first wellness center in Encino, California. We opened our second wellness center in Buena Park, California in May 2006 and a third wellness center is scheduled to be opened in Santa Ana, California in July 2006. Another wellness center is proposed for development in Kohala, Hawaii. Our ability to make these wellness centers successful will depend on

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

several factors, including: identifying and entering into agreements with the right physicians who are committed to the wellness concept and the services that we offer at the wellness center; identifying and implementing the optimal strategy for marketing our services given our limited funds; and being able to raise additional capital to fund the opening, operations and marketing of additional centers.

      While we anticipate that our wellness centers will become a recurring market for our medicinal products in the future, we do not expect that our marketing of natural medicinal products will consume a significant portion of our future operating resources, or that medicinal product sales will account for a substantial portion of our future revenues.

      Our first wellness center generated revenues of $2,753 during its first quarter of operations ended March 31, 2006. Revenues from sales of medicinal products were $6,204 and $2,220 for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively.

      Our principal executive offices are located at 2029 Century Park East, Suite 1112, Los Angeles, California 90067. Our telephone number at this location is (310) 226-2555. Our web site is www.starmedgroup.com. The information which appears on our web site is not part of this prospectus.

      When used in this prospectus, the terms "StarMed Group," "StarMed," "we," "our," and "us" refers to StarMed Group, Inc., a Nevada corporation, and our subsidiaries.

THE OFFERING

      This prospectus relates to periodic offers and sales of 24,696,150 shares of our common stock by the selling security holders, consisting of 14,148,075 shares of our common stock which are presently outstanding or which we are contractually obligated to issue, and 10,548,075 shares issuable upon the exercise of common stock purchase warrants which are presently outstanding or which we are contractually obligated to issue. We will not receive any proceeds from the sale of the shares by the selling security holders.

COMMON STOCK

Shares Outstanding Prior to this Offering:   22,418,424 shares at July 26, 2006

Shares to be Outstanding Following this      33,822,574 shares, including
  Offering:                                  856,075 shares of common stock
                                             issuable as liquidated damages and
                                             assuming the exercise of warrants
                                             to purchase 10,548,075 shares, the
                                             resale of all of which is covered
                                             by this prospectus

Shares Reserved for Future Issuance:         19,698,075 shares, consisting of
                                             10,548,075 shares upon exercise of
                                             warrants the resale of which is
                                             covered by this prospectus,
                                             5,500,000 shares issuable in the
                                             event that incentive milestones are
                                             reached by management, 1,000,000
                                             shares upon the exercise of
                                             outstanding options, and 2,650,000
                                             shares reserved for issuance under
                                             our equity compensation plan(s)

Trading Symbol (OTCBB):                      SMEG

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

SELECTED FINANCIAL INFORMATION

      The following summary of our financial information for the years ended December 31, 2005 and 2004 has been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA

                                                                                     YEAR ENDED DECEMBER 31,
                                 THREE MONTHS ENDED      THREE MONTHS ENDED      -----------------------------
                                   MARCH 31, 2006          MARCH 31, 2005           2005              2004
                                 ------------------      ------------------      -----------      ------------
                                     (UNAUDITED)            (UNAUDITED)           (RESTATED)        (RESTATED)
Sales ......................        $       4,770           $      6,204         $    23,775      $  1,742,351
Cost of sales ..............                1,595                  4,707             (29,493)       (1,405,861)
Gross profit ...............                3,175                  1,497              (5,718)          336,490
Revenue from royalties .....                    -                 11,445              24,486           104,776
Total net revenues .........                3,175                 12,942              18,768           441,266
Total expenses .............            1,099,207                103,960             660,021           534,858
Loss from operations .......           (1,096,032)               (91,018)           (641,253)          (93,592)
Net loss ...................        $  (1,043,921)          $   (196,948)        $  (805,910)     $    (79,155)
Basic and diluted net
 income (loss) per
 common share ..............        $        (.05)          $       (.02)        $     (0.08)     $      (0.01)
Basic and diluted
 weighted average common
 shares outstanding ........           21,407,036              8,865,313          10,348,651         7,050,753

BALANCE SHEET DATA

                                         MARCH 31, 2006        DECEMBER 31, 2005
                                         --------------        -----------------
                                          (UNAUDITED)              (RESTATED)

Working capital ..................         $ 1,236,184            $ 1,227,347
Total current assets .............         $ 1,372,046            $ 1,602,605
Total assets .....................         $ 1,400,817            $ 1,628,634
Total current liabilities ........         $   135,862            $   375,258
Total liabilities ................         $   135,862            $   375,258
Total stockholders' equity .......         $ 1,264,955            $ 1,253,376


                                  RISK FACTORS

      An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT. WE ANTICIPATE CONTINUING LOSSES MAY RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

      Our total net revenues declined substantially in fiscal 2005 as compared to fiscal 2004 and our net loss for fiscal 2005 was $805,910 as compared to a net loss of $79,155 for fiscal 2004. For the three months ended March 31, 2006, our net loss was $1,043,921 compared to our net loss of $196,948 for the three months ended March 31, 2005. While a significant portion of our net loss for the first quarter of 2006 was a result of expenses relating to our capital raising efforts and one-time compensation expenses relating to a consulting agreement paid with our stock and a stock option grant, it also included increased

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

operating expenses relating to the opening of our first wellness center, and revenues of $4,770. While at March 31, 2006 we had approximately $872,929 of cash on hand, we do not presently generate sufficient revenues to fund our ongoing operations. As a result our continued existence is dependent upon, among other things, our ability to raise capital and to market and sell our services successfully. Depending on our ongoing evaluation of cash needs, we may need to raise additional debt or equity capital within the next 12 months to provide funding for ongoing and future operations. No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to us. If we are not able to significantly increase our revenues during fiscal 2006 to a level which funds our ongoing operations, or to continue to raise working capital as needed, we may be unable to continue to implement our wellness center business model or operate our company as presently planned. Any liquidity or cash flow problems which could arise in those events would force us to curtail some or all of our operations.

WE ARE TRANSITIONING OUR BUSINESS MODEL AND HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR COMPANY.

      Although our company has existed since December 1962, we have only a limited operating history in alternative medicine on which you can base an evaluation of our business and prospects. Moreover, we are transitioning the focus of our business away from a product-oriented marketing company to service-oriented wellness centers. We are still relatively early in our development and we face substantial risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, we must do the following:

         - Establish our initial StarMed Wellness Center and confirm its efficacy in a commercial setting;

         - Develop a number of wellness clinics and expand our reactive medical services.

         -  Expand into new areas;

         -  Establish and enhance our name recognition;

         - Continue to expand our products to meet the changing requirements of our customers;

         -  Provide superior customer service;

         -  Remain attractive to our commercial partners;

         -  Respond to competitive developments; and

         -  Attract, integrate, retain and motivate qualified personnel.

      We may be unable to accomplish one or more of these goals, which could cause our business to suffer. In addition, accomplishing one or more of these goals might be very expensive, which could harm our financial results.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, OUR CONTINUED OPERATIONS WILL BE ADVERSELY AFFECTED AND THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WILL BE SEVERELY LIMITED.

      Historically, our operations have been financed primarily through the issuance of equity and debt. Because we have a history of losses and have never generated sufficient revenue to fund our ongoing operations, we are dependent on our continued ability to raise working capital through the issuance of equity or debt to fund our present operations. Because we do not know if our revenues will grow at a pace sufficient to fund our current operations, the continuation of our operations and any future growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-

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

term indebtedness or the issuance of our equity securities in private or public transactions. The actual amount of our future capital requirements, however, depends on a number of factors, including our ability to grow our revenues and manage our business.

      If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing can be obtained on suitable terms, if at all. If we are unable to raise additional working capital as needed, our ability to continue our current business will be adversely affected and may be forced to curtail some or all of our operations.

OUR FUTURE PROFITABILITY WILL DEPEND UPON THE SUCCESS OF OUR EXISTING AND FUTURE STARMED WELLNESS CENTERS, BUT THERE HAVE BEEN NO MARKET STUDIES OR OTHER DETERMINATIONS AS TO THE EFFICACY OF OR CONSUMER DEMAND FOR OUR OPERATIONS.

      Our future profitability will depend upon the success of our existing and future StarMed Wellness Centers. However, the fusion of traditional Western medical practice with alternative and preventative medical procedures and techniques is a relatively new concept that has not as yet been tested. We have performed no market studies to determine the demand for our proposed wellness centers and there is no assurance that the concept will be well received by the public or that demand for wellness center services can sustain our operations. Lack of demand for our services could cause operating StarMed Wellness Centers to cease operations.

THE SUCCESS OF OUR STARMED WELLNESS CENTERS WILL DEPEND ON MAINTAINING GOOD RELATIONS WITH THE MEDICAL CLINICS OR PHYSICIANS WITH WHOM WE PARTNER AND THEIR WILLINGNESS TO WORK WITH US IN PROMOTING THE SERVICES THAT WE OFFER. FAILURE TO MAINTAIN GOOD RELATIONS WITH OUR MEDICAL CLINIC OR PHYSICIAN PARTNERS COULD JEOPARDIZE OUR ABILITY TO CONTINUE OUR OPERATIONS AT THAT PARTICULAR CENTER AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.

      The success of our StarMed Wellness Centers will depend on maintaining good relations with the medical clinics or physicians with whom we partner and their willingness to work with us in promoting the services that we offer. Failure to maintain good relations with our medical clinic or physician partners could jeopardize our ability to continue our operations at that particular center and could have a material adverse effect on our operations and financial results.

      Our first wellness center began operations in Encino, California, in February 2006. While our recent marketing efforts have resulted in increased customer interest and business, our biggest challenge has been the integration of our personnel with our physician partner's personnel. If this difficulty in integration cannot be worked out, we may need to relocate the facility to another location within the same community or partner with a different physician. If we can resolve our differences with our current physician partner, we anticipate that our revenues from our wellness operations will increase as our marketing and promotion efforts begin to generate more customers, but we cannot provide assurance at this time as to whether such differences can be resolved. If our differences cannot be resolved and either the parties agree to terminate the agreement or one of the parties unilaterally terminates the agreement, we believe that the adverse impact on us is primarily the wasted time, effort and expense in opening and marketing the center. We do not believe that the cost to move to, and continue operations at, another facility would be incrementally significant.

REGULATORY AUTHORITIES COULD ASSERT THAT OUR PARTICIPATION IN A WELLNESS CENTER FAILS TO COMPLY WITH THE FEDERAL STARK LAW AND STATE LAWS AFFECTING PHYSICIAN REFERRALS. IN SUCH EVENT, WE COULD BE SUBJECT TO CIVIL PENALTIES AND COULD BE REQUIRED TO RESTRUCTURE OR TERMINATE THE CONTRACTUAL ARRANGEMENTS.

      The Federal Stark law and similar state laws have certain prohibitions affecting physician self-referrals. These laws and interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. As indicated elsewhere, we will enter into agreements with existing medical centers and physician groups and we may, under the terms of those agreements, provide management and administrative services to the wellness centers in exchange for compensation. We may also enter into agreements with medical centers to provide us with various services, including helping us to develop and implement our marketing strategy, allowing us to use their name to identify the location of a wellness center, and billing and collections, in exchange for a percentage of the gross revenues from that center. Although we will use our best efforts to attempt to structure our relationships with the medical centers in a manner that we believe will keep us from violating these laws, or in a manner that we believe does not trigger the law, Federal or state regulatory authorities or other parties could assert that our agreements with the medical centers or the physician groups violate these laws. Any such conclusion could subject us to significant financial penalties which would reduce the amount of working capital available to us for our ongoing operations. We may also be required to abandon our current business model which could result in our inability to continue as a going concern.

REGULATORY AUTHORITIES COULD ASSERT THAT OUR RELATIONSHIPS WITH THE MEDICAL CENTERS FAIL TO COMPLY WITH THE ANTI-KICKBACK LAWS. IF SUCH A CLAIM WERE SUCCESSFULLY ASSERTED, WE COULD BE SUBJECT TO CIVIL AND CRIMINAL PENALTIES AND COULD BE REQUIRED TO RESTRUCTURE OR TERMINATE THE APPLICABLE CONTRACTUAL ARRANGEMENTS. IF WE WERE SUBJECT TO PENALTIES OR ARE UNABLE TO SUCCESSFULLY RESTRUCTURE THE RELATIONSHIPS TO COMPLY WITH THE ANTI-KICKBACK STATUTES IT WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Our business model contemplates that we may receive fees under the agreements with the medical centers for management and administrative services. In certain situations, we may also pay a portion of our gross revenues to a medical center in exchange for services they may provide to us, including helping us to develop and implement our marketing strategy, allowing us to use their name and doctors to associate our wellness center to the medical clinic, and billing and collections. While we do not anticipate that we will ever be in a position to make or influence referrals of patients or services reimbursed under Medicare, Medicaid or other governmental programs, we could become subject to compliance with the anti-kickback provisions of the Social Security Act (the "Anti-Kickback Statute") which prohibits anyone from knowingly and willfully soliciting or receiving any remuneration in return for referrals for items and services reimbursable under most federal health care programs or offering or paying any remuneration to induce a person to make referrals for items and services reimbursable under most federal health care programs. Because the provisions of the Anti-Kickback Statute are broadly worded and have been broadly interpreted by federal courts, however, it is possible that the government could take the position that, as a result of our relationships with the medical centers, we will be subject, directly and indirectly, to the Anti-Kickback Statute. Any such finding would make our current business model unfeasible and we could be forced to cease all of our operations.

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

STATE REGULATORY AUTHORITIES MAY ASSERT THAT WE ARE ENGAGED IN THE CORPORATE PRACTICE OF MEDICINE. IF SUCH A CLAIM WERE SUCCESSFULLY ASSERTED, WE COULD BE SUBJECT TO CIVIL, AND PERHAPS CRIMINAL, PENALTIES AND COULD BE REQUIRED TO RESTRUCTURE OR TERMINATE THE APPLICABLE CONTRACTUAL ARRANGEMENTS. OUR INABILITY TO SUCCESSFULLY RESTRUCTURE OUR RELATIONSHIPS TO COMPLY WITH THESE STATUTES COULD JEOPARDIZE OUR BUSINESS AND RESULTS OF OPERATIONS.

      Our wellness centers are structured such that we will not have any ownership interest in or exercise control over any portion of the wellness center's operations that pursuant to state law requires physician supervision. We will manage such portions of the wellness center on behalf of a medical practice or physician group. In certain cases, Dr. Steven Rosenblatt, who is an Executive Vice President for our company, will own, through his medical professional corporation, a portion of certain StarMed Wellness Centers that is required to be owned and supervised by a physician, and we will provide management services to Dr. Rosenblatt's professional corporation in exchange for a management fee. The reason for structuring our wellness centers as described above is to address state laws prohibiting companies like ours from engaging in the corporate practice of medicine. California and many other states in which we may do business have corporate practice of medicine laws which prohibit corporations or other artificial entities from exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We intend to structure our agreements with the medical centers and physician groups in a manner that we believe will keep us from engaging in the corporate practice of medicine or exercising control over the medical judgments or decisions of the medical centers or the physicians. Nevertheless, state regulatory authorities or other parties could assert that our agreements violate these laws. We could then be subject to regulatory actions and be forced to curtail some or all of our operations, in which event our ability to continue as a going concern would be in jeopardy.

REGULATORY AUTHORITIES MAY ASSERT THAT OUR AGREEMENTS WITH THE MEDICAL CENTERS VIOLATE STATE FEE SPLITTING LAWS. OUR INABILITY TO SUCCESSFULLY RESTRUCTURE OUR RELATIONSHIPS TO COMPLY WITH THESE STATUTES COULD JEOPARDIZE OUR BUSINESS AND RESULTS OF OPERATIONS.

      The laws of many states prohibit physicians from splitting fees with non-physicians. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The relationships we may have with a medical center or a physician group may raise issues in some states with fee-splitting prohibitions. Although we will attempt to structure our agreements with the medical centers and physician groups in a manner that keeps us from violating prohibitions on fee-splitting, state regulatory authorities or other parties may assert that the terms of the agreement constitute fee-splitting, which could make the management agreement with the medical center or physician group unenforceable. In addition, if such a claim were successfully asserted, we could be subject to civil or criminal penalties, and could be required to restructure or terminate the applicable contractual arrangements. In such an event, our ability to generate revenues and continue as a going concern could be in jeopardy.

WE MAY BE SUBJECT TO PROFESSIONAL LIABILITY RISKS WHICH COULD BE COSTLY AND NEGATIVELY IMPACT OUR BUSINESS AND FINANCIAL RESULTS.

      We may be subject to professional liability claims. Although there currently are no known hazards associated with our wellness center services and products when administered, provided or used properly, hazards may be discovered in the future. We currently maintain general liability insurance with

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

coverage of $1 million. We do not maintain professional liability insurance on our own behalf; however, the physicians with whom we partner do maintain medical malpractice insurance. If we are unable to maintain insurance in the future at an acceptable cost or at all or if our insurance or the insurance maintained by our physician partners does not fully cover us, and a successful claim is made against us, we will be exposed. Any claim made against us not fully covered by insurance could be costly to defend against, result in a substantial damage award against us and divert the attention of our management from our operations, which could have an adverse effect on our financial performance.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL PERFORMANCE COULD BE HARMED.

      We expect to grow primarily through the establishment of StarMed Wellness Centers at existing medical clinics. Our growth is expected to place certain pressures on our management, administrative, operational and financial infrastructure. As we continue to grow our business, such growth could require capital, systems development and human resources beyond current capacities. The increase in the size of our operations may make it more difficult for us to ensure that we execute our present businesses and future strategies. The failure to manage our growth effectively could have a material adverse effect on our financial condition and results of operations.

OUR MANAGEMENT GROUP OWNS OR CONTROLS A SIGNIFICANT NUMBER OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND WILL CONTINUE TO HAVE SIGNIFICANT OWNERSHIP OF OUR VOTING SECURITIES FOR THE FORESEEABLE FUTURE.

      Our management currently beneficially owns or controls approximately 40.1% of our issued and outstanding shares of common stock. As a result, these persons will have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our common stock may:

         -  delay or prevent a change in the control;

         - impede a merger, consolidation, takeover, or other transaction involving our company; or

         - discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

OUR MEDICINAL PRODUCTS ARE AND WILL CONTINUE TO BE SUBJECT TO GOVERNMENT REGULATION.

      The manufacturing, processing, formulating, packaging, labeling and advertising of our products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, or CPSC, the United States Department of Agriculture, or USDA and the Environmental Protection Agency, or EPA. Our activities are also regulated by various agencies of the states, localities and foreign countries to which our products may be distributed and in which our products may be sold.

      The composition and labeling of dietary supplements, which comprise a significant majority of our products, is most actively regulated by the FDA under the provisions of the Federal Food, Drug, and Cosmetic Act, or FFDC Act. The FFDC Act, the Nutrition Labeling and Education Act of 1990, or NLEA, and the Dietary Supplement Health and Education Act of 1994, or DSHEA, may all impact our products. We may not be able to comply with these and similar laws, rules and regulations, and there can be no assurance that we will not in the future be subject to additional laws or regulations administered by various regulatory authorities. In addition, there can be no assurance that existing laws and regulations will not be repealed or be subject to more stringent or unfavorable interpretation by applicable regulatory authorities.

WE ARE DEPENDENT ON A THIRD-PARTY SUPPLIER FOR ONE OF OUR MEDICINAL PRODUCTS AND IF WE ARE REQUIRED TO FIND ALTERNATIVE MANUFACTURERS FOR OUR OTHER PRODUCTS, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

      As we develop more wellness centers, we intend to increase the marketing of our starch blocker product and our other medicinal products through the wellness centers. We are dependent upon one company to supply us with starch blocker material that we use for our weight loss product. In the event we are unable to procure starch blocker from this supplier, we may be unable to market our starch blocker product. Revenues from this product were $23,775 for fiscal 2005 and $0 during the first quarter of 2006. Although we believe that most of the key components required for the production of our other products are currently available in sufficient production quantities from multiple sources, they may not remain so readily available. It is possible that other components required in the future may necessitate custom fabrication in accordance with specifications developed or to be developed by us. Also, in the event that we, or our contract manufacturer, is unable to develop or acquire components in a timely fashion, we may encounter delays in fulfilling our product delivery requirements and in the event we are required to engage one or more new manufacturers, we may experience additional delays that could adversely affect our production yields, revenues and net income.

PRODUCT LIABILITY CLAIMS COULD HURT OUR BUSINESS.

      Our products consist of herbs, vitamins, minerals and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. We do not conduct or sponsor clinical studies of our products. As a marketer of dietary and nutritional supplements and other products that are ingested by consumers or applied to their bodies, we could be subjected to various product liability claims. We maintain general liability insurance with coverage of $1 million. We do not yet maintain product liability insurance on our own behalf; however, we are named as additional insured to the extent of $1 million under the product liability policies carried by our product manufacturers. It is possible that widespread product liability claims and the resulting adverse publicity could negatively affect our business; that our general liability insurance or our manufacturer's product liability insurance may fail to cover future product liability claims so we could be required to pay monetary damages which could harm our business; and that we may become required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future.

WE ARE DEPENDENT UPON THE CONTINUED SERVICES OF OUR CHIEF EXECUTIVE OFFICER AND OTHER SENIOR MANAGEMENT. IF WE WERE TO LOSE THE SERVICES OF ONE OR MORE OF THESE INDIVIDUALS OUR ABILTY TO IMPLEMENT OUR BUSINESS MODEL WOULD BE ADVSERLY AFFECTED.

      The operations and future success of our company is dependent upon the continued efforts and services of Mr. Herman Rappaport, our CEO, as well as other members of our management. While we are a party to an employment agreement with Mr. Rappaport, if for any reason he should be unable to continue to be primarily responsible for our day to day business operations, our ability to effectively implement our business model and establish and operate wellness centers would be materially adversely affected. We cannot assure you that we would be able to replace Mr. Rappaport's services on a timely fashion, if at all, in which event we would be unable to continue our operations as presently conducted nor would we be able to effectively implement our business model.

THE EXERCISE OF OUR OUTSTANDING WARRANTS WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

      As of August 4, 2006 we had outstanding or we were contractually obligated to issue common stock purchase warrants to purchase a total of 10,548,075 shares of our common stock at prices ranging between $0.25 to $1.00 per share. We have included the shares of our common stock underlying these warrants in the registration statement of which this prospectus is a part. The exercise of these warrants may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

CERTAIN OF OUR OUTSTANDING WARRANTS CONTAIN CASHLESS EXERCISE PROVISIONS WHICH MEANS WE WILL NOT RECEIVE ANY CASH PROCEEDS UPON THEIR EXERCISE.

      In December 2005, we issued five year common stock purchase warrants to purchase an aggregate of 250,000 shares of our common stock with an exercise price of $0.40 per share in connection with the sale of a 10% senior secured convertible promissory note. The exercise price of these warrants was subsequently reduced to $0.25 per share according to their terms following our unit offering between December 2005 and January 2006. These warrants are exercisable on a cashless basis which means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. The utilization of this cashless exercise feature will deprive us of additional capital that might otherwise be obtained if the warrants did not contain a cashless feature.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

      Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and Nasdaq are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. Although we have adopted a Code of Business Conduct and Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange or Nasdaq, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently only have one independent director. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

      Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Nevada law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

      In addition, our articles of incorporation authorize the issuance of up to 25,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common stockholders.

THE ADJUSTMENT PROVISIONS IN AGREEMENTS ENTERED INTO FOR THE SALE OF OUR SECURITIES COULD REQUIRE US TO ISSUE ADDITIONAL SHARES IN THE EVENT WE SELL STOCK AT LESS THAN $0.25 PER SHARE.

      In connection with the sale of 10% senior secured convertible promissory notes in June 2005 we issued five year common stock purchase warrants to purchase an aggregate of 250,000 shares of our common stock which initially had an exercise price of $0.40 per share. These warrants contain a provision which requires an adjustment to the exercise price in the event we issue shares of our common stock or securities convertible into common stock at a price less than the prevailing exercise price. As a result of the subsequent unit offering of our securities, the exercise price of these warrants has been reduced to $0.25 per share. Additionally, under the terms of our unit offering of securities in December 2005 and January 2006 in which we issued an aggregate of 9,442,000 shares of our common stock and five year common stock purchase warrants for an additional 9,442,000 shares of common stock with an exercise price of $1.00 per share, we agreed that for one year following the date of issuance we will issue additional shares of our common stock to purchasers of the units to protect them against dilution in the event that we issue shares of our common stock during such one-year period at less than $.25 per share. In addition, for a one year period following the date of issuance and continuing until the warrants expire, the exercise price is subject to "weighted-average" anti-dilution protection for subsequent issuances of common stock or securities convertible into common stock at less than the then current warrant exercise price, excluding certain issuances unrelated to capital raising transactions. These terms could require us to issue a significant, but presently undeterminable, number of additional shares of our common stock if we issue additional securities below an effective price of $0.25 per share. Any additional issuances will be dilutive to our shareholders.

UNDER THE TERMS OF OUR MOST RECENT UNIT OFFERING RELATING TO THE SHARES AND WARRANTS TO BE REGISTERED UNDER THIS REGISTRATION STATEMENT, WE ARE LATE IN FILING THE REGISTRATION STATEMENT WITH THE S.E.C., AND WE ARE THEREFORE SUBJECT TO LIQUIDATED DAMAGES AND WILL CONTINUE TO BE SUBJECT TO LIQUIDATED DAMAGES UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      We agreed to file a registration statement with the SEC on or before March 20, 2006 covering the shares of common stock, including the shares underlying the warrants, issued in the December 2005 - January 2006 offering so as to permit the resale thereof. This prospectus is part of that registration statement. We have agreed to use our best efforts to ensure that the registration statement is declared effective by the SEC by June 3, 2006. If we fail to meet these deadlines, or if once the registration statement is declared effective it does not remain so for 30 consecutive days, then the number of shares of our common stock included in the units sold to the investors in this offering and the number of shares of our common stock issuable upon the exercise of the warrants included in the units will be automatically increased by 2% for each 30 day period in which these time frames are not met. We agreed to keep the registration statement effective until the later of the third anniversary of the first date on which no warrants remain unexercised or unexpired, or the date on which all shares of our common stock included in the units can be sold without restrictions under Rule 144 of the Securities Act. As of August 4, 2006, we are required to issue an additional 856,075 shares of common stock, together with warrants to purchase an additional 856,075 shares, as liquidated damages pursuant to the provisions of the subscription agreements with our investors, and we will be required to issue additional shares as liquidated damages until such time that this registration statement becomes effective.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

      It is possible that the selling security holders will offer all of the shares for sale. Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN OUR STOCK IS LIMITED. BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK," WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

      The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment. In addition, the trading price of our common stock is currently below $5.00 per share and we do not anticipate that it will be above $5.00 per share in the foreseeable future. Because the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934 (the "Securities Exchange Act"). Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

ASSUMING AN ESTABLISHED MARKET FOR OUR SECURITIES DEVELOPS, IT MAY BE PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A LIMITED OPERATING HISTORY AND LACK OF REVENUES AND PROFITS, WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. WE MAY HAVE ONLY A SMALL AND THINLY TRADED PUBLIC FLOAT.

      The market for our common stock is highly sporadic. Assuming an established market for our securities develops, that market may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price may be attributable to a number of factors.

First, we may have relatively few common shares outstanding in the "public float" as compared to our overall capitalization. In addition, there is currently only a limited market for our securities, and if an established market develops, the common stock may be sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our securities are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

      The following factors may add to the volatility in the price of our securities:

         - actual or anticipated variations in our quarterly or annual operating results;

         - acceptance of our products; announcements of changes in our operations, distribution or development programs;

         -  our capital commitments; and

         -  additions or departures of our key personnel.

      Many of these factors are beyond our control and may decrease the market price of our securities, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our securities will be at any time, including as to whether our securities will sustain the price you may purchase our securities, or as to what effect that the sale of shares or the availability of securities for sale at any time will have on the prevailing market price.

      Further, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

SHARES AVAILABLE FOR FUTURE ISSUANCE COULD CAUSE THE MARKET PRICE OF OUR SHARES TO FALL.

      As of August 4, 2006 we had common stock purchase warrants to purchase a total of 10,548,075 shares of our common stock outstanding or issuable at prices ranging between $0.25 to $1.00 per share. In addition, we have reserved 5,500,000 shares of our common stock for possible future issuance to members of our management in the event certain incentive milestones are reached and 3,650,000 shares of our common stock reserved for future issuance under our 2004 Equity Compensation Plan (including 1,000,000 option shares previously granted). We have included the shares of our common stock underlying these warrants in the registration statement of which this prospectus is a part. The exercise of these warrants and the possible future issuance of these additional shares may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our business plan, our ability to raise sufficient capital as needed, the market acceptance of our wellness centers, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Since April 7, 2005 our common stock is quoted on the OTCBB under the symbol SMEG. The reported high and low sales prices for the common stock as reported on the OTCBB are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

                                                  High     Low
Fiscal 2005

April 7, 2005 through June 30, 2005............  $ 1.10   $ 0.55
July 1, 2005 through September 30, 2005........  $ 0.95   $ 0.35
October 1, 2005 through December 31, 2005......  $ 0.51   $ 0.35

Fiscal 2006

January 1, 2006 through March 31, 2006.........  $ 0.35   $ 0.13
April 1, 2006 through June 30, 2006............  $ 0.30   $ 0.13

      The last reported sale price of our common stock as reported on the OTCBB occurred on July 20, 2006 at a price of $.13 per share. As of July 26, 2006, there were approximately 962 record owners of our common stock.

DIVIDEND POLICY

      We have never paid cash dividends on our common stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business. Under Nevada law, we are prohibited from paying dividends if the distribution would result in our company not being able to pay its debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, were we to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our 2004 Equity Compensation Plan and any other compensation plans not approved by our stockholders as of December 31, 2005.

                                                                                                    Number of securities
                                                                                                   remaining available for
                                        Number of securities to be    Weighted average exercise       future issuance under
                                          issued upon exercise of        price of outstanding      equity compensation plans
                                           outstanding options,         options, warrants and       (excluding securities
                                           warrants and rights                 rights                reflected in column
                                                   (a)                           (b)                          (a))
                                        --------------------------    -------------------------    -------------------------
Plans approved by stockholders

2004 Equity Compensation Plan(1).....               0                            --                          650,000

Plans not approved by stockholders...               0                           n/a                              n/a

(1) In February 2006 our board of directors and the holder of a majority of our outstanding common stock approved an increase of 3,000,000 shares which are available for issuance under our 2004 Equity Compensation Plan bringing the total available under the plan to 4,050,000 shares, of which 400,000 shares have been awarded and 1,000,000 shares are subject to an option grant made in February 2006.

                                 USE OF PROCEEDS

      We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following analysis of our results of operations and financial condition should be read in conjunction with the accompanying consolidated financial statements for the three months ended March 31, 2006 (unaudited)(restated) and 2005 (unaudited)(restated) and the years ended December 31, 2005 (restated) and 2004 (restated) including the notes thereto appearing elsewhere in this prospectus.

OVERVIEW

      StarMedGroup, Inc. is engaged in two businesses: (1) we are developing a network of StarMed Wellness Centers that offer preventative, traditional medical and alternative treatments directed towards achieving "total wellness," and (2) we market a line of proprietary over-the-counter vitamins, minerals and other supplements under the StarMed and SierraMed brand names.

      Historically our operations were devoted to formulating and marketing a line of over-the-counter, alternative medicinal products. All of our revenues for fiscal 2005 were from the sale of our products or royalties related to our products. Our natural medicinal products are intended to address the effects of conditions including arthritis, aging eyesight, obesity and irritable bowel syndrome. We also market a proprietary starch blocker designed for weight loss and maintenance and we have licensed various formulations of our proprietary starch blocker product to third parties. We currently market our medicinal products, directly to consumers, over the Internet.

      However, severe competition in the medicinal product market and the loss of a significant distribution outlet in 2005 resulted in a significant reduction in our product sales. Therefore, in 2005, our management made a strategic decision to redirect our efforts to the development and establishment of a network of StarMed Wellness Centers. StarMed Wellness Centers will focus on promoting general wellness by addressing the underlying causes of a variety of chronic diseases such as obesity and stress. Our long-term goal is to develop a network of StarMed Wellness Centers each of which will provide clients a full range of preventative, traditional medical and alternative treatments directed towards achieving "total wellness." Our StarMed Wellness Centers concept is founded on our belief that traditional Western medicines and treatments may be enhanced by complementing their use with preventative medicine techniques and the use of alternative medicinals to address the underlying causes of certain illnesses. We believe that addressing these underlying causes is necessary for good health maintenance and longevity. Our management and affiliated physicians have devoted significant time, and pooled their collective experience, to develop our StarMed Wellness Center concept.

      We envision that each StarMed Wellness Center will expand the traditional Western medical treatments, medicines and services provided by an existing medical clinic to include preventative and alternative healthcare services. We are developing two models for the operation of the wellness center. In one model, we will establish a wellness center on behalf of a medical clinic, which will operate as a participant in the StarMed Wellness Center network under the supervision of the clinic's existing medical director. Under this model, we will provide management services to the portion of the medical clinic's practice that is devoted to wellness in exchange for a management fee that would be based on the wellness center's gross revenues. The medical director is responsible for supervising and providing all the physician services, and we are responsible for providing various services, including marketing, employing the non-physician staff, billing and collection, and providing the space for the wellness center operations. Our wellness center in Encino, California is structured based on this model.

      In the second model, we will affiliate with a physician practice to establish a wellness center that is adjacent or in close proximity to a medical clinic. The physician practice may or may not have any existing relationship with the medical clinic and will supervise the physician services at the wellness center. We use this model with medical clinics that believe in the value of the services that are offered at the wellness center but do not want the responsibility for overseeing the medical services offered at the wellness center. Under this model, we will enter into an agreement with a physician practice to own the portion of the wellness center that requires physician supervision, and we will own the portion of the wellness center that does not require physician supervision. We would provide management services to the physician practice in exchange for a management fee that would be based on a percentage of the wellness center's gross revenues. The physician practice is responsible for supervising and providing the physician services, and we are responsible for marketing, employing the non-physician staff, billing and collection, leasing the wellness center space, and providing the services that do not require physician supervision. We would also enter into an agreement with the adjacent medical clinic to provide us with various services, including marketing services and a license to use their name as part of the wellness center's name (e.g., "StarMed Wellness Center at Hana Medical"), in exchange for a percentage of the wellness center's gross revenues. Our wellness center in Buena Park and the wellness center to be opened in Santa Ana, California, are based on this model. In both those centers, the professional corporation owned by Dr. Steven Rosenblatt, our Executive Vice President, is the physician practice that will be providing the medical services. Please see the Certain Relationships and Related Transactions section below for a description of our agreement with Dr. Rosenblatt's corporation.

      In February 2006, we began operations at our first wellness center in Encino, California. We opened our second wellness center in Buena Park, California in May 2006, and we plan to open our third wellness center in Santa Ana, California in July 2006. We are also in discussions with two other medical clinics to open two other wellness centers in the third quarter of 2006. Another wellness center is proposed for development in Kohala, Hawaii. Our ability to make these wellness centers successful will depend on several factors, including: identifying and entering into agreements with the right physicians who are committed to the wellness concept and the services that we offer at the wellness center; identifying and implementing the optimal strategy for marketing our services given our limited funds; and being able to raise additional capital to fund the opening, operations and marketing of additional centers.

      We intend to market our medicinal products to our wellness center customers. While we anticipate that our wellness centers will become a recurring market for our medicinal products in the future, we do not expect that our marketing of natural medicinal products will consume a significant portion of our future operating resources, or that medicinal product sales will account for a substantial portion of our future revenues.

CRITICAL ACCOUNTING POLICIES

      A summary of significant accounting policies is included in Note 2 to the audited consolidated financial statements included elsewhere in this prospectus. We believe that the application of these policies on a consistent basis enables our company to provide useful and reliable financial information about the company's operating results and financial condition.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

      RECENT ACCOUNTING PRONOUNCEMENTS

      On January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment. Prior to January 1, 2006, we accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock Based Compensation. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company adopted FAS 123R using the modified prospective transition method. Under this method, compensation cost recognized in the quarter ended March 31, 2006 includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. Since no stock options were granted to employees prior to December 31, 2005, the results for prior periods have not been restated.

      In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4" ("SFAS 151"), which is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material be recognized as current period charges. The Statement also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. The effect of this Statement on our financial position or results of operations has been determined to have no impact.

      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS 153"). The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions" is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS 153 amends Opinion 29 to eliminate the exception for nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The effect of this Statement on our financial position or results of operations has been determined to have no impact.

      In April 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations", which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, which is generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. Interpretation No. 47 is effective no later than the end of fiscal years beginning after December 15, 2005. The effect of this Statement on our financial position or results of operations has been determined to have no impact.

      In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS154). This Statement replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to financial statements of prior periods for changes in accounting principle. This Statement is effective January 1, 2006. The effect of this Statement on our financial position or results of operations has been determined to have no impact.

      RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2006 AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2005

                                   Three months     Three months      Increase/        Increase/
                                      ended            ended         (Decrease)       (Decrease)
                                  March 31, 2006   March 31, 2005   $ 2006 vs 2005   % 2006 vs 2005
                                  --------------   --------------  --------------    --------------
                                    (unaudited)     (unaudited)
Sales..........................   $        4,770   $       6,204   $       (1,434)          (23.11)
Revenue from royalties.........                0          11,445          (11,445)         (100.00)
                                  --------------   -------------   --------------    -------------
     Total net revenues........   $        4,770          17,649          (12,879)          (72.97)
     Professional fees.........          262,322          14,967          247,355          1652.67
     Compensation..............          709,094          58,113          650,981          1120.20
     Rent......................           23,869          14,898            8,971            60.22
     Accounting fees...........           47,556           4,519           43,037           952.36
     Office....................           27,901           3,356           24,545           731.38
     Insurance.................            6,220           5,085            1,135            22.32
     Advertising, marketing
      and Promotion............           16,249             565           15,684          2775.93
     Depreciation..............            2,324           2,324                0             0.00
     Travel....................            3,672             133            3,539          2660.90
          Total expenses.......        1,099,207         103,960          995,247           957.34

(Loss) from operations.........       (1,096,032)        (91,018)      (1,005,014)        (1104.19)

Total other income (expense)...           52,111            (930)          51,181             5503
Net (loss).....................   $   (1,043,921)  $    (196,948)  $     (846,973)          430.05
                                  ==============   =============   ==============    =============

NM = not meaningful

Total Net Revenues

      Total revenues for the three months ended March 31, 2006 were $4,770 as compared to $17,649 for the three months ended March 31, 2005, a decrease of $12,879, or approximately 74%.

      Revenues from the sale of products declined to $4,770 during the first quarter of 2006 compared to $6,204 during the same period in 2005. Several factors contributed to the decrease in sales of our products. First, we have diverted our limited resources from marketing efforts to the implementation of plans to open wellness centers. In redirecting our efforts to the opening of wellness centers, we made the decision not to expend a substantial amount of our funds into advertising, marketing and promotion of our products. In the future, as we grow our number of wellness centers, we intend to grow the market for our products through direct sales to our wellness center customers. We will also be seeking new distribution channels and partners for our products here in the U.S. and overseas and will continue to market and sell our products through the Internet.

      Revenues from royalty payments was $0 during the first quarter of 2006 compared to $11,445 for the same quarter of 2005. The decrease in revenues from royalties was the result of the loss of a distribution channel for our weight loss product. L. Perrigo Company, the principal distributor for our weight loss products in the U.S., orally notified us in 2005 that it will cease to distribute our weight loss products.

      We generated sales of $2,287 from services and $466 from products at our first wellness center in Encino, California, which began operations in February 2006. While our recent marketing efforts have resulted in increased customer interest and business, our biggest challenge has been the integration of our personnel with our physician partner's personnel. If this difficulty in integration cannot be worked out, we may need to relocate the facility to another location within the same community or partner with a different physician. If we can resolve our differences with our current physician partner, we anticipate that our revenues from our wellness operations will increase as our marketing and promotion efforts begin to generate more customers.

      We also expect revenues to increase as we open additional wellness centers. We opened our second wellness center in May 2006 and a third wellness center will be opened in July 2006. We are in discussions with two other medical facilities for the opening of two other wellness centers during the third quarter of 2006. We are dependent, however, on our ability to raise additional capital to fund the opening of additional centers. It is also critical that we identify and partner with physician partners who are committed to the wellness concept and the services that we offer at the wellness center. At this time, we cannot predict future revenue from or performance of our wellness centers.

Total Expenses

      We reported total expenses of $1,099,207 for the three months ended March 31, 2006 as compared to $103,960 for the three months ended March 31, 2005, an increase of $995,247, or approximately 957%. The increase was the result of the following:

      --    an increase of $650,981, or 1120%, in compensation expenses as a result of: (i) a one-time stock compensation expense of $400,500 in connection with the issuance of 2,225,000 shares of our common stock valued at $0.18 per share on March 16, 2006 to the placement agent and its designees in connection with our recent capital raising efforts completed during the first quarter of 2006 and consulting services; (ii) the charge of $220,000 to compensation expense for the stock option granted to Herman Rappaport during the first quarter of 2006, and (iii) the hiring of personnel to staff our first wellness center and to develop our wellness center network and the addition of staff in our corporate office;

      --    an increase of $247,355, or approximately 1652%, in professional fees, and an increase of $43,037, or 952%, in accounting fees, primarily in connection with our ongoing capital raising efforts;

      --    an increase of $33,516, or 184%, in rent and office expenses, primarily as a result of the lease of new space for our first wellness center and the purchase of supply and equipment for that center, as well the increase in monthly rent for our corporate office;

      --    an increase of $1,135, or 22%, in insurance expense which reflects an increase in health and general liability insurance premiums;

      --    an increase of $15,684, or approximately 2776%, in advertising, marketing and promotional expenses, primarily in connection with the opening of our first wellness center; and

      --    an increase of $3,539, or approximately 2660%, in travel expenses, primarily in connection with our ongoing capital raising efforts.

      We anticipate that our total general, selling and administrative expenses will continue to increase as we develop, open and maintain new wellness centers. We are not able to predict at this time the amount of increase in total general, selling and administrative expenses that will be attributable to the wellness centers, nor can we predict whether such increases will ultimately be offset by increased revenues from the wellness centers.

Total Other Income (Expense)

      We reported total other income of $52,111 for the three months ended March 31, 2006 compared to total other expense of $930 during the three months ended March 31, 2005, an increase of $51,181, or 5503%. The increase was the result of: (i) interest income of $7,866 in the first quarter of 2006 reflecting the cash balances resulting from the gross proceeds of $2,360,000 from a private equity financing conducted between December 2005 and February 2006 that resulted in the sale of an aggregate of 9,442,000 units of our common stock; and (ii) a gain of $44,245 from forgiveness of debt.

      We also reported interest expense of $0 for the three months ended March 31, 2006 as compared to interest expense of $930 for the three months ended March 31, 2005. Interest expense represents interest payable on our corporate credit cards which now are paid in full at due date.

FISCAL YEAR ENDED DECEMBER 31, 2005 AS COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2004

                                                                                  Increase/         Increase/
                                    Fiscal year ended     Fiscal Year Ended      (Decrease)        (Decrease)
                                    December 31, 2005     December 31, 2004    $ 2005 vs 2004    % 2005 vs 2004
                                    -----------------     -----------------    --------------    --------------
                                                             (restated)
Sales............................       $  23,775            $1,742,351         $ (1,718,576)        (98.6)%
Revenue from royalties...........          24,486               104,776              (80,290)        (76.6)%
                                        ---------            ----------         ------------        ------
     Total net revenues..........       $  18,768            $  441,266         $   (422,498)        (95.7)%

     Professional fees...........         185,563                39,131              146,432           374%
     Compensation................         278,857               240,555               38,302          15.9%
     Rent........................          68,211                59,417                8,794          14.8%
     Accounting fees.............          41,724                36,195                5,529          15.3%
     Office......................          37,762                57,120              (19,358)        (33.9)%
     Insurance...................          23,776                18,028                5,748          31.9%
     Advertising, marketing and
        Promotion................          11,136                46,212              (35,076)        (75.9)%
     Depreciation................           9,296                 9,297                   (1)           NM
     Travel......................           3,696                   988                2,708           274%
     Donations...................               0                27,915              (27,915)         (100)%
          Total expenses.........         660,021               534,858              125,163          23.4%

(Loss) from operations...........        (641,253)              (93,592)             547,661           591%
                                        ---------            ----------         ------------        ------
Total other income (expense).....         (58,807)               15,337               73,907           382%
Net (loss).......................       $(805,910)           $  (79,155)        $    726,755           918%
                                        =========            ==========         ============        ======


NM = not meaningful

Total Net Revenues

      We generated revenues in fiscal 2005 and fiscal 2004 from both the sales of natural, over-the-counter, alternative medicinal products and royalties from formulas for herbal health products. During fiscal 2005 sales of medicinal products declined approximately 98.6% to $23,775 from $1,742,351 in fiscal 2004. The substantial portion of revenues for the year ended December 31, 2004 resulted from product sales of our proprietary starch blocker product to NHTC, Inc., and revenues from sales of other products were not meaningful. This substantial decline in sales of medicinal products is primarily the result of decreased demand for our products from our principal customer during fiscal 2005. This customer has advised us that it has changed its internal strategy and it is unknown when, if ever, that it will resume purchasing product from our company at historical levels. The decrease in sales of our medicinal products in fiscal 2005 as compared to fiscal 2004 is also the result of the diversion of our limited resources from marketing efforts to the finalization of plans to open our initial wellness center.

      Our cost of sales of our medicinal products was approximately 124% of sales for fiscal 2005 as compared to approximately 81% for fiscal 2004. This increase in cost of sales as a percentage of sales is attributable to a decrease in sales of our proprietary starch blocker product to NHTC which carried higher margins.

      Revenue from royalties declined $80,290, or approximately 76.6%, for fiscal 2005 as compared to fiscal 2004. This decline in revenue from royalties is attributable to a decline in net sales of the products which are licensed to the third party.

      As described elsewhere herein, we do not presently anticipate that in fiscal 2006 our sales of alternative medicinal products or revenues from royalties for formulas of herbal health products will ever reach the levels reported in prior periods. As we have yet to generate any revenues from our wellness centers, we are unable to predict the amount of such revenues, if any, during fiscal 2006.

Total Expenses

      Total expenses for fiscal 2005 increased $125,163, or approximately 23.4% from fiscal 2004. The primary component of the increase for fiscal 2005 is an increase of $146,432, or approximately 374%, in professional fees from fiscal 2004. This increase reflects legal fees related to our capital raising efforts during the year as well as consulting fees related to the development of our wellness center business model. The increases in total expenses for fiscal 2005 also included an increase of $38,302, or approximately 15.9%, in compensation expense as well as increases in rent, accounting fees and travel expenses. These increases were partially offset by a decrease of $19,358, or approximately 33.4% in office expense and a decrease of $35,076, or approximately 75.9%, in advertising, marketing and promotional expenses. The decrease in office expense reflects our efforts to eliminate non-essential costs during the transition of our business model and the decrease in advertising, marketing and promotional expenses reflects a focus away from product sales.

      We anticipate that our operating expenses will increase significantly during fiscal 2006 with the February 2006 opening of our Encino Medical Wellness Center, the May 2006 opening of our StarMed Wellness Center in Buena Park, California, the July 2006 opening of our StarMed Wellness Center in Buena Park, California, and the opening of additional centers during fiscal 2006. We anticipate that these increased operating expenses will be offset by revenues from these centers; however, if a particular wellness center does not generate sufficient revenue to pay its operating expenses we will be obligated to fund any deficiency from our working capital. Such an event could significantly increase operating expenses without corresponding revenue and adversely affect our results of operations in future periods.

Total Other Income (Expense)

      We had total other income of $15,337 in fiscal 2004, and total other expense of $58,807 in 2005, a change of $73,907, or 382%. Included in the total other loss for 2005 are:

      -     other income of $1,222 which represented interest income, and

      - a gain of $28,805 on decrease in fair value of stock price guarantee obligation which was related to the settlement of a dispute and the cancellation of a $467,255 note payable.

      In fiscal 2004, we recognized a gain on forgiveness of debt of $20,722. The increase in total other expenses for fiscal 2005 also included an increase of $83,449, or approximately 155%, in interest expense. Interest expense in fiscal 2005 included $85,543 of interest related to the 10% senior secured convertible promissory note with the balance attributable to credit card interest, while interest expense in fiscal 2004 included credit card interest. The 10% senior secured convertible note was satisfied in November 2005. We anticipate that interest expense for fiscal 2006 will lower than fiscal 2005.

LIQUIDITY AND CAPITAL RESOURCES

      Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At March 31, 2006, we had cash on hand of $872,929 as compared to cash on hand of $72,708 at March 31, 2005 and as compared to the December 31, 2005 cash balance of $1,019,259. At March 31, 2006 our working capital was $1,236,184 as compared to working capital of $1,227,347 at December 31, 2005. The increase in working capital is primarily attributable to an increase in cash which was provided by capital raising activities in December 2005 and the first quarter of 2006 which are described below.

      Net cash used in operating activities for fiscal 2005 was $574,592 as compared to $156,091 for fiscal 2004, an increase of $ 418,501. The increase is primarily the result of our increased loss, and increases in depreciation and amortization, a one-time gain related to a stock price guarantee, stock issued for compensation and accounts payable, which were offset by decreases in accounts receivable, inventory, deferred tax assets, accrued expenses and income tax payable. Net cash used in operating activities for the quarterly period ended March 31, 2006 was $317,830 as compared to $62,287 for the same period in 2005, an increase of $255,543. The increase is primarily the result of our increased loss and a one-time settlement of $215,000 paid to Citadel Management Group, Inc.

      Net cash provided by financing activities for fiscal 2005 was $1,521,143 as compared to net cash used in financing activities of $18,489 for fiscal 2004. The change for fiscal 2005 reflects proceeds received from our capital raising transactions, net of repayment of a $500,000 principal amount secured note and payments related to a capital lease. Net cash provided by financing activities for the first quarter of 2006 was $171,500 as compared to net cash used in financing activities of $3,776 for the first quarter of 2005. The change for the first quarter of 2006 reflects proceeds received from our capital raising transactions. In the first quarter of 2006, we raised $435,000 in proceeds from the sale of our securities.

      Our operating expenses at our Encino wellness center were $39,744 during the quarterly period ending March 31, 2006, including $9,989 for compensation expenses, $7,528 for rent and parking, $12,510 for office expenses, and $9,717 for advertising and promotion. We anticipate incurring substantially similar operating expenses at the Encino wellness center for future quarters. With the opening of two additional wellness centers in Orange County, California, we expect that our expenses for each of those centers, including compensation, rent, office, and advertising and promotion expenses, will be substantially the same as the expenses in Encino. In addition, under our agreement with Dr. Steven Rosenblatt's professional corporation regarding the two centers in Orange County, we will be providing a revolving credit line to the professional corporation to allow it to fund its operating expenses during the start-up phase for those centers. Interest on the revolving credit line will be based on the applicable federal rate. (A description of the management services agreement with Dr. Rosenblatt's professional corporation is contained elsewhere in this prospectus.) The professional corporation's operating expenses will primarily consist of compensation to physicians engaged or employed by it to perform the medical services at each of the wellness centers. As we continue to grow, we may also need to hire additional employees for our corporate office.

      Based on our current plan of operations, our working capital is sufficient to satisfy our current obligations and fund our ongoing expenses for another seven to twelve months, depending on various factors, including the ability of our wellness centers to generate sufficient revenues to sustain operations. As we continue to develop additional wellness centers and as our operations grow, it is likely that we will need to raise additional working capital. Other than cash on hand and available borrowings under our corporate credit cards that could provide us up to $21,000 on an unsecured basis, of which approximately $9,682 was outstanding at March 31, 2006, we do not have any other external sources of working capital.

      Implementation of our business plan, including the development of a network of wellness centers, funding ongoing operations and satisfying debt obligations as they become due, will require substantial additional capital. Until such time, if any, as our wellness center operations generate sufficient revenues to sustain operations, we will likely continue to fund operations through the sale of equity or debt securities, or a combination of both. If we are unable to secure additional working capital, as needed, our ability to open wellness centers, grow revenues, meet operating and financing obligations as they become due, and continue business and operations, could be in jeopardy.

      RECENT CAPITAL RAISING TRANSACTIONS

      10% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

      On June 28, 2005, we sold a 10% senior secured convertible promissory note in the aggregate principal amount of $500,000 and a common stock purchase warrant to purchase 250,000 shares of our common stock for an aggregate purchase price of $490,000. The purchaser was an accredited investor and the transaction was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance on an exemption provided under Section 4(2) of the act. The warrant entitles the holder to purchase up to 250,000 shares of our common stock until June 28, 2010 at an exercise price of $.25 per share, subject to adjustment. The terms of this transaction are described elsewhere in this prospectus under "Selling Security Holders - Background of the Transaction." In November 2005 this note was satisfied in full utilizing a portion of the proceeds from the unit offering described below.

      UNIT OFFERING

      Between December 2005 and January 2006, we sold an aggregate of 9,442,000 units of our securities to 99 accredited investors in an offering exempt from registration under the Securities Act in reliance on exemptions provided by
Section 4(2) and Rule 506 of Regulation D of the Securities Act. Each unit was sold for a purchase price of $.25, and consisted of one share of our common stock and one redeemable five year common stock purchase warrant, exercisable at $1.00 per share, which resulted in the issuance by us of an aggregate of 9,442,000 shares of common stock and common stock purchase warrants to purchase an additional 9,442,000 shares of our common stock. We received gross proceeds of $2,360,500. The terms of this transaction are described elsewhere in this prospectus under "Selling Security Holders - Background of the Transaction."

                                  OUR BUSINESS

OVERVIEW

      We are engaged in two businesses:

      - we are developing a network of StarMed Wellness Centers that offer preventative, traditional medical and alternative treatments directed towards achieving "total wellness," and

      - we market a line of proprietary over-the-counter vitamins, minerals and other supplements under the StarMed and SierraMed brand names.

      Historically our operations were devoted to formulating and marketing a line of over-the-counter, alternative medicinal products. All of our revenues for fiscal 2005 were from the sale of our products or royalties related to our products. Our natural medicinal products are intended to address the effects of conditions including arthritis, aging eyesight, obesity and irritable bowel syndrome. We also market a proprietary starch blocker designed for weight loss and maintenance and we have licensed various formulations of our proprietary starch blocker product to third parties. We currently market our medicinal products, directly to consumers, over the Internet.

      However, severe competition in the medicinal product market and the loss of a significant distribution outlet whose revenues accounted for a substantial portion of our 2004 revenues have resulted in a significant reduction in our product sales. Therefore, during fiscal 2005 our management made a strategic decision and redirected our efforts to the development and establishment of a network of StarMed Wellness Centers.

      StarMed Wellness Centers will focus on promoting general wellness by addressing the underlying causes of a variety of chronic diseases such as obesity and stress. Our long-term goal is to expand the number of clinics with which we contract to develop a network of StarMed Wellness Centers each of which will provide clients a full range of preventative, traditional medical and alternative treatments directed towards achieving "total wellness." Our StarMed Wellness Centers concept is founded on our belief that traditional Western medicines and treatments may be enhanced by complementing their use with preventative medicine techniques and the use of alternative medicinals to address the underlying causes of certain illnesses. We believe that addressing these underlying causes is necessary for good health maintenance and longevity. Our management and affiliated physicians have devoted significant time, and pooled their collective experience, to develop our StarMed Wellness Center concept.

      We intend to market our medical products to our wellness center customers. While we anticipate that our wellness centers will become a recurring market for our medicinal products in the future, we do not expect that our marketing of natural medicinal products will consume a significant portion of our future operating resources, or that medicinal product sales will account for a substantial portion of our future revenues.

OUR STARMED WELLNESS CENTER BUSINESS MODEL

      GENERAL

      Over the course of the last few years, our management has evaluated proactive and reactive traditional and alternative medical treatments and procedures, medical equipment and devices, and medicinal products that we believe would be most appropriate in a clinical setting offering both traditional and alternative practices. We believe that the StarMed Wellness Center business plan is the first business model that envisions expansion into a national chain of wellness centers to be staffed by medical doctors whose practices will be complemented by preventative medicine and total wellness services. We are convinced that the incidence and severity of certain medical conditions, such as diabetes and heart disease, could be reduced by addressing underlying circumstances that contribute to those conditions, such as stress and obesity. These conditions are recognized by the StarMed Wellness program as among those in need of preventative care, whereas most traditional medical practices do not devote the time or have the understanding to address these and other underlying causes of poor health.

      We have assembled a Board of Directors that includes physicians who share our vision of integrating preventative and Western medicines through the treatment of existing illnesses with Western medicines, and the promotion of overall health and wellness through the incorporation of alternative medical products and techniques in the treatment of chronic illnesses. Each of these affiliated physicians is trained in Western medicine and is or was on the medical or teaching staffs of Cedars-Sinai Medical Center, UCLA Medical School or other similarly-statured institution. These members of our Board of Directors, some of whom are also officers of our company, include:

      - Dr. Steven Rosenblatt. Dr. Rosenblatt, a practicing physician, who is also our Executive Vice President and serves as President of our Sierra Medicinals, Inc. subsidiary. Dr. Rosenblatt's initial efforts on our behalf were directed to the research and formulation of medicinal supplements for the growing aging population. Dr. Rosenblatt is responsible for developing and internally proving the efficacy of the StarMed Wellness Center concept. Recognizing the increasing danger to American health of obesity, Dr. Rosenblatt co-authored the Harper Collins book, The Starch Blocker Diet, for weight loss, with well-known science writer Cameron Stauth, presently in its sixth printing, with a paperback edition printed in February 2005. Since the book's publication, he has appeared nationwide, as well as internationally in Europe, China and Australia, on over 400 radio, TV talk show and print media interviews as well as product conventions, as a medical authority on weight loss and wellness.

     - Dr. Hector Rodriquez. Dr. Rodriguez, who is also a Vice President of our company, is a Clinical Professor of Medicine at UCLA and practicing medical specialist. Dr. Rodriquez has appeared on Spanish television answering call-in health questions. The Starch Blocker Diet has been translated into Spanish under the guidance of Dr. Rodriquez, who presides over our Hispanic market operations.

      - Dr. August Reader. Dr. Reader, who also serves as a per diem consultant to us, is a neuro-ophthalmologist and, as our former medical director, originated our product for aging eyesight. He is a well-known medical authority and lecturer in the United States, Japan and elsewhere on integrated medicine.

      - Dr. Avner Manzoor-Mandel. Dr. Manzoor-Mandel, who is also a Vice President of our company, holds medical degrees from Pahlavi University and the University of Maryland. He is a member of the American College of Cosmetic Surgery and the College of Obstetrics and Gynecology. For the past 20 years he has been in private practice in Los Angeles.

      - Dr. Joel Feinstein, F.A.C.S. Dr. Feinstein, who is also a Vice President of our company, holds degrees from Penn State University, M.S. in Physiology, and M.D. from Downstate Medical Center, Brooklyn, N.Y. Dr. Feinstein is gastroenterologist consultant to Cedars-Sinai Medical Center and a consultant on Colon Cancer as well as Associate Clinical Professor of Medicine at UCLA, and a member of the Education Committee, American Cancer Society, Los Angeles. Dr. Feinstein has appeared as a medical authority on numerous conferences including that of moderator at the World Congress of Gastroenterology. Dr. Feinstein is a practicing physician and specialist in gastroenterology.

      - Dr. Seymour Levine. Dr. Levine is an advisor to us on rheumatology. Dr. Levine is in private practice of rheumatology and is the Clinical Chief of Rheumatology at Cedars-Sinai Medical Center. Dr. Levine graduated from and completed his residency at the Johns Hopkins University. Dr. Levine is a member of the President's Task Force on Health Care Reform, founding member and past president of Managed Care Providers at Cedars-Sinai Care in Los Angeles. His professional affiliations include Diplomate American Board of Internal Medicines, American Board of Rheumatology and American Medical Association.

      We believe that their unique experience and ties to these institutions will enable them to guide us in understanding new directions in conventional and alternative methods and how we can incorporate those methods into our products and services.

      OPERATIONS AND SERVICES

      In order to avoid the brick and mortar costs of building StarMed Wellness Centers, we have determined to form strategic alliances through contractual arrangements with existing medical clinics to provide preventative and alternative treatments and techniques that would complement the medical services offered at the medical clinic. The services to be provided at each StarMed Wellness Center will be negotiated with the medical clinic prior to entering into an agreement for our services, will vary depending upon the particular needs of each prospective wellness center, and will draw upon factors including community needs.

      The medical operations of each wellness center will be supervised by one or more licensed physicians and other qualified personnel, and, typically, will be open to the public 10 hours per day, six days per week. Each StarMed Wellness Center will offer some or all of the following services:

      -  Dietician review and consultation;

      -  Weight loss and diabetes management services;

      -  Physical exercise consultation;

      -  Physical therapy;

      -  Anti-aging treatments;

      -  Acupuncture treatments;

      - Doctor prescribed and personalized vitamin, mineral and herbal regimens;

      -  Skin rejuvenation and cosmetology services;

      -  Female hormone therapy;

      -  Pain management;

      -  Food allergy diagnosis and treatment; and

      -  Genome testing.

      RELATIONSHIP WITH MEDICAL CLINICS

      Depending upon applicable state and local regulatory requirements and limitations, we anticipate that our services will be provided under a variety of relationships with medical clinics. We are developing two models for the operation of the wellness centers. In one model, we will establish a wellness center on behalf of a medical clinic, which will operate as a participant in the StarMed Wellness Center network under the supervision of the clinic's existing medical director. Under this model, we will provide management services to the portion of the medical clinic's practice that is devoted to wellness in exchange for a management fee that would be based on the wellness center's gross revenues. The medical director is responsible for supervising and providing all the physician services, and we are responsible for providing various services, including marketing, employing the non-physician staff, billing and collection, and providing the space for the wellness center operations.

      In the second model, we will affiliate with a physician practice to establish a wellness center that is adjacent or in close proximity to a medical clinic. The physician practice may or may not have any existing relationship with the medical clinic and will supervise the physician services at the wellness center. We use this model with medical clinics that believe in the value of the services that are offered at the wellness center but do not want the responsibility for overseeing the medical services offered at the wellness center. Under this model, we will enter into an agreement with a physician practice to own the portion of the wellness center that requires physician supervision, and we will own the portion of the wellness center that does not require physician supervision. We would provide management services to the physician practice in exchange for a management fee that would be based on a percentage of the wellness center's gross revenues. The physician practice is responsible for supervising and providing the physician services, and we are responsible for marketing, employing the non-physician staff, billing and collection, leasing the wellness center space, and providing the services that do not require physician supervision. We would also enter into an agreement with the adjacent medical clinic to provide us with various services, including helping us to develop and implement our marketing strategy, giving us a license to use their name as part of the wellness center's name (e.g., "StarMed Wellness Center at Hana Medical"), and billing and collections, in exchange for a percentage of the gross revenues from that center.

      Depending upon the particular structure of the relationship with the medical clinic, we expect to generate revenues through a variety of means, including management fees, fees for non-physician services such as aesthetician services, consulting fees, and the sale of our products.

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

      Our wellness center in Encino, California is structured based on the first model. Our agreement with the Encino Surgical Medical Center requires us to pay the salaries for the non-physician staff, marketing and promotion expenses, the lease for the wellness center facility, and office expenses relating to the wellness center operations. The medical director for the wellness center is entitled to receive one third of the revenues collected from medical services provided by the medical director, plus an additional 20% of the gross receipts from the products sold and other medical services provided at the wellness center.

      Our wellness centers in Buena Park and Santa Ana, California, are based on the second model. In both those centers, the professional corporation owned by Dr. Steven Rosenblatt, our Executive Vice President, is the physician practice that will be providing the medical services. (Please see the Certain Relationships and Related Transactions section below for a description of our agreement with Dr. Rosenblatt's corporation.) Under both of these arrangements, we are required to pay the salaries for the non-physician staff, marketing and promotion expenses, the lease for the wellness center facility, and office expenses relating to the wellness center operations. Dr. Rosenblatt's professional corporation would be responsible for his own expenses, including the expense of engaging or employing physicians. The professional corporation is entitled to receive a percentage of the revenues collected from medical services provided by Dr. Rosenblatt or any physician engaged or employed by him, and we are entitled to receive the remainder of the revenues, as well as all of the revenues from the portion of the wellness center that does not require physician supervision. Initially, the portion of the revenues that Dr. Rosenblatt's professional corporation will be entitled to receive from the medical services shall be 5%, but this percentage shall be re-evaluated on a quarterly basis to ensure that both we and the professional corporation are covering our respective direct expenses. In addition, as consideration for their providing marketing services and the license to use the medical clinic's name, we will pay the medical clinics a percentage of the gross revenues from all the services and products provided at the respective wellness center.

      MARKET

      The primary market for our StarMed Wellness Centers is today's aging baby boomers and others seeking to look and feel better, as well as slow their aging process. We believe that wellness has universal appeal. Everyone wants to live longer, and in good health. People today are better educated and are demanding more effective medicine that is affordable and safe, without dangerous side effects. StarMed Wellness Centers will be designed to appeal to clients at all income levels. If and to the extent that the enhanced services to be offered at our wellness centers become reimbursable under third party insurance reimbursement guidelines, we expect that the number of persons who will be attracted to StarMed Wellness Centers will also increase.

      While our initial focus is in the California and Hawaiian markets, we believe that the StarMed Wellness Center concept is amenable to national expansion, with services priced to be affordable to all income levels. We believe the business model is flexible to permit expansion to serve the needs of more affluent clients or changed to serve regional needs. Informal discussions indicate that hotels may be interested in offering StarMed's wellness services to their guests. Management also believes that international expansion of wellness centers will present attractive opportunities. Although individual destination-oriented spas are becoming widespread, we are aware of no similar doctor-managed facilities, focused on preventative medicine and total health.

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

      OUR MEDICINAL PRODUCTS

      The diversion of our limited financial and management resources away from product sales and marketing activities, and towards the development of our wellness center business model, coupled with severe competition in the marketplace for medicinal products, contributed to a significant decrease in revenues from product sales during the first half of 2005. While we anticipate that our wellness centers will become a recurring market for our medicinal products in the future, we do not expect that our marketing of natural medicinal products will consume a significant portion of our future operating resources, or that medicinal product sales will account for a substantial portion of our future revenues.

      PRODUCTS

      We engage in the development, formulation and marketing of natural, over-the-counter, alternative medicinal products, and other aspects of the natural alternative medicinal market. Our line of over-the-counter medicinal products is currently marketed by us over the Internet. Our natural medicinal products are intended to address the effects of conditions including arthritis, aging eyesight, obesity and irritable bowel syndrome. Our product line includes:

      - Sierra Sight D and Sierra Sight W, blends of natural medicinals formulated to help combat the effects of aging eyesight;

      - SierraMed JT Penetrating Cream, a topical cream that penetrates the skin and reaches deep into joints to relieve symptoms associated with arthritis;

      - Sierra Colon IB, a blend of 20 Chinese herbs and minerals designed to help reduce symptoms related to irritable bowel syndrome; and

      - Sierra Slim, a proprietary weight loss supplement based upon a patented (owned by Pharmachem Laboratories) starch blocker known as Phase 2TM.

      MANUFACTURING

      Our medicinal products are formulated on our behalf by Herman Rappaport and Dr. Steven Rosenblatt, based upon research published in authoritative journals. Our products are manufactured to our formulated specifications by a third party manufacturer. Our current manufacturer, American Supplement Technologies of Tempe, Arizona, is a full service contract manufacturer of dietary supplements, and maintains product liability insurance on which we are named as an additional insured. American Supplement Technologies manufactures our medicinal products on a purchase order basis. We have no long-term commitments with any manufacturer, although we believe that there are numerous sources of production for our products. During the production process, private labels containing the "SierraMed" or "StarMed" brand names are affixed to our medicinal products by the manufacturer.

      Raw materials contained in our medicinal products include vitamins, minerals and herbal supplements. Raw materials are available from a variety of sources, on a purchase order basis, and we do not believe that we are dependent upon any one source for these materials. Our primary supplier of Phase2 starch blocker material is Pharmachem Labs in New Jersey.

      We maintain general liability insurance with coverage of $1,000,000. We do not yet maintain product liability insurance on our own behalf; however, we are named as an additional insured to the extent of $1,000,000 under the product liability policy carried by our product manufacturer. We intend to obtain product liability insurance at such time and with such coverage limits as we are required to

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

maintain, consistent with our financial condition. However, until that time, we are subject to product liability claims that, if successful, could result in a substantial judgment being rendered against us. The public perception surrounding a product liability claim, even if unsuccessful, could materially and adversely affect our reputation and sales.

      MARKETING

      We currently market our alternative medicinal products directly, over the Internet on our website at www.sierramed.com. For fiscal 2005 and fiscal 2004, sales made from our web site were $12,160 and $40,000, respectively. We offer customers who purchase products from our web site a 30-day money back guarantee, less shipping costs.

         We have an agreement with Natural Health Trends Corporation under which a subsidiary of Natural Health Trends, Lexxus International, Inc., was granted the exclusive right to market a version of our starch blocker product formulated specifically for Natural Health Trends in network or multilevel marketing to international sources. For the years ended December 31, 2005 and 2004, Lexxus International paid us $0 and $1,688,373, respectively, under the agreement. We do not expect our agreement with Lexxus International to materially contribute to our revenues in 2006.

      FUTURE PRODUCT SALES

      We intend to offer our products in conjunction with the operation of our StarMed Wellness Centers. We believe that, as our operations expand, StarMed Wellness Centers will become a "captive" market for our medicinal products. We also believe that there is a large market for our products in Latin-speaking markets, and we intend to pursue that market under the direction of Dr. Hector Rodriguez, our Vice President and a director. We will be seeking new distribution channels and partners for our products here in the U.S. and overseas and will continue to market and sell our products through the Internet.

RESEARCH AND DEVELOPMENT

      For the fiscal years ended December 31, 2005 and 2004, we expended $0 and $80,629, respectively, for company-sponsored research and development activities.

COMPETITION

      Our StarMed Wellness Centers will experience competition from individual and group medical practitioners and others schooled in alternative medicinal products and techniques, including Western medical doctors, herbalists, acupuncturists and others. Many of these individuals and groups have significantly greater operating histories and resources than we do. However, we believe that until such time as others are able to research and develop a similar business model, our wellness centers will be the only existing centers designed to focus on preventative medicine through the incorporation of physician-directed, traditional Western medical treatments and techniques and alternative medical practices.

      We believe that the market for natural, alternative medicinal products is increasing, but we expect to encounter intense competition from other manufacturers and marketers of vitamins, supplements, neutraceutical products and over-the-counter medicinal products. Many of our competitors have significantly greater financial resources and substantially longer operating histories than we do. We may never become a competitive factor in the market for medicinal products. Among our competitors in the medicinal product market are Thorne Research, Douglas Labs, Jarrow Formulas, Twinlab, KAL, Herbalife, Allergy Research Group and Weider Nutrition International, Inc.

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

      We believe that we will distinguish ourselves from our competitors in the medicinal products marketplace because:

      - Our products have been developed and are supported by the expertise of our affiliated physicians;

      - Our wellness centers will serve as a "captive" audience for our over-the-counter, alternative medicinal products; and

      - Our wellness center physicians will identify and prescribe a regimen of medicinal products tailored to the needs of the individual client.

INTELLECTUAL PROPERTY

      We own the registered trademark "Products that work from Doctors who care". We have a pending service mark application for the "StarMed Wellness Centers" name and logo.

      It is our experience that patents for medicinal supplements are of limited value because nominal changes in ingredients and/or in formulation will often invalidate the patent. Therefore, we have not patented or otherwise filed for protection of the formulae for our medicinal products. We rely upon confidentiality agreements and common law trade secret protections in order to prevent others from improperly using our proprietary information. However, our medicinal products consist of natural ingredients that are readily available, and there is no assurance that others will not independently develop their own products using similar formulations to those comprising our products, or that others will not develop more effective formulations to address the conditions that our products are meant to treat.

GOVERNMENT REGULATION

      REGULATIONS RELATED TO OUR PRODUCTS

      The manufacturing, processing, formulating, packaging, labeling and advertising of our products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, or CPSC, the United States Department of Agriculture, or USDA, and the Environmental Protection Agency, or EPA. Our activities are also regulated by various agencies of the states, localities and foreign countries to which our products may be distributed and in which our products may be sold.

      The composition and labeling of dietary supplements, which comprise a significant majority of our medicinal products, is most actively regulated by the FDA under the provisions of the Federal Food, Drug, and Cosmetic Act, or FFDC Act. The FFDC Act, the Nutrition Labeling and Education Act of 1990, or NLEA, and the Dietary Supplement Health and Education Act of 1994, or DSHEA, may all impact our products.

      To our knowledge, the manufacture and sale of our natural medicinal products do not require filings with or approvals, licenses or permits from any regulatory authority. However, product claims are regulated by the Federal Food and Drug Administration and we are required to state on our product labels that:
"These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease." We believe that all advertising and marketing of medicinal products in the United States is being performed in strict compliance with applicable U.S. government regulations. We are not marketing or manufacturing any of our products in any foreign country at present, and therefore, we are not required to comply with any foreign regulations.

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

      REGULATIONS RELATED TO THE STARMED WELLNESS CENTERS

      Our business model for the establishment of a network of branded StarMed Wellness Centers will be subject to substantial federal, state and local government health care laws and regulations. The terms of agreements we may enter into with medical centers joining the StarMed Wellness Center network will vary from center to center based upon that particular center's needs. We will strive to ensure that each agreement complies with all applicable state and federal laws; however, as a result of the complexity of the various rules and regulations we cannot assure you that we will be successful in every instance. In addition, laws and regulations are constantly changing and may impose additional requirements on these operations. These changes could have the effect of impeding our ability to do business with the medical centers which are participating in the StarMed Wellness Center network or reduce our ability to implement our business model.

      Corporate Practice of Medicine

      Our wellness centers are structured such that we will not have any ownership interest in or exercise control over any portion of the wellness center's operations that pursuant to state law requires physician supervision. California and certain other states in which we may do business have corporate practice of medicine laws which prohibit non-physicians from exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Under the terms of our agreements, we may provide management services to the StarMed Wellness Center in exchange for a management fee. In certain cases, Dr. Steven Rosenblatt, who is an Executive Vice President for our company, will own the physician-supervised portion of a wellness center through his professional corporation and we will manage the center on behalf of Dr. Rosenblatt in exchange for a management fee. The reason for structuring our wellness centers as described above is to address state laws prohibiting companies like ours from engaging in the corporate practice of medicine or exercising control over the medical judgments or decisions of the practices or the physicians. Nevertheless, state regulatory authorities or other parties could assert that our agreements violate these laws.

      Fee-Splitting

      Many states prohibit a physician from splitting with a referral source the fees generated from physician services. Other states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most states, it is not considered to be fee-splitting when the payment made to the physician is reasonable reimbursement for services rendered on the physician's behalf. We may enter into agreement with medical centers under which we will be reimbursed by physicians on whose behalf we may provide management services. The compensation provisions of the management services agreements we may enter into will be designed to comply with applicable state laws relating to fee-splitting. There can be no certainty, however, that if challenged, we will be found to be in compliance with each state's fee-splitting laws. A determination in any state that we are engaged in any unlawful fee-splitting arrangement could render any agreement between us and a medical center located in such state unenforceable or subject to modification in a manner adverse to our interests.

      Anti-Kickback Statute

      The anti-kickback provisions of the Social Security Act (the "Anti-Kickback Statute") prohibit anyone from knowingly and willfully soliciting or receiving any remuneration in return for referrals for items and services reimbursable under most federal health care programs or offering or paying any remuneration to induce a person to make referrals for items and services reimbursable under most federal

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

health care programs. The prohibited remuneration may be paid directly or indirectly, overtly or covertly, in cash or in kind.

      Violation of the Anti-Kickback Statute is a felony, and criminal conviction results in a fine of not more than $25,000, imprisonment for not more than five years, or both. Further, the Secretary of the Department of Health and Human Services has the authority to exclude violators from all federal health care programs and/or impose civil monetary penalties of $50,000 for each violation and assess damages of not more than three times the total amount of remuneration offered, paid, solicited or received.

      As the result of a congressional mandate, the Office of the Inspector General of the Department of Health & Human Services promulgated regulations specifying certain payment practices which the Office of Inspector General determined to be at minimal risk for abuse. The Office of Inspector General named these payment practices "safe harbors." If a payment arrangement fits within a safe harbor, it will be deemed not to violate the Anti-Kickback Statute. Merely because a payment arrangement does not comply with all of the elements of any safe harbor, however, does not mean that the parties to the payment arrangement are violating the Anti-Kickback Statute.

      We may receive fees under agreements with medical centers for management and administrative services. In certain situations, we may also pay a portion of our gross revenues to a medical center in exchange for services they may provide to us, including helping us to develop and implement our marketing strategy, allowing us to use their name and doctors to associate our wellness center to the medical clinic, and billing and collections. We will seek to enter into agreements with the medical centers which are structured in a manner that will not violate the Anti-Kickback Statute. Nevertheless, because the provisions of the Anti-Kickback Statute are broadly worded and have been broadly interpreted by Federal courts, we cannot guarantee that a regulator would not conclude that our arrangements with the medical clinics and physician groups constitute prohibited remuneration.

      Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of federal anti-kickback laws, we believe that these laws prohibit payments to referral sources where a purpose for payment is for the referral. However, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation. Therefore, no assurances can be given that our activities will be found to be in compliance.

      Stark Law

      Section 1877 of Title 18 of the Social Security Act, commonly referred to as the "Stark Law," prohibits a physician from making a referral to an entity for the furnishing of Medicare-covered "designated health services" if the physician or an immediate family member of the physician has a "financial relationship" with that entity. Sanctions for prohibited referrals include denial of Medicare payment, and civil money penalties of up to $15,000 for each service ordered. Designated health services furnished pursuant to a referral that is prohibited by the Stark Law are not covered by Medicare and payments improperly collected must be promptly refunded. At least some of the states in which we may do business also have prohibitions on physician self-referrals that are similar to the Stark Law. These laws and interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Although we will attempt to structure our agreements with the medical centers in a manner that avoids violating these laws, or in a manner that we believe does not trigger the law, state regulatory authorities or other parties could assert that our agreement with a medical center violates these laws, which could subject us to civil penalties and require us to terminate the particular agreement.

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

      HIPAA

      Numerous state, federal and international laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996 and related rules, or HIPAA. The scope of services we may perform for a particular medical center may include the collection, use, maintenance and transmission of patient information in ways that may or will be subject to many of these laws and regulations. HIPAA applies to covered entities, which include most healthcare providers and health plans. HIPAA also requires covered entities to bind contractors to compliance with certain burdensome HIPAA requirements. Other federal and state laws restricting the use and protecting the privacy of patient information may also apply to us, either directly or indirectly.

      The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform Security Standards, or Security Rule. The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. If we perform billing and collection services for the wellness center we may be engaging in one of more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information and requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA requirements that will be imposed on us.

      Federal and state consumer protection laws are being applied increasingly by the Federal Trade Commission and state attorneys general to regulate the collection, use and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of website content. Courts may also adopt the standards for fair information practices promulgated by the Federal Trade Commission, which concern consumer notice, choice, security and access.

      Numerous other federal and state laws protect the confidentiality of private information. These laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and potentially exposing us to additional expenses, adverse publicity and liability.

      New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we will be required to handle health care related data, and the cost of complying with these standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information we could be subject to criminal or civil sanctions.

      False and Other Improper Claims

      The federal government is authorized to impose criminal, civil and administrative penalties and/or exclusions on any health care provider and its officers, directors, and in certain limited circumstances, its owners, that file a false claim or a pattern of claims based on a code that the provider has reason to know will result in greater payments than appropriate, claims for items or services not

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

medically necessary, or for the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind), that is intended to induce the referral of federal health care program patients or the ordering of items or services reimbursable under those programs or the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. Civil monetary penalties can also be imposed if a person "arranges or contracts" with a person excluded from a federally funded health care program, if they knew or should have known such person was excluded from reimbursement from Medicare or Medicaid. Criminal penalties are also available in the case of claims filed with private insurers if the government can show that the claims constitute mail fraud, wire fraud, health care fraud, theft or embezzlement in connection with health care or false statements relating to health care matters. While the criminal statutes are generally reserved for instances evincing an obviously fraudulent intent, the criminal and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. The government has taken the position, for example, that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The government has also taken the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard. The government, in cases of suspected fraud, can freeze the assets of a health care provider and in the case of a federal health care offense can order the forfeiture of assets that constitute or are derived from proceeds traceable to the offense.

      We will conduct our business in a manner so that any billing activities we undertake on behalf of a StarMed Wellness Centers will be in material compliance with these laws, but there can be no assurance that our activities will not be challenged or scrutinized by government authorities.

EMPLOYEES

      As of May 31, 2006, we had seven full-time employees, including our executive officers, one part-time employee, and two consultants. None of our employees are covered by collective bargaining agreements, and we believe our relationships with our employees to be good.

OUR HISTORY

      We were incorporated in Nevada on August 13, 1981, under the name Port Star Industries, Inc. We were organized to succeed to the properties, rights and obligations of Port Star Industries, Inc., a publicly-held North Carolina corporation formed on November 3, 1961 under the name of Riverside Homes, Inc. ("Port Star North Carolina").

      At the time of our formation, Port Star North Carolina had no assets, liabilities or operations. In order to change the domicile of Port Star North Carolina to Nevada:

      - Port Star North Carolina caused our formation under the laws of Nevada, with an authorized capitalization that "mirrored" the authorized capitalization of Port Star North Carolina, and

      - issued to each stockholder of Port Star North Carolina a number of shares of our common stock equal to such stockholder's share ownership of Port Star North Carolina.

      Port Star North Carolina conducted no operations subsequent to the reincorporation, and was administratively dissolved in 1988. We remained inactive until March 20, 1984, and from 1984 to 1985, we engaged in real estate development. Real estate operations ceased in 1985.

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

      On January 10, 2000, we changed our name to StarMed Group, Inc. On July 27, 2001, we acquired Sierra Medicinals, Inc., an Arizona corporation incorporated in March 2000, in a share exchange whereby we issued a total of 469,792 shares of common stock for all of the issued and outstanding shares of Sierra Medicinals, Inc. Mr. Rappaport, either directly or through his family trust, was a majority stockholder of Sierra Medicinals, Inc. We now operate Sierra Medicinals, Inc. as our wholly owned subsidiary.

On September 10, 2003, we formed Vet Medicinals, Inc. as a wholly owned subsidiary under the laws of the State of Nevada. Vet Medicinals, Inc. is currently inactive.

PROPERTY

      Our corporate offices are presently located in leased office space at 2029 Century Park East, Suite 1112, Los Angeles, California 90067. Effective January 1, 2006, we entered into a three year lease for office space. The lease provides for annual rental of $68,211, payable monthly, to the unaffiliated landlord. We believe that such space is currently sufficient for our needs.

LEGAL PROCEEDINGS

      We are not a party to any pending legal proceedings and, to our knowledge, none of our officers, directors or principal stockholders are party to any legal proceeding in which they have an interest adverse to us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

          NAME                 AGE                    POSITIONS
------------------------       ---       --------------------------------------

Herman H. Rappaport             89       President, CEO, Acting Chief Financial
                                         Officer and director
Dr. Steven L. Rosenblatt        60       Executive Vice President and director
Dr. Hector Rodriguez            62       Vice President and director
Dr. Avner Manzoor-Mandel        59       Vice President and director
Dr. Joel Feinstein              60       Vice President and director
Dr. Seymour Levine              63       Director

      HERMAN H. RAPPAPORT, B.Ch.E. Mr. Rappaport has served as our President, CEO and member of our Board of Director since inception. Mr. Rappaport also serves as our Acting Chief Financial Officer. Mr. Rappaport received his degree from the University of the City of New York in 1939. During the last seven years Mr. Rappaport has studied medical systems and products in Russia, China as well as in the United States including two winters in St. Petersburg and Moscow as well as trips to Beijing and Shanghai to study natural medicine. Mr. Rappaport was, at one time, the largest national builder of McDonald drive-ins, coast-to-coast.

         Mr. Rappaport served as a member of two Advisory Boards on Foreign Trade for the United States Department of Commerce from 1983 to 1996 and prior to that time, served as a member for two terms on the Mass Transportation Commission of the United States Department of Transportation. Mr. Rappaport was the founder and President of the public, non-profit Press, Education, Government Foundation for improved communications between the media and government and hosted conferences at the Annenberg School of Communications, University of Southern California on alternative energy, air

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

rights and others. He also served on the Economic Development Board of the City of Los Angeles. Mr. Rappaport was with the Manhattan Project, at Columbia University, as a consultant to General Electric and director of the Mass Spectrometer Physics Laboratory at Oak Ridge, Tennessee.

      DR. STEVEN L. ROSENBLATT, M.D., Ph.D., L.Ac. Dr. Rosenblatt has served as our Executive Vice President and a member of our Board of Directors since February 2000. Dr. Rosenblatt holds a Ph.D, from the University of California at Los Angeles, and an M.D. from the School of Medicine, St. George University. He is a founder and past president of the California Acupuncture College, and founder and director of the UCLA Acupuncture Clinic of UCLA School of Medicine. Dr. Rosenblatt is a former director of the Complementary Medicine Program of Cedars-Sinai Medical Center and was, until 2004, a member of the National Accreditation Commission for Oriental Medicine under the U.S. Department of Education. Dr. Rosenblatt has conducted and been a participant in numerous medical conferences of the subject of herbal medicines and has been in private practice in Los Angeles for 10 years, and has been a leader in the field of acupuncture and oriental medicine for over 30 years.

      DR. HECTOR RODRIGUEZ, M.D., Ph.D. Dr. Rodriguez has served as a Vice President and member of our Board of Directors since February 2000. Dr. Rodriguez received an M.D. from the Universidad Nacional of Bogota, Colombia and a Ph.D. from University of California at San Francisco with post graduate work at Washington University School of Medicine, St. Louis, Missouri. His certifications include The American Board of Internal Medicine, Nephrology Subspecialty, and is licensed in Illinois, Missouri, and California where he has practiced medicine for the past 23 years.

      DR. AVNER MANZOOR-MANDEL, M.D. Dr. Manzoor-Mandel has served as a Vice President and member of our Board of Directors since February 2000. Dr. Manzoor-Mandel holds medical degrees from Pahlavi University and the University of Maryland. He is a member of the American College of Cosmetic Surgery and the College of Obstetrics and Gynecology. For the past 20 years he engaged in the private practice of medicine in Los Angeles.

      DR. JOEL FEINSTEIN, M.D., F.A.C.S. Dr. Feinstein has served as a Vice President and member of our Board of Directors since February 2000. For the past 20 years, Dr. Feinstein has been engaged in the private practice of medicine and is a specialist in gastroenterology. Dr. Feinstein holds degrees from Penn State University, M.S. in Physiology, and an M.D. from Downstate Medical Center, Brooklyn, New York Dr. Feinstein is Gastroenterologist Consultant to Cedars-Sinai Medical Center and a Consultant on Colon Cancer as well as Associate Clinical Professor of Medicine at UCLA. and a member of the Education Committee, American Cancer Society, Los Angeles. Dr. Feinstein has appeared as a medical authority on numerous conferences including that of moderator at the World Congress of Gastroenterology.

      DR. SEYMOUR LEVINE. Dr. Levine has been a member of our Board of Directors since June 2002 and is an advisor to us on rheumatology. Dr. Levine has engaged in the private practice of Rheumatology and currently serves as the Clinical Chief of Rheumatology at Cedars-Sinai Medical Center. Dr. Levine graduated from and completed his residency at the Johns Hopkins University. Dr. Levine is a member of the President's Task Force on Health Care Reform, and founding member and past president of Managed Care Providers at Cedars-Sinai Care in Los Angeles. His professional affiliations include Diplomate American Board of Internal Medicines, American Board of Rheumatology and American Medical Association.

COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

      Committees of the Board. The board of directors has not yet established an audit committee, nominating committee or compensation committee, and the functions of these committees are currently performed by the entire board of directors. We are not currently subject to any law, rule or regulation requiring that we establish or maintain committees of the board of directors. We may establish an audit, nominating and/or compensation committee in the future if the board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation.

      Board of Directors Independence. Our board of directors consists of six members. None of the members of our board of directors is "independent" within the meaning of rules and regulations of the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our board of directors include "independent" directors.

      Audit Committee; Audit Committee Financial Expert. We do not yet have an audit committee and no member of our board of directors is an "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B. In general, an "audit committee financial expert" is an individual member of the audit committee (board of directors) who:

      - understands generally accepted accounting principles and financial statements,

      - is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

      - has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

      -  understands internal controls over financial reporting, and

      -  understands audit committee functions.

      Code of Ethics. In December 2004 we adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote

      -  honest and ethical conduct,

      - full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

      -  compliance with applicable laws, rules and regulations,

      -  the prompt reporting of any violation of the code, and

      -  accountability for adherence to the code.

      A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to the Form 10-K for fiscal 2005 of which this prospectus is a part. We will provide a copy, without charge, to any person desiring a copy of the Code of Business Conduct and Ethics, by written request to us at 2029 Century Park East, Suite 1112, Los Angeles, California 90067.

DIRECTOR COMPENSATION

      Members of our Board of Directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings. In addition, from time-to-time, board members have been awarded shares of common stock in appreciation for their time devoted to our business.

EMPLOYMENT AGREEMENTS

      In June 2005 we entered into a three-year employment agreement with Herman Rappaport under which Mr. Rappaport serves as our President, Chief Executive Officer and Acting Chief Financial Officer. Under the terms of the agreement we pay Mr. Rappaport a base salary at the rate of $90,000 per annum. He is also entitled to receive stock in an amount to be determined by the Board of Directors prior to June 2007. Mr. Rappaport is entitled to two weeks annual vacation, reimbursement for business expenses and participation in executive employment benefit plans. The agreement also contains customary confidentiality and indemnification provisions. We may terminate the agreement upon his death or disability, or for "cause" which includes a material breach of any material provision of the agreement, any act by him in violation of our Code of Business Conduct and Ethics, fraud or conviction of a felony.

      In June 2005 we also entered into a two-year employment agreement with Dr. Steven Rosenblatt under which Dr. Rosenblatt serves as our Executive Vice President. Under the terms of the agreement we pay Dr. Rosenblatt a base salary at the rate of $90,000 per annum, as well as $1,000 per day for training of providers and staff when he is not acting as a medical provider. Since March 1, 2006, Dr. Rosenblatt's salary has been increased to $135,000 per year. Dr. Rosenblatt is also entitled to bonuses at our discretion. The agreement provides that we are entitled to receive 6% of all book advances earned by Dr. Rosenblatt. He is entitled to two weeks annual vacation, reimbursement for business expenses and participation in executive employment benefit plans. The agreement also contains customary confidentiality and indemnification provisions. We may terminate the agreement upon his death or disability, or for "cause" which includes a material breach of any material provision of the agreement, any act by him in violation of the Business Practices Policy and Employees Outside Business Interests Policy, fraud or conviction of a felony.

MANAGEMENT SERVICES AGREEMENT

      Dr. Rosenblatt has also formed a medical professional corporation that will own and operate the portion of certain StarMed Wellness Centers that is required to be owned and supervised by a physician. For each such center, we will enter into a management services agreement to provide management services to Dr. Rosenblatt's professional corporation in exchange for a management fee based on a percentage of gross revenues. Our management services agreement with Dr. Rosenblatt's professional corporation is described in more detail below under the Certain Relationships and Related Transactions section below.

MANAGEMENT INCENTIVES

      We have reserved up to 5,500,000 shares of our common stock to members of our management upon the attainment of specified milestones as follows:

      - 2,000,000 shares upon opening of five new StarMed Wellness Centers prior to the expiration of two years from February 2006,

      - 1,000,000 shares upon opening of 10 new StarMed Wellness Centers prior to the expiration of four years from February 2006, and

      - 2,500,000 shares following the first fiscal year in which we do not report a loss in our audited financial statements as may be reflected in our Annual Report on Form 10-KSB.

      If any of these milestones are met, at the time of issuance of securities we will recognize compensation expense equal to the fair market value of our common stock on the date of issuance.

EXECUTIVE COMPENSATION

                                CASH COMPENSATION

      The following table summarizes all compensation recorded by us in each of the last three fiscal years for our Chief Executive Officer and each other executive officers serving as such (the "Named Executive Officers") whose annual compensation exceeded $100,000.

                                        Annual Compensation                           Long-term Compensation
                               -------------------------------------    -------------------------------------------------
                                                                                 Awards                   Payouts
                                                                        ------------------------  -----------------------
                                                                        Restricted
                                                        Other Annual      Stock      Securities               All Other
   Name and Principal          Fiscal   Salary   Bonus  Compensation      Awards     Underlying    LTIP      Compensation
       Position                 Year     ($)      ($)       ($)            ($)       Options (#)  Payouts        ($)
-----------------------        ------  -------   -----  ------------    ----------   -----------  -------    ------------
Herman Rappaport (1)...        2005    $89,904    $0        $0           $  9,500       0           $0          $0
                               2004    $90,192    $0        $0           $      0       0           $0          $0
                               2003    $18,000    $0        $0           $  5,000       0           $0          $0

(1) Mr. Rappaport has served as our president and CEO since inception. In fiscal 2003 Mr. Rappaport was granted 500,000 shares of our common stock valued at $5,000 as additional compensation. In fiscal 2005 we issued him an aggregate of 950,000 shares of our common stock valued at $9,500 as additional compensation.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

      The following table sets forth information concerning individual grants of options made during fiscal 2005 to the Named Executive Officers.

                                                      PERCENT OF TOTAL
                                NUMBER OF SHARES     OPTIONS GRANTED TO
                               UNDERLYING OPTIONS    EMPLOYEES IN FISCAL    EXERCISE OR BASE
         NAME                      GRANTED (#)              YEAR              PRICE ($/SH)      EXPIRATION DATE
-----------------------        ------------------    -------------------    ----------------    ---------------
Herman Rappaport, CEO..                -0-                    --                   --                 --


                                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                  AND FY-END OPTION/SAR VALUES
                                                       NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT DECEMBER 31,    IN-THE-MONEY OPTIONS AT DECEMBER 31,
                            SHARES                                  2005                                   2005
                           ACQUIRED       VALUE      -----------------------------------    -----------------------------------
       NAME               ON EXERCISE    REALIZED    EXERCISABLE          UNEXERCISEABLE    EXERCISABLE          UNEXERCISEABLE
-----------------------   -----------    --------    -----------          --------------    -----------          --------------
Herman Rappaport CEO...       -0-           --           -0-                    -0-             -0-                   -0-

2004 EQUITY COMPENSATION PLAN

      In fiscal 2004 we established our 2004 Equity Compensation Plan. The original Plan was approved by our board of directors and a majority of our shareholders. The purpose of the Plan is to enable us to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder returns. The Plan provides for the grant to our directors, officers, employees and consultants of stock-based awards and options to purchase shares of our common stock. All of our executive officers, directors and employees are be eligible to participate in the Plan. We have funded the Plan with 4,050,000 shares of our common stock (including an increase of 3,000,000 shares authorized by our board of directors and Mr. Rappaport as the holder of a majority of our outstanding common stock in February 2006). In February 2006 we granted Mr. Rappaport an option under the Plan to purchase 1,000,000 shares of our common stock at an exercise price of $0.35 per share. As of March 31, 2006, there were no other options granted under the Plan. In addition, as of March 31, 2006, 400,000 shares in stock awards have been issued under the Plan, and 2,650,000 shares remained available for issuance.

      The Plan is administered by our Board of Directors, which may delegate its duties in whole or in part to any subcommittee solely consisting of at least two individuals who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act and outside directors within the meaning of
Section 162(m) of the Internal Revenue Code of 1986 (the "IRS Code"). The Board has the authority to interpret our stock incentive plan, to establish, amend and rescind any rules and regulations relating to our Plan and to make any other determinations that it deems necessary or desirable for the administration of our Plan. Any decision of the Board or a compensation committee of the Board in the interpretation and administration of our Plan lies within its sole and absolute discretion and is final, conclusive and binding on all parties concerned, including participants in our Plan and their beneficiaries or successors.

      Stock options granted under our Plan may be non-qualified or incentive stock options for federal income tax purposes. The Board will set option exercise prices and terms and will determine the time at which stock options will be exercisable. However, the term of a stock option may not exceed 10 years. The Board may also grant options that are intended to be incentive stock options, which comply with Section 422 of the IRS Code. Fair market value is defined as the closing price of the shares as reported on the grant date as quoted on the OTC Bulletin Board. The Board also has the authority to grant stock-based awards, which may consist of awards of common stock, restricted stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock. Stock-based awards may be granted on a stand-alone basis or in addition to any other awards granted under our Plan. The Board determines the form of stock-based awards and the conditions on which they may be dependent. The conditions may include the right to receive one or more shares of common stock or the equivalent value in cash upon the completion of a specified period of service or the occurrence of an event or the attainment of performance objectives. The Board also determines the participants to whom stock-based awards may be made, the timing of those awards, the number of shares to be awarded, whether those other stock-based awards will be settled in cash, stock or a combination of cash and stock and all other terms of those awards.

      Stock options and restricted stock awards are not transferable or assignable, except for estate planning purposes. In the event of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of stock or other corporate exchange or any distribution to stockholders other than regular cash dividends, the Board may, in its sole discretion, make a substitution or adjustment to the number or kind of stock issued or reserved for issuance under our Plan under outstanding awards and the term, including option price, of those awards.

      Except as otherwise provided in a stock award agreement, in the event of our change in control or a change of control of our company, the Board may, in its sole discretion, accelerate a stock award, cause us to make a cash payment in exchange for a stock award or require the issuance of a substitute stock award.

LIMITATION ON LIABILITY

      Under our bylaws, as amended, our directors, officers and employees shall be indemnified by us so long as he or she acted in good faith and in a manner her or she reasonably believed to be in or not to be opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We owed Dr. Steven Rosenblatt and Mr. Herman Rappaport, directors, officers and stockholders of our company, an aggregate of $55,597 and $42,344 in expense reimbursements as of December 31, 2005 and 2004, respectively. This balance is included in accrued liabilities on the consolidated balance sheet as of December 31, 2005 and 2004 and as of March 31, 2006 and 2005.

      On January 5, 2005, we issued 1,600,000 shares of our common stock to the following related parties, as consideration for services rendered, valued at $.01 per share:

           Herman Rappaport                            750,000 shares
           Dr. Steven L. Rosenblatt                    750,000 shares
           Dr. Hector Rodriguez                         10,000 shares
           Dr. Joel Feinstein                           10,000 shares
           Dr. Avner Manzoor-Mandel                     10,000 shares
           Dr. Seymour Levine                           10,000 shares
           Susan Nowak                                  60,000 shares

      Mr. Rappaport and Drs. Rosenblatt, Rodriguez, Feinstein, Manzoor-Mandel and Levine are members of our Board of Directors and Ms. Nowak is an employee of our company.

      On January 31, 2005, we issued 400,000 shares of our common stock to the following related parties, as consideration for services rendered, valued at $.01 per share:

           Herman Rappaport                            200,000 shares
           Dr. Steven L. Rosenblatt                    200,000 shares

      Dr. Rosenblatt has formed a medical professional corporation that will own and operate the portion of certain StarMed Wellness Centers that is required to be owned and supervised by a physician. For each such center, we will enter into a management services agreement to provide management services to Dr. Rosenblatt's professional corporation in exchange for a management fee based on a percentage of gross revenues, which percentage shall be reviewed on a quarterly basis and adjusted, as necessary, to ensure that both the company and Dr. Rosenblatt's professional corporation are being paid their costs. Initially, the management fee shall be 95% for each center. Under the agreement, we will also enter into a revolving credit agreement with Dr. Rosenblatt's professional corporation in order to allow the professional corporation to cover its direct costs during the start-up phase of a wellness center to be covered by the management services agreement. Interest on the revolving credit line will be based on the applicable federal rate.

      On June 1, 2006, we entered into a Joint Venture Agreement with All Back and Joint Care Medical Group, a medical professional corporation in with Dr. Rosenblatt serves as medical director and performs medical services. Under the agreement, we provide a hyperbaric chamber for use at the All Back and Joint Care facility. Gross revenues from the joint venture shall be distributed 50% to us and 50% to All Back and Joint Care Medical Group.

                             PRINCIPAL STOCKHOLDERS

      At July 26, 2006 we had 22,418,424 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of July 26, 2006 by:

      - each person known by us to be the beneficial owner of more than 5% of our common stock;

      -  each of our directors;

      -  each of our executive officers; and

      -  our executive officers, directors and director nominees as a group.

      Unless otherwise indicated, the business address of each person listed is in care of 2029 Century Park East, Suite 1112, Los Angeles, California 90067. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

      Except as otherwise indicated in the notes to the following table, the table does not give effect to the issuance of up to:

      - 10,548,075 shares upon exercise of warrants the resale of which is covered by this prospectus;

      - 5,500,000 shares in the event that incentive milestones are reached by management;

      -  1,000,000 shares upon exercise of outstanding options; and

      - 2,650,000 shares reserved for issuance under our equity compensation plan(s).

                                        AMOUNT AND NATURE OF       PERCENT
     NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP       OF CLASS
---------------------------------       --------------------       --------

Herman Rappaport(1) .............             7,395,489             31.6%
Dr. Steven L. Rosenblatt(2) .....             1,675,000              7.5%
Dr. Hector Rodriguez ............               100,000                *
Dr. Avner Manzoor-Mandel(3) .....               100,000                *
Dr. Joel Feinstein(4) ...........               100,000                *
Dr. Seymour Levine ..............                20,000                *
Officers and directors as a group
  (six persons)(1,2,3 and 4) ....             9,390,489             40.1%

*        represents less than 1%

(1) The number of shares beneficially owned by Mr. Rappaport includes 3,110,489 shares of our common stock held by Herman and Rhoda Rappaport Joint Living Trust, Susan Harris Trustee, 1,000,000 shares of our common stock issuable upon the exercise of an option with a ten-year term granted to Mr. Rappaport in February 2006 which are exercisable at $0.35 per share and 1,625,000 shares of our common stock that are subject to a voting proxy granted by Paradigm Media Ventures, Inc. and Tomahawk Trading Corp. in favor of Mr. Rappaport. See "Selling Security Holders - Background of the Transaction; Consulting Agreement with Paradigm Media Ventures, Inc." appearing later in this prospectus. The number of shares beneficially owned by Mr. Rappaport excludes 100,000 shares of our common stock owned by the daughter of Mr. Rappaport, the beneficial ownership of which is disclaimed by Mr. Rappaport.

(2) Dr. Rosenblatt's address is 11600 Wilshire Boulevard, Suite 412, Los Angeles, California 90025.

(3) The number of shares beneficially owned by Dr. Manzoor-Mandell includes 67,547 shares of our common stock held by Carmelina, LLC, a company wholly owned by Dr. Manzoor-Mandel.

(4) The number of shares beneficially owned by Dr. Feinstein includes 90,000 shares of our common stock held jointly with his spouse.

LOCK-UP AGREEMENTS

      Each of our officers and directors has entered into a lock-up agreement with Joseph Stevens & Company, Inc., who acted as placement agent in our 2005 Unit Offering, agreeing not to sell any of our securities owned or thereafter acquired by them, through the exercise of options or otherwise, for a period of 12 months from the effective date of the registration statement of which this prospectus is a part. These lock-up agreements automatically terminate if, commencing 180-days after the date of this prospectus, the 20-day average closing bid price of our common stock exceeds $.50 per share.

                            DESCRIPTION OF SECURITIES

      We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. At July 26, 2006 we had 22,418,424 shares of common stock and no shares of preferred stock issued and outstanding.

COMMON STOCK

      The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

PREFERRED STOCK

      We are authorized to issue 25,000,000 shares of $.01 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

COMMON STOCK PURCHASE WARRANTS

      At August 4, 2006 we had common stock purchase warrants outstanding or which we are contractually obligated to issue for an aggregate of 10,548,075 shares of our common stock, of which:

      - warrants to purchase 250,000 shares, exercisable until September 2010, at a price of $.25 per share, subject to adjustment, were issued to the purchaser of $500,000 principal amount 10% senior secured convertible promissory note; and

      - five year common stock purchase warrants to purchase 10,298,075 shares, exercisable at a price of $1.00 per share, subject to adjustment, were issued or issuable to purchasers of our units from December 2005 to January 2006.

TRANSFER AGENT

      Our transfer agent is Integrity Stock Transfer, 2920 North Green Valley Road, Building 5, Suite 527, Henderson, Nevada 89014, and its telephone number is 702-317-7757.

                            SELLING SECURITY HOLDERS

      This prospectus relates to periodic offers and sales of 24,696,150 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

      - 13,292,000 shares of our common stock which are presently outstanding, plus an additional 856,075 shares to be issued as liquidated damages pursuant to the terms of the unit offering, and

      - 9,692,000 shares issuable upon the exercise of common stock purchase warrants with exercise prices ranging from $0.25 to $1.00 per share, plus an additional 856,075 shares underlying warrants to be issued as liquidated damages pursuant to the terms of the unit offering.

BACKGROUND OF THE TRANSACTIONS

      10% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

      On June 28, 2005, we sold a 10% senior secured convertible promissory note in the aggregate principal amount of $500,000 and a common stock purchase warrant to purchase 250,000 shares of our common stock for an aggregate purchase price of $490,000. The purchaser was an accredited investor and the transaction was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance on an exemption provided under Section 4(2) of the act. The warrant entitles the holder to purchase up to 250,000 shares of our common stock until June 28, 2010 at an initial exercise price of $.40 per share.

      We have the right to redeem the warrant at a redemption price of $.05 per underlying share if the average closing price of our common stock on the OTC Bulletin Board is at least $1.50 per share for 20 consecutive trading days immediately preceding the date on which we provide a redemption notice and there is an effective registration statement covering resale of the shares issuable upon exercise of the warrant. This prospectus is part of that registration statement. The warrant contains a cashless exercise provision whereby the holder may exercise the warrant without the payment of cash, by surrendering a number of underlying shares of common stock to be determined based upon a formula described in the warrant. The exercise price of the warrant is subject to adjustment in the event we issue shares of our common stock or securities convertible into common stock, at a price that is lower than the then prevailing exercise price of the warrant. In view of our sale of units in the unit offering described below, the exercise price of the warrant to purchase 250,000 shares was reduced to $0.25 per share.

      Joseph Stevens & Company, Inc. acted as placement agent for us and we paid that firm a fee equal to 8% of the face amount of the note, or $40,000. We received net proceeds of approximately $438,650 after payment of fees and expenses of the transaction. We used the net proceeds for working capital.

      The outstanding principal amount of the note was payable on or before the earlier of June 28, 2006 or the date on which we sold any of debt or equity securities in one or more financing transactions resulting in gross proceeds to us of at least $1,000,000. The note was payable with interest at the rate of 10% per annum, and was convertible at the option of the holder into shares of our common stock. In order to secure our obligations under the note, the note was collateralized by a general security interest in all of our assets, a guaranty of our obligations by our subsidiary and a pledge of the shares we own in our subsidiary. The note also contained various negative covenants designed to protect the noteholder's interest in repayment of the note and preservation of the collateral securing the note.

      This note was satisfied in full in November 2005 utilizing proceeds from our unit offering described below, and upon such satisfaction the collateral was released.

      UNIT OFFERING

      Between December 2005 and January 2006, we sold an aggregate of 9,442,000 units of our securities to 99 accredited investors in an offering exempt from registration under the Securities Act in reliance on exemptions provided by
Section 4(2) and Rule 506 of Regulation D of the Securities Act. Each unit was sold for a purchase price of $0.25, and consisted of one share of our common stock and one redeemable five year common stock purchase warrant, exercisable at $1.00 per share, which resulted in the issuance by us of an aggregate of 9,442,000 shares of common stock and common stock purchase warrants to purchase an additional 9,442,000 shares of our common stock. We received gross proceeds of $2,360,500.

      Subject to certain conditions, we may require warrant holders to exercise or forfeit their warrants, provided that the closing price for our common stock is at least $1.50 per share for 20 consecutive trading days and trading volume in our common stock exceeds 150,000 shares per day for each trading day during such 20 day period.

      For one year following the date of issuance, we are obligated to issue additional shares of our common stock to purchasers of the units to protect them against dilution in the event that we issue shares of our common stock during such one-year period at less than $.25 per share. In addition, for a one year period following the date of issuance and continuing until the warrants expire, the exercise price is subject to "weighted-average" anti-dilution protection for subsequent issuances of common stock or securities convertible into common stock at less than the then current warrant exercise price, excluding certain issuances unrelated to capital raising transactions.

      Joseph Stevens & Company, Inc. acted as placement agent for us in this offering. As compensation for their services we paid Joseph Stevens & Company, Inc. a commission equal to 10% of the gross proceeds ($236,500) and a non-accountable expense allowance equal to 3% of the gross proceeds ($70,815), and issued Joseph Stevens & Company, Inc. or its designees an aggregate of 2,225,000 shares of our common stock. We used the net proceeds from this offering to pay the $500,000 principal amount of the 10% senior secured convertible promissory note described above, plus accrued interest, and intend to use the remainder of the proceeds to establish StarMed Wellness Centers and for general working capital. Under certain circumstances, we have also agreed that at any time that any warrants issued in that offering are exercised, we will pay the placement agent a cash fee, payable on the day of the exercise, equal to 5% of the gross proceeds received by us upon such exercise. This additional fee will reduce the proceeds to us from the exercise of any of these warrants.

      We agreed to file a registration statement with the SEC on or before March 20, 2006 covering the shares of common stock, including the shares underlying the warrants, issued in this offering so as to permit the resale thereof. This prospectus is part of that registration statement. We also agreed to use our best efforts to ensure that the registration statement is declared effective by the SEC by June 3, 2006. If we fail to meet these deadlines, or if once the registration statement is declared effective it does not remain so for 30 consecutive days, then the number of shares of our common stock included in the units sold to the investors in this offering and the number of shares of our common stock issuable upon the exercise of the warrants included in the units will be automatically increased by 2% for each 30 day period in which these time frames are not met. We agreed to keep the registration statement effective until the later of the third anniversary of the first date on which no warrants remain unexercised or unexpired, or the date on which all shares of our common stock included in the units can be sold without restrictions under Rule 144 of the Securities Act.

      The registration statement of which is prospectus is a part was first filed by us with the SEC on June 19, 2006. Because we were late in the initial filing the registration statement and the registration statement was not effective by June 3, 2006, as of August 4, 2006, we are required to issue an additional 856,075 shares of our common stock and common stock purchase warrants to purchase an additional 856,075 shares. These penalty shares of common stock, including the common stock underlying the additional warrants, are included in the registration statement of which this prospectus forms a part.

      We have granted Joseph Stevens & Company, Inc. a two year exclusive right of first refusal to manage any private or public offering of debt or equity securities we may undertake.

      CONSULTING AGREEMENT WITH PARADIGM MEDIA VENTURES, INC.

      On September 8, 2005, we entered into a two-year consulting agreement with Paradigm Media Ventures, Inc. Under the agreement, Paradigm has agreed to provide such business consulting services to us as we may reasonably request, including developing a business plan, developing a strategy for attracting bridge funding, potential lenders and investors in general, and identifying merger and acquisitions candidates, joint venture candidates and corporate partners. As consideration for its services, we paid Paradigm a consulting fee of $49,000 and issued Paradigm 1,625,000 shares of our common stock, which shares were subsequently divided equally between Paradigm and Tomahawk Trading Corp. We also agreed to include the shares we issued to Paradigm (including the shares now held by Tomahawk) in the registration statement of which this prospectus is part. Under the terms of the agreement, Paradigm agreed not to sell more than 406,250 of such shares per quarter. The shares issuable to Paradigm and Tomahawk are also subject to a voting proxy in favor of Herman Rappaport.

SELLING SECURITY HOLDERS

      The following table sets forth:

      -  the name of each selling security holder,

      -  the number of shares owned, and

      - the number of shares being registered for resale by the selling security holder.

      We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

                                                                                                                      Percent of
                                                                                                    Amount of         outstanding
                                       Amount of shares                                            shares owned      shares to be
     Name of Selling Security           owned prior to      Amount of shares                        after the         owned after
              Holder                      offering           to be offered                           offering        the offering
-----------------------------------    ----------------     ----------------                       ------------      ------------
Wayne K. Adams ....................        436,267               436,267             (1)                 0                *
Bryan Becker ......................        109,067               109,067             (1)                 0                *
David Becker ......................        109,067               109,067             (1)                                  *
Ben Elm Inc. ......................        305,387               305,387         (1)(13)                 0                *
Bradley Family Trust, Rick and
  Melissa Bradley Trustees ........         87,253                87,253             (1)                 0                *
Robert A. Briskey .................        349,013               349,013             (1)                                  *
Roy M. Cappadona ..................         43,627                43,627             (1)                                  *
Robert H. Cockram .................         43,627                43,627             (1)                 0                *
Scott A. Daws and Jennifer Mary
  Daws JTWROS .....................        130,880               130,880             (1)                                  *
Brad DeHaan .......................        174,507               174,507             (1)                 0                *
Joseph De Marco ...................        305,387               305,387             (1)                 0                *
Raymond De Marco ..................        261,760               261,760             (1)                 0                *
Roger Erickson ....................        218,133               218,133             (1)                 0                *
William L. Fekas and Nancy B.
  Fekas JTWROS ....................         95,979                95,979             (1)                 0                *
Flushing 4424 Supermarket Court ...         87,253                87,253          (1)(5)                                  *
William L. Fox and Lynne Fox
  JTWROS ..........................        436,267               436,267             (1)                 0                *
Steve R. Hunt .....................        130,880               130,880             (1)                 0                *
Miles Hyde ........................         87,253                87,253             (1)                 0                *
Arthur S. James Jr. ...............         52,352                52,352             (1)                 0                *
Robert Kantor .....................        218,133               218,133             (1)                 0                *
John Koch .........................        174,507               174,507             (1)                 0                *
Robert L. Lamberg .................         87,253                87,253             (1)                 0                *
David Bruce Laughton ..............         87,253                87,253             (1)                 0                *
Larry D. Lehman ...................         87,253                87,253             (1)                 0                *
Barry Lind Revocable Trust U A
  Dated 12/19/89, Barry J Lind
  Trustee .........................        872,533               872,533             (1)                 0                *
Kim Mai (12) ......................         43,627                43,627             (1)                 0                *
Paul Martin .......................        349,013               349,013             (1)                 0                *
J. Kevin McCrary ..................         87,253                87,253             (1)                 0                *
Michael Morley ....................         87,253                87,253             (1)                 0                *
MSB Family Trust
  Michael Blechman Trustee,
  D/T/D 6/25/93 ...................        654,400               654,400             (1)                 0                *
James M. Mulryan and Maureen
  Mulryan JTWROS ..................         87,253                87,253             (1)                 0                *

                                                                                                                      Percent of
                                                                                                    Amount of         outstanding
                                       Amount of shares                                            shares owned      shares to be
     Name of Selling Security           owned prior to      Amount of shares                        after the         owned after
              Holder                      offering           to be offered                           offering        the offering
-----------------------------------    ----------------     ----------------                       ------------      ------------
Michael O'Brien ...................        436,267               436,267             (1)                 0                *
Jon D. Packer .....................        523,520               523,520             (1)                 0                *
Dr. Maheshkumar Patel .............        130,880               130,880             (1)                 0                *
Stuart J. Ratner ..................         43,627                43,627             (1)                 0                *
Rebecca Sanor .....................         69,803                69,803             (1)                 0                *
Gary A.. Shangold .................         87,253                87,253             (1)                 0                *
Kim H. Sides ......................         87,253                87,253             (1)                 0                *
Lawrence M. Silver ................        436,267               436,267             (1)                 0                *
Ezzat N. Slaieh and Shadi
  E. Slaieh JTWROS ................        523,520               523,520             (1)                 0                *
David Smith .......................         43,627                43,627             (1)                 0                *
Jon Spielman ......................         87,253                87,253             (1)                 0                *
Lewis H. Steves and Judith P.
  Steves JTWROS ...................         87,253                87,253             (1)                 0                *
Forrest D. Thompson ...............         87,253                87,253             (1)                 0                *
William S Tyrrell .................        436,267               436,267             (1)                 0                *
Thomas Wiles ......................         43,627                43,627             (1)                                  *
Tad Wilson ........................        130,880               130,880             (1)                 0                *
Alan J. Young .....................        436,267               436,267             (1)                 0                *
David Abraham .....................        174,507               174,507             (1)                 0                *
Richard A. Ackner .................        436,267               436,267             (1)                 0                *
Carroll Adams .....................        139,605               139,605             (1)                 0                *
Todd C. Anderson ..................         43,627                43,627             (1)                 0                *
Bryan Arakelian ...................         87,253                87,253             (1)                 0                *
Paul J. Bargiel PC Employees
  Pension Plan and Trust
  DTD 6/1/1986 ....................        218,133               218,133          (1)(6)                 0                *
David Benadum .....................        218,133               218,133             (1)                 0                *
John J. Bender ....................         87,253                87,253             (1)                 0                *
Paul F. Berlin ....................        218,133               218,133             (1)                 0                *
David W. Bodiford .................         43,627                43,627             (1)                 0                *
William J. Borchardt ..............         87,253                87,253             (1)                 0                *
Elliot Braun ......................        218,133               218,133             (1)                 0                *
Bill Cox ..........................         87,253                87,253             (1)                 0                *
Louis J. Delbono ..................         87,253                87,253             (1)                 0                *
Michael Doherty ...................         87,253                87,253             (1)                 0                *
Sherida Downer and Paul Downer
  JTWROS ..........................        174,507               174,507             (1)                 0                *
Flagship Mortgage Company .........         87,253                87,253          (1)(7)                 0                *
Michael C. Geiger .................        174,507               174,507             (1)                 0                *
Dr. Bryce Goman ...................         43,627                43,627             (1)                 0                *
Gummersbach LTD. ..................        436,267               436,267          (1)(8)                 0                *
Dr. Mark T. Hellner ...............        872,533               872,533             (1)                 0                *
Douglas J. Jacobson ...............        130,880               130,880             (1)                 0                *
Jay B. Jennings and Beverly
  Jennings JTWROS .................         87,253                87,253             (1)                 0                *
John Kagan ......................           43,627                43,627             (1)                 0                *
Stephen N. Kitchens and Martha M.
  Kitchens JTWROS .................        436,267               436,267             (1)                 0                *
Indy S. Kullar ....................        174,507               174,507             (1)                 0                *
James A. Lambert and Laura
  Lambert JTWROS. .................        218,133               218,133             (1)                 0                *

                                                                                                                      Percent of
                                                                                                    Amount of         outstanding
                                       Amount of shares                                            shares owned      shares to be
     Name of Selling Security           owned prior to      Amount of shares                        after the         owned after
              Holder                      offering           to be offered                           offering        the offering
-----------------------------------    ----------------     ----------------                       ------------      ------------
David O. Lind .....................        218,133               218,133             (1)                 0                *
Robert L. Lunday ..................         87,253                87,253             (1)                 0                *
Steven Main .......................        130,880               130,880             (1)                 0                *
Michael Mc Cormack ................         87,253                87,253             (1)                 0                *
Dr. John McPhail ..................        130,880               130,880             (1)                 0                *
Med-Ex Medical Inc. ...............        122,155               122,155          (1)(9)                 0                *
Enrico Monaco .....................         87,253                87,253             (1)                 0                *
David P Nichols ...................         87,253                87,253             (1)                 0                *
Gary Palmer and Barbara Palmer
  JTWROS ..........................         21,813                21,813             (1)                                  *
Dr. Bayard L. Powell ..............         43,627                43,627             (1)                 0                *
Paul Sallwasser and Teri
  Sallwasser JTWROS ...............        305,387               305,387             (1)                 0                *
Gary Rob Slabaugh and Terese E.
  Slabaugh JTWROS .................         87,253                87,253             (1)                 0                *
Charles D Stadterman ..............         87,253                87,253             (1)                 0                *
Dr. Olen Wilson ...................        218,133               218,133             (1)                 0                *
Jonathan H. Witherspoon ...........        174,507               174,507             (1)                 0                *
Leland Zimmerman ..................         26,176                26,176             (1)                 0                *
John R. Durant ....................        218,133               218,133             (1)                 0                *
Riyazh Jinnah .....................        872,533               872,533             (1)                 0                *
Gary Kitchell .....................      1,308,800             1,308,800             (1)                 0                *
Stanley F. Sides and Lynn M Sides
  JTWROS ..........................        174,507               174,507             (1)                 0                *
Richard S. Simms II and Cynthia
  Simms JTWROS ....................        130,880               130,880             (1)                 0                *
Brad Thurman ......................        872,533               872,533             (1)                 0                *
Lauren Banjany ....................         30,000                30,000          (2)(4)                 0                *
Salvatore Clark ...................          5,000                 5,000          (2)(4)                 0                *
Kris Destefano ....................         30,000                30,000          (2)(4)                 0                *
Kristina Fasullo ..................         20,000                20,000          (2)(4)                 0                *
Alan Ferraro ......................         34,875                34,875          (2)(4)                 0                *
Deborah Francis ...................          5,000                 5,000          (2)(4)                 0                *
William Christopher Frasco ........         42,500                42,500          (2)(4)                 0                *
El Hadji S Gueye ..................         50,000                50,000          (2)(4)                 0                *
Scott Levine ......................         16,500                16,500          (2)(4)                 0                *
Michele Markowitz .................        204,100               204,100          (2)(4)                                  *
Caeron A. McClintock ..............         41,250                41,250          (2)(4)                 0                *
Matthew Menies ....................         12,500                12,500          (2)(4)                 0                *
Fabio Migliaccio ..................         55,000                55,000          (2)(4)                 0                *
Amanda Miller .....................         10,000                10,000          (2)(4)                 0                *
Denise Mormile-Miglino ............          7,750                 7,750          (2)(4)                                  *
Michael Mullen ....................         34,875                34,875          (2)(4)                 0                *
Anthony. S. Mundy .................         57,500                57,500          (2)(4)                 0                *
Peter Orthos ......................         50,000                50,000          (2)(4)                 0                *
Alexandra Orthos and Peter Orthos
  JTWROS ..........................        557,800               557,800          (2)(4)                                  *
George Paxinos ....................         52,500                52,500          (2)(4)                 0                *
Robert Petrozzo ...................        255,000               255,000          (2)(4)                 0                *
Patricia Sorbara ..................        204,100               204,100          (2)(4)                 0                *
Robert Soto .......................        175,000               175,000          (2)(4)                 0                *
Evan S. Taub ......................         20,000                20,000          (2)(4)                 0                *
Louis John Ventre .................         42,500                42,500          (2)(4)                 0                *
Jeffrey Blake Woolf ...............        157,500               157,500          (2)(4)                 0                *
Michael J. Zoitas .................         53,750                53,750          (2)(4)                                  *
Romajo Partners LP f/b/o Seymour
  Kessler .........................        250,000               250,000         (3)(10)                                  *
Paradigm Media Ventures Inc. ......        812,500               812,500         (2)(11)
Tomahawk Trading Corp. ............        812,500               812,500         (2)(14)
                                                              ----------
                                                              24,696,150

*     Less than 1%.

(1) One-half of the amounts shown in the column consists of outstanding common stock and one-half represents shares issuable upon exercise of currently exercisable purchase warrants.

(2)   Consists of outstanding common stock.

(3) Consists of shares issuable upon exercise of currently exercisable purchase warrants.

(4) Except for the individuals named at the end of this footnote, Selling Security Holder is an affiliate of Joseph Stevens & Co., a registered broker-dealer. Joseph Stevens & Co. received the shares as compensation for services rendered to us in connection our private placement of units described elsewhere in this prospectus. The Selling Security Holder was designated by Joseph Stevens & Co. to receive the shares listed in this column. Accordingly, such shares are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Alan Ferraro, Denise Morile-Migino, Michael Mullen, Michael J. Zoitas, Salvatore Clark and Jeffrey Blake Woolf are no longer affiliated with Joseph Stevens & Co.

(5) Mr. Carlos Castillo has voting and dispositive control over securities held by Flushing 4424 Supermarket Court.

(6) Paul J. Bargiel has voting and dispositive control over securities held by the Paul J. Bargiel PC Employees Pension Plan and Trust.

(7) Mr. Brian Shannon has voting and dispositive control over securities held by Flagship Mortgage Company.

(8) Peter Bubenzer has voting and dispositive control over securities held by Gummersbach LTD.

(9) Messrs. William S. Arata and Craig Akers have voting and dispositive control over securities held by Med-Ex Medical Inc.

(10) Dr. Seymour Kessler has voting and dispositive control over securities held by Romajo Partners LP.

(11) Mr. George Haralampoudis has dispositive control over securities held by Paradigm Media Ventures, Inc. Mr. Herman Rappaport has voting control over these shares held by Paradigm Media Ventures, Inc. See Consulting Agreement with Paradigm Media Ventures, Inc. appearing earlier in this section.

(12) The amount of shares owned prior to and after the offering excludes 20,000 shares of our common stock held by The Mai Family Trust for which Kim Mai disclaims beneficial ownership interest.

(13) Mr. Yamin Elmakias has dispositive control over securities held by Ben Elm Inc.

(14) Mr. Terry Taylor has dispositive control over securities held by Tomahawk Trading Corp. Mr. Herman Rappaport has voting control over these shares held by Tomahawk Trading Corp. These shares constitute half of the shares that were originally issued to Paradigm Media Ventures, Inc. See Consulting Agreement with Paradigm Media Ventures, Inc. appearing earlier in this section.

      Except as noted above, we are advised that none of the selling security holders are broker-dealers or affiliates of broker-dealers. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares covered by this prospectus. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

      We have agreed to pay all of the costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

GENERAL

      Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

      - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      - an exchange distribution in accordance with the rules of the applicable exchange;

      -  privately negotiated transactions;

      - settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

      - broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

      -  a combination of any such methods of sale;

      - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      -  any other method permitted pursuant to applicable law.

      The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

      The shares of common stock issued to those selling shareholders who, as indicated in the Selling Shareholder table above, received such shares as part of compensation pursuant to a placement agency agreement between us and Joseph Stevens & Co., are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, those selling shareholders shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of this registration statement.

      In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      To the extent that selling security holders are deemed to be "underwriters" within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares covered by this prospectus by the selling security holders.

      We have agreed to keep this prospectus effective until the later of the third anniversary of the first date on which no warrants sold in our unit offering described elsewhere in this prospectus remain unexercised or unexpired or the date on which all shares of our common stock included in those units can be sold without restrictions under Rule 144 of the Securities Act. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

      We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act, that a supplemental prospectus be filed, disclosing:

      -  the name of any broker-dealers;

      -  the number of common shares involved;

      -  the price at which the common shares are to be sold;

      - the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

      - that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

      -  any other facts material to the transaction.

SHARES ELIGIBLE FOR FUTURE SALE

      At July 26, 2008, we had 22,418,424 shares of common stock issued and outstanding, of which 20,196,789 shares are "restricted securities." Of this amount, 13,292,000 shares were included in the registration statement of which this prospectus is a part and will be freely tradable shares by persons other than our affiliates, as defined under Rule 144 under the Securities Act, upon the effective date of the registration statement of which this prospectus is a part so long as we keep this prospectus current. In addition, the registration statement of which this prospectus is a part also registers 856,075 shares of common stock which we are contractually obligated to issue as a penalty under our unit offering, together with 10,548,075 shares of our common stock issuable upon the exercise of warrants which are outstanding or which we are contractually obligated to issue. Upon the exercise of those securities in accordance with their respective terms, the underlying shares will be freely tradable by persons other than our affiliates provided that this prospectus is current.

      In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock.

      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      Future sales of restricted common stock under Rule 144 or otherwise or of the shares that we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

                                     EXPERTS

      Our financial statements as of and for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Mendoza Berger & Company, LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

      We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

            Public Reference Room Office
            100 F Street, N.E.
            Room 1580
            Washington, D.C. 20549

      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

                       STARMED GROUP, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)



                                TABLE OF CONTENTS



Consolidated Balance Sheets..................................................F-2


Consolidated Statements of Operations........................................F-4


Consolidated Statement of Shareholders' Equity (Deficit).....................F-5


Consolidated Statements of Cash Flows........................................F-6


Notes to Consolidated Financial Statements...................................F-7

                       STARMED GROUP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                       March 31,    December 31,
                                                         2006           2005
                                                      -----------   -----------
                                                      (Restated)    (Restated)

ASSETS

Current assets:

     Cash ..........................................  $   872,929   $ 1,019,259
     Accounts receivable ...........................        4,261         7,489
     Inventory .....................................       21,403        22,110
     Prepaid expenses ..............................      473,453       548,730
     Deferred financing costs ......................            -         5,017
                                                      -----------   -----------

     Total current assets ..........................    1,372,046     1,602,605
                                                      -----------   -----------

Equipment and furniture:

     Office furniture and computers ................       65,063        65,063
     Accumulated depreciation ......................      (42,058)      (39,734)
                                                      -----------   -----------

     Total equipment and furniture .................       23,005        25,329
                                                      -----------   -----------

Deferred tax assets ................................            -             -
Deposits ...........................................        5,766           700
                                                      -----------   -----------

     Total assets ..................................  $ 1,400,817   $ 1,628,634
                                                      ===========   ===========


          See accompanying notes to consolidated financial statements.

                       STARMED GROUP, INC. AND SUBSIDIARY
                           CONSLIDATED BALANCE SHEETS
                              (UNAUDITED) (con't.)

                                                       March 31,    December 31,
                                                         2006           2005
                                                      -----------   -----------
                                                      (Restated)    (Restated)

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:

     Accounts payable ..............................  $    67,794   $    44,910
     Accrued expenses ..............................       55,845        54,580
     Income tax payable ............................        9,314         9,359
     Note payable ..................................            -       259,245
     Capital lease obligation ......................        2,909         7,164
                                                      -----------   -----------

     Total current liabilities .....................      135,862       375,258
                                                      -----------   -----------

Commitments ........................................            -             -

Shareholders' equity (deficit):
     Preferred stock (par value $0.01) 25,000,000
       shares authorized, no shares issued and
       outstanding at March 31, 2006 and
       December 31, 2005, respectively .............            -             -
     Common stock (par value $0.01) 100,000,000
       shares authorized; 22,418,424 and 18,453,424
       shares issued and outstanding at March 31,
       2006 and December 31, 2005, respectively ....      224,184       184,534
       Additional paid in capital ..................    3,184,416     2,168,566
Accumulated deficit ................................   (2,143,645)   (1,099,724)
                                                      -----------   -----------

Total shareholders' equity (deficit) ...............    1,264,955     1,253,376
                                                      -----------   -----------

Total liabilities and shareholders' equity .........  $ 1,400,817   $ 1,628,634
                                                      ===========   ===========


          See accompanying notes to consolidated financial statements.

                       STARMED GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                    FOR THE THREE MONTHS ENDED
                                                             MARCH 31,
                                                        2006           2005
                                                    ------------   ------------

Sales ............................................  $      4,770   $      6,204
Revenues from royalties ..........................             -         11,445
                                                    ------------   ------------

     Total revenues ..............................         4,770         17,649

Cost of sales ....................................         1,595          4,707
                                                    ------------   ------------

Gross profit (loss) ..............................         3,175         12,942
                                                    ------------   ------------

General, selling and administrative expenses:
     Compensation ................................       709,094         58,113
     Professional fees ...........................       262,322         14,967
     Accounting fees .............................        47,556          4,519
     Office ......................................        27,901          3,356
     Rent ........................................        23,869         14,898
     Insurance ...................................         6,220          5,085
     Advertising, marketing and promotion ........        16,249            565
     Depreciation ................................         2,324          2,324
     Travel ......................................         3,672            133
                                                    ------------   ------------
       Total general, selling and
         administrative expenses .................     1,099,207        103,960
                                                    ------------   ------------

Income (loss) from operations ....................    (1,096,032)       (91,018)
                                                    ------------   ------------

Interest expense .................................             -           (930)
Interest Income ..................................         7,866              -
Gain on debt forgiveness of debt .................        44,245              -
                                                    ------------   ------------

Income (loss) before income taxes ................    (1,043,921)       (91,948)
(Benefit) provision for income taxes .............             -       (105,000)
                                                    ------------   ------------

Net income (loss) ................................  $ (1,043,921)  $   (196,948)
                                                    ============   ============

Net income (loss) per share - basic ..............  $      (0.05)  $      (0.02)
                                                    ============   ============

Net income (loss) per share - diluted ............  $      (0.05)  $      (0.02)
                                                    ============   ============
Weighted average number of shares
 outstanding - basic .............................    21,407,036      8,865,313
                                                    ============   ============
Weighted average number of shares
 outstanding - diluted ...........................    21,407,036      8,865,313
                                                    ============   ============

          See accompanying notes to consolidated financial statements.

                       STARMED GROUP, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                   (UNAUDITED)

                                      PREFERRED STOCK                               COMMON STOCK
                                   NUMBER OF   PAR VALUE   NUMBER OF    PAR VALUE     PAID IN      ACCUMULATED
                                    SHARES      ($0.01)      SHARES      ($0.01)      CAPITAL        DEFICIT          TOTAL
                                   ---------   ---------   ----------   ---------   ------------   ------------   ------------
Balance at December 31, 2005
  (unaudited) (restated)........       -       $   -       18,453,424   $ 184,534   $ 2,168,566    $(1,099,724)   $  1,253,376

Common shares issued for
  Cash during first Quarter 2006       -           -        1,740,000      17,400       417,600              -         435,000

Common shares issued for
  Services provided ............       -           -        2,225,000      22,250       378,250              -         400,500

  Stock options issued
  as compensation ..............       -           -                -           -       220,000               -        220,000

  Net Loss .....................       -           -                -           -             -     (1,043,921)     (1,043,921)
                                   ---------   ---------   ----------   ---------   -----------    -----------    ------------

Balance at March 31, 2006
  (restated) ...................       -           -       22,418,424   $ 224,184   $ 3,184,416    $(2,143,645)   $  1,264,955
                                   =========   =========   ==========   =========   ===========    ===========    ============

          See accompanying notes to consolidated financial statements.

                       STARMED GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                        March 31,     March 31,
                                                          2006          2005
                                                      -----------   -----------

Cash flows from operating activities:
  Net income (loss) ................................  $(1,043,921)  $  (196,948)
                                                      -----------   -----------

Adjustments to reconcile net income (loss) to
 net cash:
  Depreciation .....................................        2,324         2,324
  Deferred Tax Assets ..............................            -       105,000
  Shares Issued for Services .......................      400,500        20,200
Stock Options issued as compensation ...............      220,000
Operating assets: ..................................            -
  Accounts Receivable ..............................        3,228         3,612
  Decrease in Inventory ............................          707         1,954
  Prepaid expenses .................................       75,277            68
  (Decrease) Increase in Deposit ...................       (5,066)          250
  Increase (decrease) in deferred financing costs ..        5,017             -
Increase in Accounts Payable .......................       22,884         1,253
  Accrued expenses .................................        1,265             -
Decrease in Income tax payable .....................          (45)            -
                                                      -----------   -----------

Net Cash Used by Operating Activities ..............     (317,830)      (62,287)
                                                      -----------   -----------

Cash flows from financing activities:
Capital lease payments .............................       (4,255)       (3,776)
Repayment of Note payable ..........................     (259,245)
Cash received from issuance of common stock ........      435,000
                                                      -----------   -----------

Net cash provided (used) by financing activities ...      171,500        (3,776)
                                                      -----------   -----------

Net increase (decrease) in cash ....................     (146,330)      (66,063)

Cash, beginning of period ..........................    1,019,259        72,708
                                                      -----------   -----------

Cash, end of period ................................  $   872,929   $     6,645
                                                      ===========   ===========

Supplemental information on non-cash and financing
 activities
Stock issued for compensation and services .........  $   400,500   $    20,200
                                                      ===========   ===========
Stock options issued for compensation ..............  $   220,000   $         -
                                                      ===========   ===========
Supplemental cash flow information
Cash paid for interest .............................  $         -   $       930
                                                      ===========   ===========
Cash paid for income taxes .........................  $         -   $         -
                                                      ===========   ===========

          See accompanying notes to consolidated financial statements.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

1. HISTORY AND ORGANIZATION OF THE COMPANY;
   RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company was incorporated in Nevada on August 13, 1981, under the name Port Star Industries, Inc. and was organized to succeed to the properties, rights and obligations of Port Star Industries, Inc., a publicly-held North Carolina corporation formed on November 3, 1961 under the name of Riverside Homes, Inc. ("Port Star North Carolina").

At the time of our formation, Port Star North Carolina had no assets, liabilities or operations. In order to change the domicile of Port Star North Carolina to Nevada:

     o Port Star North Carolina caused the Company's formation under the laws of Nevada, with an authorized capitalization that "mirrored" the authorized capitalization of Port Star North Carolina, and

     o Issued to each stockholder of Port Star North Carolina a number of shares of our common stock equal to such stockholder's share ownership of Port Star North Carolina.

At the time of the reincorporation, Herman Rappaport, the founder, president and chief executive officer was the principal stockholder of Port Star North Carolina. Port Star North Carolina conducted no operations subsequent to the reincorporation, and was administratively dissolved in 1988.

The Company engaged in no material operations from the time of its formation in 1981, and, in 1985, Nevada revoked the charter for failing to file required reports.

On January 10, 2000, the Company revived its Nevada charter and changed its name to StarMed Group, Inc. At the time of the revival, the Company had no assets or liabilities, and Mr. Rappaport continued as our majority stockholder, either directly or through his family trust.

On July 27, 2001, the Company acquired Sierra Medicinals, Inc., an Arizona corporation incorporated in March 2000, in a share exchange whereby the Company issued a total of 469,792 shares of common stock for all of the issued and outstanding shares of Sierra Medicinals, Inc. Mr. Rappaport, either directly or through his family trust, was a majority stockholder of Sierra Medicinals, Inc. and now operates Sierra Medicinals, Inc. as a wholly owned subsidiary.

On September 10, 2003, the Company formed Vet Medicinals, Inc. as a wholly owned subsidiary under the laws of the State of Nevada. Vet Medicinals, Inc. is currently inactive.

The Company is engaged in two businesses: (1) it is developing a network of StarMed Wellness Centers that will offer preventative, traditional medical and alternative treatments directed towards achieving "total wellness," and (2) it markets a line of over-the-counter, alternative medicinal products. Historically, the Company's operations were devoted to formulating and marketing a line of over-the-counter, alternative medicinal products. Severe competition in the medicinal product market and the loss of a significant distribution outlet whose revenues accounted for a substantial portion of the Company's 2004 revenues resulted in a significant reduction in the Company's product sales. Therefore, during fiscal 2005 the Company's management made a strategic decision and redirected its efforts to the development and establishment of a network of StarMed Wellness Centers.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

BASIS FOR PRESENTATION

The financial information included herein is unaudited, however, such information reflects all adjustments (consisting solely of normal occurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the full year.

RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

In connection with the preparation of audit of the December 31, 2005 audit of the Company's consolidated financial statements and letters of comment received from the Securities Exchange Commission, we determined that there were errors in accounting treatment and reported amounts in our previously filed consolidated financial statements. As a result, we determined to restate our consolidated financial statements for the three months ended March 31, 2006 and 2005.

In connection with the restatement, we are designing internal procedures and controls for purposes of the preparation and certification of our consolidated financial statements going forward. In this process, we identified certain errors in accounting determinations and judgments, which have been reflected in the restated consolidated financial statements.

These restated consolidated financial statements include adjustments related to the following:

      Common Stock issued for Cancellation of Contract in Exchange for Accounts
      Payable: During the year ended December 31, 2004, the Company issued 10,000 shares of common stock to a vendor in settlement of accounts payable. At the time of the transaction, the shares of common stock were valued at $2.08 per share. Management has since decided that the best fair value on the date of issuance of the shares of common stock was $0.01. In addition the Company will recognize $20,722 Gain on forgiveness of debt during the year ended December 31, 2004. The December 31, 2004 consolidated financial statements filed with the December 31, 2005 consolidated financial statements have been restated to reflect these adjustments.

The above adjustment did not affect previously reported cash balances as of March 31, 2006 and December 31, 2005. The following tables present the effect of the restatement adjustment by financial statement line item for the Consolidated Balance Sheets, Statements of Operations, and Statements of Cash Flows.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005

                                                             As of March 31, 2006                 As of December 31, 2005
                                                     ------------------------------------   ------------------------------------
                                                         AS                                     AS
                                                     PREVIOUSLY                    AS       PREVIOUSLY                    AS
                                                      REPORTED    ADJUSTMENTS   RESTATED     REPORTED    ADJUSTMENTS   RESTATED
                                                     ----------   -----------  ----------   ----------   -----------  ----------
ASSETS

Current assets:
    Cash ..........................................     872,929            -      872,929    1,019,259            -    1,019,259
    Accounts receivable ...........................       4,261            -        4,261        7,489            -        7,489
    Inventory .....................................      21,403            -       21,403       22,110            -       22,110
    Prepaid expenses ..............................     473,453            -      473,453      548,730            -      548,730
    Deferred financing costs ......................           -            -            -        5,017            -        5,017
Total current assets ..............................   1,372,046            -    1,372,046    1,602,605            -    1,602,605

Equipment and furniture:
    Office furniture and computers ................      65,063            -       65,063       65,063            -       65,063
    Accumulated depreciation ......................     (42,058)           -      (42,058)     (39,734)           -      (39,734)
    Total equipment and furniture .................      23,005            -       23,005       25,329            -       25,329

Deferred tax asset ................................           -            -            -            -            -            -
Other asset .......................................       5,766            -        5,766          700            -          700

Total Assets ......................................   1,400,817            -    1,400,817    1,628,634            -    1,628,634



LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable ..............................      67,794            -       67,794       44,910            -       44,910
    Accrued expenses ..............................      55,845            -       55,845       54,580            -       54,580
    Income tax payable ............................       9,314            -        9,314        9,359            -        9,359
    Note payable ..................................           -            -            -      259,245            -      259,245
    Capital lease obligation-current portion ......       2,909            -        2,909        7,164            -        7,164
Total current liabilities .........................     135,862            -      135,862      375,258            -      375,258

Long term debt:
    Capital lease obligation-less current portion .           -            -            -            -            -            -
Total long term debt ..............................           -            -            -            -            -            -

Total Liabilities .................................     135,862            -      135,862      375,258            -      375,258

Commitments and Contingencies

Shareholders' equity:
    Preferred stock (par value $0.01) 25,000,000
      shares authorized; 0 shares issued and
      outstanding at March 31, 2006 and December
      31, 2005, respectively ......................           -            -            -            -            -            -
    Common stock (par value $0.01) 100,000,000
      shares authorized; 22,418,424 and 18,453,424
      shares issued and outstanding at March 31,
      2006 and December 31, 2005, respectively ....     224,184            -      224,184      184,534            -      184,534
    Additional paid in capital ....................   3,205,138      (20,722)   3,184,416    2,189,288      (20,722)   2,168,566
    Accumulated deficit ...........................  (2,164,367)      20,722   (2,143,645)  (1,120,446)      20,722   (1,099,724)
Total shareholders' equity (deficit) ..............   1,264,955            -    1,264,955    1,253,376            -    1,253,376

Total liabilities and shareholders' equity ........   1,400,817            -    1,400,817    1,628,634            -    1,628,634


                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

Consolidated Statements of Operations for three months ended March 31, 2006 and 2005

                                                                               For Period Ending March 31,
                                                     ---------------------------------------------------------------------------
                                                                     2006                                   2005
                                                     ------------------------------------   ------------------------------------
                                                         AS                                     AS
                                                     PREVIOUSLY                    AS       PREVIOUSLY                    AS
                                                      REPORTED    ADJUSTMENTS   RESTATED     REPORTED    ADJUSTMENTS   RESTATED
                                                     ----------   -----------  ----------   ----------   -----------  ----------
Sales .............................................       4,770            -        4,770        6,204            -        6,204
Revenues from royalties ...........................           -            -            -       11,445            -       11,445
Total Revenues ....................................       4,770            -        4,770       17,649            -       17,649

Cost of sales .....................................       1,595            -        1,595        4,707            -        4,707

Gross profit(loss) ................................       3,175            -        3,175       12,942            -       12,942


Professional fees .................................     262,322            -      262,322       14,967            -       14,967
Compensation ......................................     709,094            -      709,094       58,113            -       58,113
Rent ..............................................      23,869            -       23,869       14,898            -       14,898
Accounting fees ...................................      47,556            -       47,556        4,519            -        4,519
Office ............................................      27,901            -       27,901        3,356            -        3,356
Insurance .........................................       6,220            -        6,220        5,085            -        5,085
Advertising, marketing and promotion ..............      16,249            -       16,249          565            -          565
Depreciation ......................................       2,324            -        2,324        2,324            -        2,324
Travel ............................................       3,672            -        3,672          133            -          133
Donations .........................................           -            -            -            -            -            -
Total expenses ....................................   1,099,207            -    1,099,207      103,960            -      103,960

Loss from operations ..............................  (1,096,032)           -   (1,096,032)     (91,018)           -      (91,018)

Other income and (expense):
Other income ......................................       7,866            -        7,866         (930)           -         (930)
Gain on decrease in fair value of stock ...........           -
Guarantee obligation ..............................           -            -            -            -            -            -
Gain on forgiveness of debt .......................      44,245            -       44,245            -            -            -
Interest obligation ...............................           -                         -            -            -            -
Total other income (expense) ......................      52,111            -       52,111         (930)           -         (930)

Loss before income taxes ..........................  (1,043,921)           -   (1,043,921)     (91,948)           -      (91,948)
Provision for income taxes ........................           -            -            -     (105,000)           -     (105,000)

Net loss ..........................................  (1,043,921)           -   (1,043,921)    (196,948)           -     (196,948)

Net loss per share-basic ..........................       (0.05)           -        (0.05)       (0.02)           -        (0.02)

Net loss per share-diluted ........................       (0.05)           -        (0.05)       (0.02)           -        (0.02)

Weighted average of number
of shares outstanding-basic .......................  21,407,036            -   21,407,036    8,865,313            -    8,865,313

Weighted average of number
of shares outstanding-diluted .....................  21,407,036            -   21,407,036    8,865,313            -    8,865,313


                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005

                                                                         For the three months ended March 31,
                                                     ---------------------------------------------------------------------------
                                                                     2006                                   2005
                                                     ------------------------------------   ------------------------------------
                                                         AS                                     AS
                                                     PREVIOUSLY                    AS       PREVIOUSLY                    AS
                                                      REPORTED    ADJUSTMENTS   RESTATED     REPORTED    ADJUSTMENTS   RESTATED
                                                     ----------   -----------  ----------   ----------   -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss .......................................  (1,043,921)           -   (1,043,921)    (196,948)           -     (196,948)
Adjustments to reconcile net loss to net cash .....           -
   Depreciation and amortization ..................       2,324            -        2,324        2,324            -        2,324
Deferred tax asset ................................           -            -            -      105,000            -      105,000
   Shares issued for services, net ................     400,500            -      400,500       20,200            -       20,200
Stock Options issued as compensation ..............     220,000            -      220,000            -            -            -
   Donation of inventory ..........................           -            -            -            -            -            -
   Gain on reduction of stock price guarantee .....           -            -            -            -            -            -
   Gain on forgiveness of debt ....................           -            -            -            -            -            -
(Increase) decrease in operating assets ...........           -
   Accounts receivable ............................       3,228            -        3,228        3,612            -        3,612
   Inventory ......................................         707            -          707        1,954            -        1,954
   Prepaid expenses ...............................      75,277            -       75,277           68            -           68
(Decrease) Increase in Deposit ....................      (5,066)           -       (5,066)         250            -          250
Increase (decrease) in deferred financing costs ...       5,017            -        5,017            -            -            -
Increase (decrease) in operating liabilities ......           -
   Accounts payable ...............................      22,884            -       22,884        1,253            -        1,253
   Accrued expenses ...............................       1,265            -        1,265            -            -            -
   Income tax payable .............................         (45)           -          (45)           -            -            -
Net cash provided by (used in) operating activities    (317,830)           -     (317,830)     (62,287)           -      (62,287)

CASH FLOWS FROM FINANCING ACTIVITIES
   Capital lease payments .........................      (4,255)           -       (4,255)      (3,776)           -       (3,776)
   Repayment of note payable ......................    (259,245)           -     (259,245)           -            -            -
Cash received from issuance of common stock .......     435,000            -      435,000            -            -            -
Net cash provided by (used in) financing activities     171,500            -      171,500       (3,776)           -       (3,776)

Net increase (decrease) in cash ...................    (146,330)           -     (146,330)     (66,063)           -      (66,063)
Cash, beginning of period .........................   1,019,259            -    1,019,259       72,708            -       72,708
Cash, end of period ...............................     872,929            -      872,929        6,645            -        6,645


Supplemental Information on Non-Cash Investing
and Financing Activities
   Stock issued for compensation and services .....     400,500            -      400,500       20,200            -       20,200
   Stock issued for compensation ..................     220,000            -      220,000            -            -            -

Supplemental Cash Flow Information
 Cash paid during year for:
   Payments of interest ...........................           -            -            -          930            -          930
   Income taxes ...................................           -            -            -            -            -            -
   Stock issued in exchange for accounts payable ..           -            -            -            -            -            -


                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

The accompanying consolidated financial statements do not include footnotes and certain financial presentations normally required under generally accepted accounting principles; and therefore, should be read in conjunction with the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

The Company has adopted SEC Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) and accordingly recognizes revenue upon shipment of the product to customers, upon fulfillment of acceptance terms, if any, when no significant contractual obligations remain and collection of the related receivable is reasonably assured. Our sales of products allow customers a 30-day money back guarantee, less shipping costs, for unused products. The Company has adopted SFAS 48 "Revenue Recognition When Right of Return Exists" for the website sales and records revenue net of a provision for estimated product returns.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments consist principally of cash, payables and accrued expenses. The estimated fair value of these instruments approximate their carrying value.

INVENTORY

The Company contracts a third party to process and package its formulated herbal products. The Company accounts for its inventory of finished goods on a first-in, first-out basis or market, if it should be lower.

EQUIPMENT AND FURNITURE

Equipment and furniture is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is seven years. The Company has acquired its computers under a capital lease.

INCOME TAXES

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

STOCK BASED COMPENSATION

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123( R ), Share-Based Payment. Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion NO. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock Based Compensation. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

The Company adopted FAS 123R using the modified prospective transition method. Under this method, compensation cost recognized in the quarter ended March 31, 2006 includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. Since no stock options were granted to employees prior to December 31, 2005, the results for prior periods have not been restated.

As disclosed in Note 5, the Company issued 1,000,000 stock options to Herman Rappaport, an officer of the Company. The stock options were valued on the date of grant. The weighted average fair value of each option was $0.22. The fair value of the options were measured using the Black Scholes option pricing model. The model used the following assumptions: exercise price $0.35, weighted average life of options five years, risk free interest rate 4.50%, and average dividend yield of 0.00%. The Company charged $220,000 to compensation expense during the three months ended March 31,2006

ADVERTISING COSTS

The Company expenses advertising costs as incurred. For the three months ending March 31, 2006 and 2005, the Company incurred advertising expense of $16,249 and $565, respectively.

LOSS PER SHARE

In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings Per Share" which requires the Company to present basic and diluted earnings per share, for all periods presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period.

RECLASSIFICATIONS

Certain amounts in the prior period presented have been reclassified to conform to the current period financial statement presentation. These reclassifications have no effect on previously reported accumulated deficit.

3. CORPORATE CREDIT CARD

The Company has available up to $21,000 from two unsecured corporate credit cards. The Company had an outstanding balance of $9,682 as of March 31, 2006, which is included in accounts payable. The Company intends to pay off all outstanding credit balances on a monthly basis.

4. DEBT

On July 23, 2003, the Company entered into an agreement for the cancellation of the note payable in the amount of $467,255 including accrued interest through July 23, 2003, in exchange for the issuance of 82,300 restricted shares of common stock. The agreement included a guarantee and option whereby the Company guaranteed a market price of $3.50 per share in the event of the future sale of the shares by the related shareholder in the form of either cash or additional

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

shares of common stock valued at the bid price on the date of payment. At that time, there was no public market for the Company's common stock. The Company's liability associated with the guarantee and option clause of the agreement of $288,050 was included in accrued expenses on the accompanying consolidated balance sheet at March 31, 2005.

The Company adopted accounting provisions of EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Based on this pronouncement, in 2005 the Company reduced the $288,050 liability included in accrued expenses to $259,245 which resulted in a gain of $28,805. This gain resulted from the reduction in the guarantee obligation based on the stock price changing from 1 to 35 cents at December 31, 2005.

On February 7, 2006, the Company entered into a settlement agreement with the creditor pursuant to which the 2003 agreement was rescinded and cancelled, the Company paid the creditor $215,000, the indebtedness was cancelled. The remaining balance of notes payable was included in Gain on forgiveness of debt of $44,245.

5. CAPITAL STOCK

Between November 2005 and January 2006, the Company sold an aggregate of 9,442,000 units of our securities to 99 accredited investors in an offering exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act. Each unit was sold for a purchase price of $0.25, and consisted of one share of our common stock and one redeemable five year common stock purchase warrant, exercisable at $1.00 per share, which resulted in the issuance by us of an aggregate of 9,442,000 shares of common stock and common stock purchase warrants to purchase an additional 9,442,000 shares of our common stock. Gross proceeds were $2,360,500. Included in the total of 9,442,000 units are 1,740,000 units of securities sold on January 17, 2006, which resulted in gross proceeds of $435,000.

Subject to certain conditions, from the date the warrants are issued until 30 days prior to the expiration date of the warrants, the Company may require warrant holders to exercise or forfeit their warrants, provided that (i) the closing price for our common stock is at least $1.50 per share for 20 consecutive trading days and (ii) trading volume in our common stock exceeds 150,000 shares per day for each trading day during such twenty day period.

For one year following the date of issuance, the Company is obligated to issue additional shares of Company common stock to purchasers of the units to protect them against dilution in the event that we issue shares of our common stock during such one-year period at less than $.25 per share. In addition, for a one year period following the date of issuance and continuing until the warrants expire, the exercise price is subject to "weighted-average" anti-dilution protection for subsequent issuances of common stock or securities convertible into common stock at less than the then current warrant exercise price, excluding certain issuances unrelated to capital raising transactions. The warrants also contain customary anti-dilution adjustments in the event of stock splits, reorganizations and similar corporate events.

Joseph Stevens & Company, Inc. acted as placement agent for us in this offering. As compensation for their services we paid Joseph Stevens & Company, Inc. commissions equal to 10% of the gross proceeds of the offering ($236,500) and a non-accountable expense allowance equal to 3% of the gross proceeds ($70,815), and issued Joseph Stevens & Company, Inc. or its designees an aggregate of 2,225,000 shares of our common stock. (The shares of common stock were valued at $400,500.) We are using the net proceeds from this offering to establish additional StarMed Wellness Centers and for general working capital. The Company agreed to file a registration statement with the Securities and Exchange Commission covering the shares of common stock, including the shares underlying the warrants, issued in this offering so as to permit the public resale of such shares (see Note 8).

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

2004 EQUITY COMPENSATION PLAN

In fiscal 2004 the Company established our 2004 Equity Compensation Plan. The original Plan was approved by our board of directors and a majority of our shareholders. The purpose of the Plan is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder returns. The Plan provides for the grant to Company directors, officers, employees and consultants of stock based awards and options to purchase shares of our common stock. All of our executive officers, directors and employees are be eligible to participate in the Plan. The plan is funded with 4,050,000 shares of Company common stock (including an increase of 3,000,000 shares authorized by the board of directors and a majority of our shareholders in February 2006). In February 2006, our Board of Directors granted Herman Rappaport an option to purchase 1,000,000 common shares at an exercise price of $.35. As of March 31, 2006, there were no other options granted under the Plan. In addition, as of March 31, 2006, 400,000 shares in stock awards have been issued under the Plan, and 2,650,000 shares remained available for issuance.

6. INCOME TAXES

The Company had available unused federal and state operating loss carry-forwards of approximately $1,490,000 at December 31, 2005 that may be applied against future taxable income. SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. As of March 31, 2006 the Company has determined that the net operating losses likely will not be utilized. Accordingly, the Company has increased the valuation allowance to 100% of all deferred tax assets.

7. RELATED PARTY TRANSACTIONS

The Company owes two shareholders a total of $55,962 and $42,344 in expense reimbursements as of March 31, 2006 and 2005, respectively. These amounts are included in accrued expenses.

8. COMMITMENTS AND CONTINGENCIES

OFFICE LEASE

The Company entered into a twelve month lease for office space commencing November 1, 2003 that expired in October 31, 2004 and was extended for an additional year until December 31, 2005. The Company extended the lease for office space for three years commencing January 1, 2006 and expiring December 31, 2008.

REGISTRATION STATEMENT

Between November 2005 and February 2006, the Company sold an aggregate of 9,442,000 units of the Company's securities to 99 accredited investors in an offering exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933 (as amended, the "Securities Act"). The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the shares of common stock, including the shares underlying the warrants, issued in this offering so as to permit the resale thereof. If the Company fails to file the registration statement on a timely basis or it is not declared effective within this time frame, or if once the registration statement is declared effective it does not remain so for 30 consecutive days, then the number of shares of our common stock included in the units sold to the investors in the offering and the number of shares of our common stock issuable upon the exercise of the warrants included in the units will be automatically increased by 2% for each 30 day period in which these time frames are not met. This penalty provision was triggered as of March 20, 2006, and as a result, the Company will be subject to the penalty until it is able to fulfill the conditions with respect to the registration statement. The Company intends to file the registration statement prior to the end of May 2006, but it can provide no assurances as to when the registration statement will become effective.

                       STARMED GROUP, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2005 AND 2004



                                TABLE OF CONTENTS



Report of Independent Registered Public Accounting Firm ....................F-17


Consolidated Balance Sheets.................................................F-18


Consolidated Statements of Operations.......................................F-19


Consolidated Statement of Shareholders' Equity (Deficit)....................F-20


Consolidated Statements of Cash Flows.......................................F-21


Notes to Consolidated Financial Statements..................................F-22

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Starmed Group, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Starmed Group, Inc. and its subsidiary, as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, revised as described in Note 1, present fairly, in all material respects, the financial position of Starmed Group, Inc. and its subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company's additional paid in capital, accumulated deficit, and net loss previously reported as of and for the years ended December 31, 2005 and 2004 previously reported as $2,189,288, $(1,120,446) and $(805,910), and $109,646, $(314,536),
and $(99,877), respectively, should have been reported as $2,168,566, $(1,099,724), and $(805,910), and $88,924, $(293,814), and $(79,155),
respectively. This discovery was made subsequent to the issuance of the consolidated financial statements. The consolidated financial statements have been restated to reflect this correction.

MENDOZA BERGER & COMPANY, LLP


Irvine, California
February 17, 2006, except for Notes 1 and 5, as to which the date is July 19, 2006

                               STARMED GROUP, INC. AND SUBSIDIARY
                                   CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31, 2005 AND 2004
_______________________________________________________________________________________________
                                             ASSETS
                                                                      2005              2004
                                                                  -----------       -----------
                                                                   (Restated)        (Restated)
Current assets:
  Cash .....................................................      $ 1,019,259       $    72,708
  Accounts receivable ......................................            7,489            16,561
  Inventory ................................................           22,110            32,970
  Prepaid expenses .........................................          553,747             2,113
                                                                  -----------       -----------

      Total current assets .................................        1,602,605           124,352

  Equipment and furniture:
    Office furniture and computers .........................           65,063            65,063
    Accumulated depreciation ...............................          (39,734)          (30,438)
                                                                  -----------       -----------

      Total equipment and furniture ........................           25,329            34,625
                                                                  -----------       -----------

  Deferred tax asset .......................................                -           105,000
  Other assets .............................................              700             5,266
                                                                  -----------       -----------

      Total assets .........................................      $ 1,628,634       $   269,243
                                                                  ===========       ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable .........................................      $    44,910       $    21,381
  Accrued expenses .........................................          313,825           334,105
  Income tax payable .......................................            9,359            25,400
  Capital lease obligation - current portion ...............            7,164            15,808
                                                                  -----------       -----------

      Total current liabilities ............................          375,258           396,694

Long term debt:

  Capital lease obligation - less current portion ..........                -             6,875
                                                                  -----------       -----------

      Total long term debt .................................                -             6,875
                                                                  -----------       -----------

      Total liabilities ....................................          375,258           403,569

Commitments and Contingencies ..............................                -                 -

Shareholders' equity:
  Preferred stock (par value $0.01) 25,000,000 shares
    authorized; 0 shares issued and outstanding at
    December 31, 2005 and 2004, respectively ...............                -                 -
  Common stock (par value $0.01) 100,000,000 shares
    authorized; 18,453,424 and 7,056,424 shares issued and
    outstanding at December 31, 2005 and 2004, respectively           184,534            70,564
  Additional paid in capital ...............................        2,168,566            88,924
  Accumulated deficit ......................................       (1,099,724)         (293,814)
                                                                  -----------       -----------

      Total shareholders' equity (deficit) .................        1,253,376          (134,326)
                                                                  -----------       -----------

      Total liabilities and shareholders' equity ...........      $ 1,628,634       $   269,243
                                                                  ===========       ===========

            The accompanying notes are an integral part of these financial statements

                                               F-18

                               STARMED GROUP, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
_______________________________________________________________________________________________

                                                                    2005               2004
                                                                ------------       ------------
                                                                                    (Restated)
Sales ....................................................      $     23,775       $  1,742,351
Cost of sales ............................................           (29,493)        (1,405,861)
                                                                ------------       ------------

Gross (loss) profit ......................................            (5,718)           336,490

Revenue from royalties ...................................            24,486            104,776
                                                                ------------       ------------

     Total net revenues ..................................            18,768            441,266
                                                                ------------       ------------

Professional fees ........................................           185,563             39,131
Compensation .............................................           278,857            240,555
Rent .....................................................            68,211             59,417
Accounting fees ..........................................            41,724             36,195
Office ...................................................            37,762             57,120
Insurance ................................................            23,776             18,028
Advertising, marketing and promotion .....................            11,136             46,212
Depreciation .............................................             9,296              9,297
Travel ...................................................             3,696                988
Donations ................................................                 -             27,915
                                                                ------------       ------------

     Total expenses ......................................           660,021            534,858
                                                                ------------       ------------

Loss from operations .....................................          (641,253)           (93,592)

Other income and (expense)
--------------------------
Other income .............................................             1,222                  -
Gain on decrease in fair value of stock price guarantee
 obligation ..............................................            28,805                  -
Gain on forgiveness of debt ..............................                 -             20,722
Interest expense .........................................           (88,834)            (5,385)
                                                                ------------       ------------
     Total other income (expense) ........................           (58,807)           (15,337)
                                                                ------------       ------------
Loss before income taxes .................................          (700,060)           (78,255)
Provision for income taxes ...............................          (105,850)              (900)
                                                                ------------       ------------

Net loss .................................................      $   (805,910)      $    (79,155)
                                                                ============       ============

Net loss per share - basic ...............................      $      (0.08)      $      (0.01)
                                                                ============       ============

Net loss per share - diluted .............................      $      (0.08)      $      (0.01)
                                                                ============       ============

Weighted average number of shares outstanding - basic ....        10,348,651          7,050,753
                                                                ============       ============

Weighted average number of shares outstanding - diluted ..        10,348,651          7,050,753
                                                                ============       ============

            The accompanying notes are an integral part of these financial statements

                                               F-19

                                   STARMED GROUP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                             FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
_______________________________________________________________________________________________________

                       PREFERRED STOCK       COMMON STOCK
                      -----------------  ---------------------
                      NUMBER  PAR VALUE    NUMBER    PAR VALUE
                        OF    $0.01 PER      OF      $0.01 PER    PAID IN    ACCUMULATED
                      SHARES    SHARE      SHARES      SHARE      CAPITAL      DEFICIT        TOTAL
                      ------  ---------  ----------  ---------  -----------  -----------   -----------
Balance at
 December 31, 2003 .       -  $       -   6,936,424  $  69,364  $    88,924  $  (214,659)  $   (56,371)

Common shares issued
 for services in
 January 2004,
 valued at $0.01
 per share .........       -          -     110,000      1,100            -            -         1,100

Common shares issued
 for cancellation of
 contract in
 exchange for
 accounts payable in
 March 2004, valued
 at $2.08 per share
 (restated) ........       -          -      10,000        100            -            -           100

Net loss ...........       -          -           -          -            -      (79,155)      (79,155)
                      ------  ---------  ----------  ---------  -----------  -----------   -----------

Balance at
 December 31, 2004
 (restated) ........       -          -   7,056,424     70,564       88,924     (293,814)     (134,326)

Common shares issued
 for services during
 2005 ..............       -          -   2,070,000     20,700            -            -        20,700

Issuance of warrants       -          -           -          -       67,500            -        67,500

Common shares issued
 for services to be
 provided ..........       -          -   1,625,000     16,250      552,500            -       568,750

Common shares issued
 for cash ..........       -          -   7,702,000     77,020    1,459,642            -     1,536,662

Net loss ...........       -          -           -          -            -     (805,910)     (805,910)
                      ------  ---------  ----------  ---------  -----------  -----------   -----------

Balance at
 December 31, 2005
 (restated) ........       -  $       -  18,453,424  $ 184,534  $ 2,168,566  $(1,099,724)  $ 1,253,376
                      ======  =========  ==========  =========  ===========  ===========   ===========

                The accompanying notes are an integral part of these financial statements

                                                   F-20

                               STARMED GROUP, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
_______________________________________________________________________________________________

                                                                     2005               2004
                                                                 -----------        -----------
                                                                                     (Restated)
Cash flows from operating activities:
   Net loss ..............................................       $  (805,910)       $   (79,155)
Adjustments to reconcile net (loss) to net cash:
   Depreciation and amortization..........................            65,611              9,297
   Shares issued for compensation and services, net.......           517,973              1,100
   Donation of inventory .................................                 -             27,915
   Gain on reduction of stock price guarantee ............            28,805                  -
   Gain on forgiveness of debt ...........................                 -            (20,722)
(Increase) decease in operating assets:
   Accounts receivable ...................................             9,072              3,653
   Inventory .............................................            10,860            (15,392)
   Prepaid expenses ......................................          (497,777)             3,833
   Deferred tax assets ...................................           105,000              1,047
   Other assets ..........................................             4,566                  -
Increase (decrease) in operating liabilities:
   Accounts payable ......................................            23,529            (91,324)
   Accrued expenses ......................................           (20,280)           (21,743)
   Income tax payable ....................................           (16,041)            25,400
                                                                 -----------        -----------

Net cash provided by (used in) operating activities ......          (574,592)          (156,091)
                                                                 -----------        -----------

Cash flows from financing activities:
   Proceeds from note payable and warrants ...............           500,000                  -
   Repayment of note payable .............................          (500,000)                 -
   Capital lease .........................................           (15,519)           (18,489)
   Common stock issued for cash ..........................         1,536,662                  -
                                                                 -----------        -----------

Net cash provided by (used in) financing activities ......         1,521,143            (18,489)
                                                                 -----------        -----------

Net increase (decrease) in cash ..........................           946,551           (174,580)

Cash, beginning of period ................................            72,708            247,288
                                                                 -----------        -----------

Cash, end of period ......................................       $ 1,019,259        $    72,708
                                                                 ===========        ===========

SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING
  AND FINANCING ACTIVITIES:

   Stock issued for compensation and services ............       $    20,700        $     1,100
                                                                 ===========        ===========

   Stock issued for future services.......................       $   568,750        $         -
                                                                 ===========        ===========

   Warrants issued .......................................       $    67,500        $         -
                                                                 ===========        ===========

SUPPLEMENTAL CASH FLOW INFORMATION:

   Cash paid during the year for:

   Payments of interest ..................................       $     1,392        $     5,385
                                                                 ===========        ===========

   Income taxes ..........................................       $    16,481        $         -
                                                                 ===========        ===========

   Stock issued in exchange for accounts payable .........       $         -        $       100
                                                                 ===========        ===========

            The accompanying notes are an integral part of these financial statements

                                               F-21

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

1.    HISTORY AND ORGANIZATION OF THE COMPANY;
      RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS
      ------------------------------------------------

      The Company was incorporated in Nevada on August 13, 1981, under the name Port Star Industries, Inc. and was organized to succeed to the properties, rights and obligations of Port Star Industries, Inc., a publicly-held North Carolina corporation formed on November 3, 1961 under the name of Riverside Homes, Inc. ("Port Star North Carolina").

      At the time of our formation, Port Star North Carolina had no assets, liabilities or operations. In order to change the domicile of Port Star North Carolina to Nevada:

      o Port Star North Carolina caused the Company's formation under the laws of Nevada, with an authorized capitalization that "mirrored" the authorized capitalization of Port Star North Carolina, and

      o Issued to each stockholder of Port Star North Carolina a number of shares of our common stock equal to such stockholder's share ownership of Port Star North Carolina.

      At the time of the reincorporation, Herman Rappaport, the founder, president and chief executive officer was the principal stockholder of Port Star North Carolina. Port Star North Carolina conducted no operations subsequent to the reincorporation, and was administratively dissolved in 1988.

      The Company remained inactive until March 20, 1984, when the stockholders voted to acquire Energy Dynamics, Inc., and changed its name to Energy Dynamics, Inc. However, on March 20, 1985, the acquisition was rescinded due to non-performance by Energy Dynamics. At this time, the Company changed its name to Heathercliff Group Inc., and from 1984 to 1985, engaged in real estate development. Real estate operations ceased in 1985, and, later that year, Nevada revoked the charter for failing to file required reports.

      On January 10, 2000, the Company revived its Nevada charter and changed its name to StarMed Group, Inc. At the time of the revival, the Company had no assets or liabilities, and Mr. Rappaport continued as our majority stockholder, either directly or through his family trust.

      On July 27, 2001, the Company acquired Sierra Medicinals, Inc., an Arizona corporation incorporated in March 2000, in a share exchange whereby the Company issued a total of 469,792 shares of common stock for all of the issued and outstanding shares of Sierra Medicinals, Inc. Mr. Rappaport, either directly or through his family trust, was a majority stockholder of Sierra Medicinals, Inc. and now operates Sierra Medicinals, Inc. as a wholly owned subsidiary.

      On September 10, 2003, the Company formed Vet Medicinals, Inc. as a wholly owned subsidiary under the laws of the State of Nevada. Vet Medicinals, Inc. is currently inactive.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

      The Company is engaged in two businesses: (1) it is developing a network of StarMed Wellness Centers that will offer preventative, traditional medical and alternative treatments directed towards achieving "total wellness," and (2) it markets a line of over-the-counter, alternative medicinal products. Historically, the Company's operations were devoted to formulating and marketing a line of over-the-counter, alternative medicinal products. Severe competition in the medicinal product market and the loss of a significant distribution outlet whose revenues accounted for a substantial portion of the Company's 2004 revenues have resulted in a significant reduction in the Company's product sales. Therefore, during fiscal 2005 the Company's management made a strategic decision and redirected its efforts to the development and establishment of a network of StarMed Wellness Centers.

      RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS
      ------------------------------------------------

      In connection with the preparation of audit of the December 31, 2005 audit of the Company's consolidated financial statements and letters of comment received from the Securities Exchange Commission, we determined that there were errors in accounting treatment and reported amounts in our previously filed consolidated financial statements. As a result, we determined to restate our consolidated financial statements for the years ended December 31, 2005 and 2004.

      In connection with the restatement, we are designing internal procedures and controls for purposes of the preparation and certification of our consolidated financial statements going forward. In this process, we identified certain errors in accounting determinations and judgments, which have been reflected in the restated consolidated financial statements.

      These restated consolidated financial statements include adjustments related to the following:

      Common Stock issued for Cancellation of Contract in Exchange for Accounts
      Payable: During the year ended December 31, 2004, the Company issued 10,000 shares of common stock to a vendor in settlement of accounts payable. At the time of the transaction, the shares of common stock were valued at $2.08 per share. Management has since decided that the best fair value on the date of issuance of the shares of common stock was $0.01. In addition the Company will recognize $20,722 Gain on forgiveness of debt during the year ended December 31, 2004. The December 31, 2004 consolidated financial statements filed with the December 31, 2005 consolidated financial statements, have been restated to reflect these adjustments.

      The above adjustment did not affect previously reported cash balances as of December 31, 2005 or 2004. The following table presents the effect of the restatement adjustment by financial statement line item for the Consolidated Balance Sheets, Statements of Operations, and Statements of Cash Flows.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

      Consolidated Balance Sheets as of December 31, 2005 and 2004

                                                                                  As of December 31,
                                                     ---------------------------------------------------------------------------
                                                                     2005                                   2004
                                                     ------------------------------------   ------------------------------------
                                                         AS                                     AS
                                                     PREVIOUSLY                    AS       PREVIOUSLY                    AS
                                                      REPORTED    ADJUSTMENTS   RESTATED     REPORTED    ADJUSTMENTS   RESTATED
                                                     ----------   -----------  ----------   ----------   -----------  ----------
ASSETS

Current assets:

    Cash ..........................................   1,019,259            -    1,019,259       72,708            -       72,708
    Accounts receivable ...........................       7,489            -        7,489       16,561            -       16,561
    Inventory .....................................      22,110            -       22,110       32,970            -       32,970
    Prepaid expenses ..............................     553,747            -      553,747        2,113            -        2,113
Total current assets ..............................   1,602,605            -    1,602,605      124,352            -      124,352

Equipment and furniture:

    Office furniture and computers ................      65,063            -       65,063       65,063            -       65,063
    Accumulated depreciation ......................     (39,734)           -      (39,734)     (30,438)           -      (30,438)
    Total equipment and furniture .................      25,329            -       25,329       34,625            -       34,625

Deferred tax asset ................................           -            -            -      105,000            -      105,000
Other asset .......................................         700            -          700        5,266            -        5,266

Total Assets ......................................   1,628,634            -    1,628,634      269,243            -      269,243



LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:

    Accounts payable ..............................      44,910            -       44,910       21,381            -       21,381
    Accrued expenses ..............................     313,825            -      313,825      334,105            -      334,105
    Income tax payable ............................       9,359            -        9,359       25,400            -       25,400
    Capital lease obligation-current portion ......       7,164            -        7,164       15,808            -       15,808
Total current liabilities .........................     375,258            -      375,258      396,694            -      396,694

Long term debt:

    Capital lease obligation-less current portion .           -            -            -        6,875            -        6,875
Total long term debt ..............................           -            -            -        6,875            -        6,875

Total Liabilities .................................     375,258            -      375,258      403,569            -      403,569

Commitments and Contingencies

Shareholders' equity:

    Preferred stock (par value $0.01) 25,000,000
      shares authorized; 0 shares issued and
      outstanding at December 31, 2005 and 2004,
      respectively ................................           -            -            -            -            -            -
    Common stock (par value $0.01) 100,000,000
      shares authorized; 18,453,424 and 7,056,424
      shares issued and outstanding at December 31,
      2005 and 2004, respectively .................     184,534            -      184,534       70,564            -       70,564
    Additional paid in capital ....................   2,189,288      (20,722)   2,168,566      109,646      (20,722)      88,924
    Accumulated deficit ...........................  (1,120,446)      20,722   (1,099,724)    (314,536)      20,722     (293,814)
Total shareholders' equity (deficit) ..............   1,253,376            -    1,253,376     (134,326)           -     (134,326)

Total liabilities and shareholders' equity ........   1,628,634            -    1,628,634      269,243            -      269,243


                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

      Consolidated Statements of Operations for the years ended December 31, 2005 and 2004

                                                                             For the year ended December 31,
                                                     ---------------------------------------------------------------------------
                                                                     2005                                   2004
                                                     ------------------------------------   ------------------------------------
                                                         AS                                     AS
                                                     PREVIOUSLY                    AS       PREVIOUSLY                    AS
                                                      REPORTED    ADJUSTMENTS   RESTATED     REPORTED    ADJUSTMENTS   RESTATED
                                                     ----------   -----------  ----------   ----------   -----------  ----------
Sales .............................................      23,775            -       23,775    1,742,351            -    1,742,351
Cost of Sales .....................................     (29,493)           -      (29,493)  (1,405,861)           -   (1,405,861)
Gross (loss) profit ...............................      (5,718)           -       (5,718)     336,490            -      336,490

Revenue from royalties ............................      24,486            -       24,486      104,776            -      104,776

  Total net revenues ..............................      18,768            -       18,768      441,266            -      441,266


Professional fees .................................     185,563            -      185,563       39,131            -       39,131
Compensation ......................................     278,857            -      278,857      240,555            -      240,555
Rent ..............................................      68,211            -       68,211       59,417            -       59,417
Accounting fees ...................................      41,724            -       41,724       36,195            -       36,195
Office ............................................      37,762            -       37,762       57,120            -       57,120
Insurance .........................................      23,776            -       23,776       18,028            -       18,028
Advertising, marketing and promotion ..............      11,136            -       11,136       46,212            -       46,212
Depreciation ......................................       9,296            -        9,296        9,297            -        9,297
Travel ............................................       3,696            -        3,696          988            -          988
Donations .........................................           -            -            -       27,915            -       27,915

  Total expenses ..................................     660,021            -      660,021      534,858            -      534,858

Loss from operations ..............................    (641,253)           -     (641,253)     (93,592)           -      (93,592)

Other income and (expense):
  Other income ....................................       1,222            -        1,222            -            -            -
  Gain on decrease in fair value of stock .........           -
  guarantee obligation ............................      28,805            -       28,805            -            -            -
  Gain on forgiveness of debt .....................           -            -            -            -       20,722       20,722
  Interest obligation .............................     (88,834)           -      (88,834)      (5,385)           -       (5,385)

Total other income (expense) ......................     (58,807)           -      (58,807)      (5,385)      20,722       15,337

Loss before income taxes ..........................    (700,060)           -     (700,060)     (98,977)      20,722      (78,255)
Provision for income taxes ........................    (105,850)           -     (105,850)        (900)           -         (900)

Net loss ..........................................    (805,910)           -     (805,910)     (99,877)      20,722      (79,155)

Net loss per share-basic ..........................       (0.08)           -        (0.08)       (0.01)           -        (0.01)

Net loss per share-diluted ........................        0.08            -         0.08        (0.01)           -        (0.01)

Weighted average of number
  of shares outstanding-basic .....................  10,348,651            -   10,348,651    7,050,753            -    7,050,753

Weighted average of number
  of shares outstanding-diluted ...................  10,348,651            -   10,348,651    7,050,753            -    7,050,753


                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

      Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004

                                                                             For the year ended December 31,
                                                     ---------------------------------------------------------------------------
                                                                     2005                                   2004
                                                     ------------------------------------   ------------------------------------
                                                         AS                                     AS
                                                     PREVIOUSLY                    AS       PREVIOUSLY                    AS
                                                      REPORTED    ADJUSTMENTS   RESTATED     REPORTED    ADJUSTMENTS   RESTATED
                                                     ----------   -----------  ----------   ----------   -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss .......................................    (805,910)           -     (805,910)     (99,877)      20,722      (79,155)
Adjustments to reconcile net loss to net cash .....           -
   Depreciation and amortization ..................      65,611            -       65,611        9,297            -        9,297
   Shares issued for services, net ................     517,973            -      517,973        1,100            -        1,100
   Donation of inventory ..........................           -            -            -       27,915            -       27,915
   Gain on reduction of stock price guarantee .....      28,805            -       28,805            -            -            -
   Gain on forgiveness of debt ....................           -            -            -            -      (20,722)     (20,722)
(Increase) decrease in operating assets ...........           -
   Accounts receivable ............................       9,072            -        9,072        3,653            -        3,653
   Inventory ......................................      10,860            -       10,860      (15,392)           -      (15,392)
   Prepaid expenses ...............................    (497,777)           -     (497,777)       3,833            -        3,833
   Deferred tax assets ............................     105,000            -      105,000        1,047            -        1,047
   Other assets ...................................       4,566            -        4,566            -            -            -
Increase (decrease) in operating liabilities ......           -
   Accounts payable ...............................      23,529            -       23,529      (91,324)           -      (91,324)
   Accrued expenses ...............................     (20,280)           -      (20,280)     (21,743)           -      (21,743)
   Income tax payable .............................     (16,041)           -      (16,041)      25,400            -       25,400
Net cash provided by (used in) operating activities    (574,592)           -     (574,592)    (156,091)           -     (156,091)

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from not payable warrants .............     500,000            -      500,000            -            -            -
   Repayment of note payabe .......................    (500,000)           -     (500,000)           -            -            -
   Capital lease ..................................     (15,519)           -      (15,519)     (18,489)           -      (18,489)
   Common stock issued for cash ...................   1,536,662            -    1,536,662            -            -            -
Net cash provided by (used in) financing activities   1,521,143            -    1,521,143      (18,489)           -      (18,489)

Net increase (decrease) in cash ...................     946,551            -      946,551     (174,580)           -     (174,580)
Cash, beginning of period .........................      72,708            -       72,708      247,288            -      247,288
Cash, end of period ...............................   1,019,259            -    1,019,259       72,708            -       72,708


Supplemental Information on Non-Cash Investing and Financing Activities

   Stock issued for compensation and services .....      20,700            -       20,700        1,100            -        1,100
   Stock issued for future services ...............     568,750            -      568,750            -            -            -
   Warrants issued ................................      67,500            -       67,500            -            -            -

Supplemental Cash Flow Information
 Cash paid during year for:
   Payments of interest ...........................       1,392            -        1,392        5,385            -        5,385
   Income taxes ...................................      16,481            -       16,481            -            -            -
   Stock issued in exchange for accounts payable ..           -            -            -       20,822      (20,722)         100


                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      ------------------------------------------

      PRINCIPLES OF CONSOLIDATION
      ---------------------------

      The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary, Sierra Medicinals, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

      REVENUE RECOGNITION
      -------------------

      The Company has adopted SEC Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) and accordingly recognizes revenue upon shipment of the product to customers, upon fulfillment of acceptance terms, if any, when no significant contractual obligations remain and collection of the related receivable is reasonably assured.

      During 2005 and 2004, the Company had sales of approximately $12,160 and $40,000, respectively, to customers through the Company's website. These sales allow customers a 30-day money back guarantee, less shipping costs, for unused products. The Company has adopted SFAS 48 "Revenue Recognition When Right of Return Exists" for the website sales and records revenue net of a provision for estimated product returns.

      USE OF ESTIMATES
      ----------------

      The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS
      -----------------------------------

      Financial instruments consist principally of cash, payables and accrued expenses. The estimated fair value of these instruments approximate their carrying value.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
      ------------------------------------------

      INVENTORY
      ---------

      The Company contracts a third party to process and package its formulated herbal products. The Company accounts for its inventory of finished goods on a first-in, first-out basis or market, if it should be lower.

      During the years ended December 31, 2005 and 2004, the Company disposed of expired inventory totaling $0 and $27,915 through donations to a not-for-profit organization, respectively.

      EQUIPMENT AND FURNITURE
      -----------------------

      Equipment and furniture is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is seven years. The Company has acquired its computers under a capital lease.

      INCOME TAXES
      ------------

      Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

      Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      ADVERTISING COSTS
      -----------------

      The Company expenses advertising costs as incurred. For the years ended December 31, 2005 and 2004, the Company incurred advertising expense of $11,136 and $46,212, respectively.

      EARNINGS PER SHARE
      ------------------

      In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings Per Share" which requires the Company to present basic and diluted earnings per share, for all periods presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
      ------------------------------------------

      CONCENTRATIONS
      --------------

      During 2005 internet customers accounted for 51% of sales and in 2004, a single customer accounted for 97% of sales.

      During 2005 and 2004, products purchased from a manufacturer accounted for approximately 100% and 96% of purchases, respectively.

      RECLASSIFICATIONS
      -----------------

      Certain amounts in the prior period presented have been reclassified to conform to the current period financial statement presentation. These reclassifications have no effect on previously reported accumulated deficit.

3.    CORPORATE CREDIT CARD
      ---------------------

      The Company has available up to $21,000 on an unsecured corporate credit card. The minimum payment due was $331 as of December 31, 2005. The Company had an outstanding balance of $9,946 as of December 31, 2005, which is included in accounts payable.

4.    DEBT
      ----

      On July 23, 2003, the Company entered into an agreement for the cancellation of the note payable in the amount of $467,255 including accrued interest through July 23, 2003, in exchange for the issuance 82,300 restricted shares of common stock. The agreement includes a guarantee and option whereby the Company guarantees a market price of $3.50 per share in the event of the future sale of the shares by the related shareholder in the form of either cash or additional shares of common stock valued at the bid price on the date of payment. Currently there is no public market for the Company's common stock. The Company's liability associated with the guarantee and option clause of the agreement of $288,050 is included in accrued expenses on the accompanying consolidated balance sheet at December 31, 2004.

      The Company adopted accounting provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Based on this pronouncement, in 2005 the Company reduced the $288,050 liability included in accrued expenses to $259,245 which resulted in a gain of $28,805. This gain resulted from the reduction in the guarantee obligation based on the stock price changing from 1 to 35 cents at December 31, 2005.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

4.    DEBT (Continued)
      ----

      CAPITAL LEASE
      -------------

      The Company has a five-year lease on computers. The monthly payment is $1,473 per month. The Company will acquire the computers for $1 at the end of the lease. The Company has calculated the present value of the computers assuming a 12% interest rate as $62,575 and has capitalized that value for depreciation. The balance of the capital lease obligation was $7,164 and $22,683 at December 31, 2005 and 2004, respectively.

      The equipment under capital lease is as follows:

                                         DECEMBER 31, 2005     DECEMBER 31, 2004
                                         -----------------     -----------------

      Computers .........................   $  65,063             $  65,063
      Less: accumulated depreciation ....     (39,734)              (30,438)
                                            ---------             ---------

                                            $  25,329             $  34,625
                                            =========             =========

      The Company had depreciation expense of $9,296 and $9,297 for the years ending December 31, 2005 and 2004, respectively.

      Minimum future minimum lease payments under the capital lease as of December 31, 2005 are as follows:

                   FOR THE YEAR ENDED DECEMBER 31,
                   -------------------------------
                                 2006                             $  7,366
                                                                  --------

            Total minimum lease payments ......................      7,366
            Less: amount representing interest ................        202
                                                                  --------

            Present value of total minimum lease payments .....      7,164
            Less: current portion .............................      7,164
                                                                  --------

            Long term portion .................................   $      -
                                                                  ========

      NOTES PAYABLE
      -------------

      On June 28, 2005, the Company issued a $500,000 10% senior secured convertible promissory note and a stock purchase warrant for a total of $490,000 as part of a private offering. Principal and interest are convertible at the holder's option upon an event of default into shares of the Company's common stock at a price per share that is equal to seventy percent (70%) of the lower of: (i) the ten (10) day average of the closing bid price of the Company's common stock on the day prior to the date of conversion of this note or (ii) the closing bid price of the Company's

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

4.    DEBT (Continued)
      ----

      NOTES PAYABLE (Continued)
      -------------

      common stock on the day prior to the date of conversion. Principal and interest are due upon the earlier of: (a) June 28, 2006 or (b) the date upon which the Company sells any of its equity or debt securities in a financing transaction, or a series of financings, with gross proceeds equal to one million dollars ($1,000,000) or more. The note has certain financial and restrictive covenants. The Company is also required to reserve a sufficient number of shares of common stock to be issuable upon conversion of this note and exercise of the warrants.

      The stock purchase warrant entitles the holder to purchase, at an exercise price per share equal to $.40 per share, up to 250,000 shares of the Company's common stock. The exercise price is subject to an adjustment related to any dividends, subdivisions, combinations, or issuances of shares at a discounted price.

      The fair value of the stock purchase warrants was approximately $67,500 or $0.27 per warrant and was determined using the Black Scholes pricing model. The factors used were the warrant exercise price of $0.25 per share, the 5 year life of the warrants, volatility measure of 135.8%, a dividend rate of 0% and a risk free interest rate of 3.76%. The warrant can be exercised in whole or in part and expires on June 28, 2010. No warrants were exercised as of September 30, 2005. The Company's obligations to the note holder is collateralized by a security interest in all of the Company's assets. A placement fee totaling $40,000 was deducted from the proceeds of the offering. The Company is expensing this fee over the life of the note.

      In accordance with APB No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", the Company has allocated the proceeds received in the private offering to the warrant and the note based on their relative fair market values at the time of issuance. The proceeds allocated to the warrant, $67,500, were accounted for as additional paid-in capital. This resulted in the note being discounted by $77,500. The discount consists of $67,500 related to the warrants and the discount of $10,000 related to the promissory note. The Company is expensing this discount over the life of the note and charged the remaining discount in December 2005 to interest expense.

      In mid December 2005, the debt was paid off from the proceeds of a 3,302,000 share common stock offering in December 9, 2005, which raised $825,000 in cash.

5.    CAPITAL STOCK
      -------------

      In June 2002, the Company issued 200,000 warrants with an exercise price of $0.10 and 75,000 warrants with an exercise price of $0.01 per share. The warrants had a life of 2 years and were scheduled to expire in June 2004.

      On January 13, 2004, the Company issued 110,000 common shares for services rendered valued at $1,100.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

5.    CAPITAL STOCK (Continued)
      -------------

      On March 16, 2004, the Company issued 10,000 common shares in exchange for accounts payable of $20,822. The shares were valued at $0.01 per share or $100 and the Company recognized a gain on forgiveness of debt of $20,722.

      During the nine months ended September 30, 2005, the Company issued 2,070,000 common shares for services valued at $20,700.

      The Company issued 1,625,000 shares effective October 5, 2005 for services to be provided over a two-year period. The transaction was accounted for in accordance with Statement of Financial Accounting Standards Board 123R as applied to Accounting for Transactions with Other Than Employees. That pronouncement requires the transactions be valued at the fair value of the equity instrument received. The value on October 5, 2005 was thirty five cents a share for which the excess of thirty four cents per share over the one cent a share par value was accounted for as both a prepaid asset to be amortized over the life of the agreement and a credit to the Paid in Capital.

      On November 12, 2005, the Company issued 4,400,000 common shares for cash.

      On December 9, 2005, the Company issued 3,302,000 common shares for cash.

      In connection with the December 9, 2005 common stock offering, each unit was sold for a purchase price of $.25, and consisted of one share of the Company's common stock and one redeemable five year common stock purchase warrant, exercisable at $1.00 per share, which resulted in the issuance of an aggregate of 3,302,000 shares of common stock and common stock purchase warrants to purchase an additional 3,302,000 shares of our common stock.

      As compensation for services the placement agent received a commission equal to 10% of the gross proceeds from the offering ($82,500) and a non-accountable expense allowance equal to 3% of the gross proceeds ($24,765), and the Company agreed to issue common stock for each $1.00 in gross proceeds (a total of 165,000 shares of common stock). The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the shares of common stock, including the shares underlying the warrants, issued in this offering to permit their resale.

      2004 Equity Compensation Plan
      -----------------------------

      In fiscal 2004 the Company established our 2004 Equity Compensation Plan. The original Plan was approved by our board of directors and a majority of our shareholders. The purpose of the Plan is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder returns. The Plan provides for the grant to Company directors, officers, employees and consultants of stock based awards and options to purchase up shares of our common stock. All of our executive officers, directors and employees are be eligible to participate in the Plan. The plan is funded with 4,050,000 shares of Company common stock (including an increase of 3,000,000 shares authorized by the board of directors in February 2006). At December 31, 2005 no options were issued under the Plan, but 400,000 shares in stock awards were issued under the Plan, and 3,650,000 shares remain available for issuance under the Plan.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

5.    CAPITAL STOCK (Continued)
      -------------

      The Plan is administered by the Board of Directors, which may delegate its duties in whole or in part to any subcommittee solely consisting of at least two individuals who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the "IRS Code"). The Board has the authority to interpret the stock incentive plan, to establish, amend and rescind any rules and regulations relating to our Plan and to make any other determinations that it deems necessary or desirable for the administration of our Plan. Any decision of the Board or a compensation committee of the Board in the interpretation and administration of the Plan lies within its sole and absolute discretion and is final, conclusive and binding on all parties concerned, including plan participants and their beneficiaries or successors.

      Stock options granted under the Plan may be non-qualified or incentive stock options for federal income tax purposes. The Board will set option exercise prices and terms and will determine the time at which stock options will be exercisable. However, the term of a stock option may not exceed ten years.

      The Board may also grant options that are intended to be incentive stock options, which comply with Section 422 of the IRS Code. Fair market value is defined as the closing price of the shares as reported on the grant date as quoted on the OTC Bulletin Board. The Board also has the authority to grant stock-based awards, which may consist of awards of common stock, restricted stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock. Stock-based awards may be granted on a stand-alone basis or in addition to any other awards granted under our Plan. The Board determines the form of stock-based awards and the conditions on which they may be dependent. The conditions may include the right to receive one or more shares of common stock or the equivalent value in cash upon the completion of a specified period of service or the occurrence of an event or the attainment of performance objectives. The Board also determines the participants to whom stock-based awards may be made, the timing of those awards, the number of shares to be awarded, whether those other stock-based awards will be settled in cash, stock or a combination of cash and stock and all other terms of those awards.

      Stock options and restricted stock awards are not transferable or assignable, except for estate planning purposes. In the event of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of stock or other corporate exchange or any distribution to stockholders other than regular cash dividends, the Board may, in its sole discretion, make a substitution or adjustment to the number or kind of stock issued or reserved for issuance under our Plan under outstanding awards and the term, including option price, of those awards.

      Except as otherwise provided in a stock award agreement, in the event of our change in control or a change of control of our company, the Board may, in its sole discretion, accelerate a stock award, cause us to make a cash payment in exchange for a stock award or require the issuance of a substitute stock award.

      Description of Securities
      -------------------------

      The Company is authorized to issue 100,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. At February 17, 2006 we had 20,193,424 shares of common stock and no shares of preferred stock issued and outstanding.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

5.    CAPITAL STOCK (Continued)
      -------------

      Common Stock
      ------------

      The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

      Preferred Stock
      ---------------

      The Company is also authorized to issue 25,000,000 shares of $.01 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

      Common Stock Purchase Warrants
      ------------------------------

      At January 31, 2006 the Company had common stock purchase warrants outstanding to purchase an aggregate of 9,692,000 shares of our common stock, of which:

      o warrants to purchase 250,000 shares, exercisable until September 2010, at a price of $.25 per share, subject to adjustment, were issued to the purchaser of $500,000 principal amount 10% senior secured convertible promissory note; and

      o five year common stock purchase warrants to purchase 9,442,000 shares, exercisable at a price of $1.00 per share, subject to adjustment, were issued to purchasers of our units from December 2005 to January 2006.

      Between December 2005 and January 2006, the Company sold an aggregate of 9,442,000 units of our securities to 99 accredited investors in an offering exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act. Each unit was sold for a purchase price of $0.25, and consisted of one share of our common stock and one redeemable five year common stock purchase warrant, exercisable at $1.00 per share, which resulted in the issuance by us of an aggregate of 9,442,000 shares of common stock and common stock purchase warrants to purchase an additional 9,442,000 shares of our common stock. Gross proceeds were received of $2,360,500.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

5.    CAPITAL STOCK (Continued)
      -------------

      Subject to certain conditions, the Company may require warrant holders to exercise or forfeit their warrants, provided that the closing price for our common stock is at least $1.50 per share for 20 consecutive trading days and trading volume in our common stock exceeds 150,000 shares per day for each trading day during such 20 day period.

      For one year following the date of issuance, the Company is obligated to issue additional shares of Company common stock to purchasers of the units to protect them against dilution in the event that we issue shares of our common stock during such one-year period at less than $.25 per share. In addition, for a one year period following the date of issuance and continuing until the warrants expire, the exercise price is subject to "weighted-average" anti-dilution protection for subsequent issuances of common stock or securities convertible into common stock at less than the then current warrant exercise price, excluding certain issuances unrelated to capital raising transactions.

6.    INCOME TAXES
      ------------

      Reconciliation of the differences between the statutory tax and the effective income tax are as follows:

                                         DECEMBER 31, 2005     DECEMBER 31, 2004
                                         -----------------     -----------------

      Federal statutory tax .............    (34.00%)               (34.00%)
      State taxes, net of federal tax ...     (5.83%)                (5.83%)
      Valuation allowance ...............     54.32%                 39.83%
                                              ------                 ------

      Effective income tax rate .........     14.49%                     -
                                              ======                 ======

      The effective income tax rate differs from the federal statutory rate primarily due to permanent timing differences and net operating loss carry forwards.

      The Company had available unused federal and state operating loss carry-forwards of approximately $1,490,000 at December 31, 2005 that may be applied against future taxable income.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

6.    INCOME TAXES (Continued)
      ------------

      SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2005 the Company has determined that the net operating losses likely will not be utilized. Accordingly, the Company has increased the valuation allowance to 100% of all deferred tax assets.

      The (provision) benefit for income taxes consists of the following as of December 31:

                                                        2005             2004
                                                     ---------        ---------
      Current:

        Federal ..............................       $       -        $       -
        State ................................            (850)            (900)
                                                     ---------        ---------

                                                             -             (900)

      Deferred:

        Federal ..............................         380,500           34,000
        State ................................          68,500            5,000
                                                     ---------        ---------

      Total (provision) benefit before
        valuation allowance ..................         448,150           38,100

      Change in valuation allowance ..........        (554,000)         (39,000)
                                                     ---------        ---------

      Total provision ........................       $(105,850)       $    (900)
                                                     =========        =========

      The components of the net deferred income tax asset are as follows as of December 31:

                                                        2005             2004
                                                     ---------        ---------

      Deferred income tax assets:
        Net operating loss carryforward ......       $ 593,000        $ 144,000
                                                     ---------        ---------

                                                       593,000          144,000
                                                     ---------        ---------

      Deferred income tax asset, net
        before valuation allowance ...........         593,000          144,000
      Less: valuation allowance ..............        (593,000)         (39,000)
                                                     ---------        ---------
      Deferred income tax asset, net
                                                     $       -        $ 105,000
                                                     =========        =========

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

7.    OFFICE LEASE
      ------------

      The Company entered into a twelve month lease for office space commencing November 1, 2003 that expired in October 31, 2004 and was extended for an additional year until December 31, 2005. The Company extended the lease for office space for three years commencing January 1, 2006 and expiring December 31, 2008. Rent expenses incurred for the years ended December 31, 2005 and 2004 was $68,211 and $59,417, respectively. Future minimum rental payments under the office lease are $66,314.

8.    RELATED PARTY TRANSACTIONS
      --------------------------

      The Company owes two shareholders a total of $55,962 and $42,344 in expense reimbursements as of December 31, 2005 and 2004, respectively.

      Employment Agreements
      ---------------------

      In June 2005 the Company entered into a three-year employment agreement with Herman Rappaport under which Mr. Rappaport serves as our President, Chief Executive Officer and Acting Chief Financial Officer. Under the terms of the agreement Mr. Rappaport is paid a base salary at the rate of $90,000 a year. Because of the Company's need for capital to help develop its expansion program and because of the Executive's confidence in the future of the Company, he has agreed to receive a salary which is substantially less than appropriate for such President and Chief Executive services. "In lieu of additional cash, the Executive shall receive stock in amount to be determined by the Board of Directors within Two (2) years from the date of this agreement.

      In June 2005 the Company also entered into a two-year employment agreement with Dr. Steven Rosenblatt under which Dr. Rosenblatt serves as Executive Vice President. Under the terms of the agreement Dr. Rosenblatt is paid a base salary at the rate of $90,000 per year, as well as $1,000 per day for training of providers and staff when he is not acting as a medical provider. Also, Dr. Rosenblatt is to receive one third (1/3) of all revenue resulting from medical services performed by him at the Wellness Centers. Dr. Rosenblatt is continuing his private medical practice. However, if requested by Mr. Rappaport, Dr. Rosenblatt is prepared to reduce that time spent in his personal practice and is to receive additional remuneration if such additional time is required by StarMed. The agreement provides that we are entitled to receive 6% of all book advances earned by Dr. Rosenblatt.

      Both Mr. Rappaport and Dr. Rosenblatt are entitled to two weeks annual vacation, reimbursement for business expenses and participation in executive employment benefit plans. The agreement also contains customary confidentiality and indemnification provisions. The Company may terminate the agreement upon death or disability, or for "cause" which includes a material breach of any material provision of the agreement, any act in violation of our Code of Business Conduct and Ethics, fraud or conviction of a felony.

9.    COMMITMENTS AND CONTINGENCIES
      -----------------------------

      Management Incentives
      ---------------------

      The Company has reserved up to 5,500,000 shares of common stock to members of management upon the attainment of specified milestones as follows:

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

9.    COMMITMENTS AND CONTINGENCIES (Continued)
      -----------------------------

      o 2,000,000 shares upon opening of five new StarMed Wellness Centers prior to the expiration of two years from February 2006,

      o 1,000,000 shares upon opening of 10 new StarMed Wellness Centers prior to the expiration of four years from February 2006, and

      o 2,500,000 shares following the first fiscal year in which the Company does not report a loss in the audited financial statements as may be reflected in the Annual Report on Form 10-KSB.

      If any of these milestones are met, at the time of issuance of securities the Company will recognize compensation expense equal to the fair market value of its common stock on the date of issuance.

      Dr. Minehart, as part of the agreement with Encino Wellness Center, is to receive one third of revenues received for medical services performed personally by him on Wellness patients. In addition, the Encino Center is to receive twenty percent of gross proceeds for all other procedures and products received by the Encino Wellness Center. This agreement may be terminated by either party under inability to perform.

      The Encino Wellness Center is to receive a minimum of $2,310 per month for rent expense. There is no similar minimum contingency for Hawaii.

      Management Incentives - Reservation of Shares
      ---------------------------------------------

      Upon the opening of five new StarMed Wellness Centers, Management shall receive two million (2,000,000) shares of common stock; upon the opening of ten (10) new StarMed Wellness Centers, management shall receive one million (1,000,000) shares of Common Stock; the first fiscal year in which the Company does not report a loss on its audited financial statements included in its Annual Report Form 10-KSB, management shall receive two million five hundred thousand shares of common stock.

10.   SUBSEQUENT EVENTS
      -----------------

      On January 17, 2006, the Company sold an aggregate of 1,740,000 units of securities. Each unit was sold for a purchase price of $.25, and consisted of one share of common stock and one redeemable five year common stock purchase warrant, exercisable at $1.00 per share, which resulted in the issuance by us of an aggregate of 1,740,000 shares of common stock and common stock purchase warrants to purchase an additional 1,740,000 shares of our common stock. The gross proceeds received were $435,000.

      Subject to certain conditions, from the date the warrants are issued until 30 days prior to the expiration date of the warrants, the Company may require warrant holders to exercise or forfeit their warrants, provided that (i) the closing price for our common stock is at least $1.50 per share for 20 consecutive trading days and (ii) trading volume in our common stock exceeds 150,000 shares per day for each trading day during such twenty day period. For one year following the date of issuance, the Company is obligated to issue additional shares of our common stock to purchasers of the units, to protect them against dilution, in the event that we issue shares of our common stock during such one-year period at less than $.25 per share. In addition, the warrants contain customary anti-dilution adjustments in the event of stock splits and reorganizations, as well as in the event we issue shares of our common stock at a price of less than the warrant exercise price.

                       STARMED GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
________________________________________________________________________________

10.   SUBSEQUENT EVENTS (Continued)
      -----------------

      The placement agent received as compensation for their services a commission equal to 10% of the gross proceeds from the closing ($43,500) and a non-accountable expense allowance equal to 3% of the gross proceeds of this closing ($13,050). The Company agreed to issue to the placement agent two shares of our common stock for each $1.00 in gross proceeds (a total of 870,000 shares of our common stock in this closing). The Company agreed to file a registration statement with the Securities and Exchange Commission covering the shares of common stock, including the shares underlying the warrants, issued in this offering so as to permit the resale.

      On February 7, 2006, StarMed entered into a Mutual Rescission, Settlement and Release Agreement (the "Rescission Agreement") with Citadel Capital Management Group, Inc. ("Citadel") and James H. Donell, in his capacity as a receiver for Citadel ("Donell"). The purposes of the Rescission Agreement are to (a) rescind an Agreement for the Sale of Capital Stock dated as of July 23, 2003 and (b) restate the terms of a Cancellation, Settlement and Release Agreement dated July 23, 2003 (collectively, the "2003 Agreements").

      Under the 2003 Agreements, StarMed, Citadel and Donell settled certain disputes that had arisen in connection with a $400,000 loan from Citadel to StarMed (the "Indebtedness") by canceling the Indebtedness and issuing 82,300 shares of StarMed common stock to Citadel (the "Shares"). In the event Citadel is unable to resell the Shares for at least $3.50 per share, StarMed agreed to pay Citadel the deficiency.

      Under the Rescission Agreement:

      o  The 2003 Agreements were rescinded and cancelled;

      o  StarMed paid Citadel $215,000;

      o  The Indebtedness was cancelled;

      o  Citadel returned the shares to StarMed; and

      o  The parties exchanged general releases.

      On February 16, 2006, the Board of Directors authorized an increase in the number of shares covered by the Company's 2004 Equity Compensation Plan from 1,050,000 shares to 4,050,000 shares. The other terms and conditions of the 2004 Equity Compensation Plan remain unchanged.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Prospectus Summary.....................................................       2
Risk Factors...........................................................       4
Cautionary Statements Regarding Forward-Looking Information............      15
Market for Common Equity and Related Stockholder Matters...............      15
Use of Proceeds........................................................      16
Management's Discussion and Analysis or Plan of Operation..............      16
Our Business...........................................................      25
Management.............................................................      37
Certain Relationships and Related Transactions.........................      43
Principal Stockholders.................................................      44
Description of Securities..............................................      45
Selling Security Holders...............................................      46
Plan of Distribution ..................................................      53
Shares Eligible for Future Sale........................................      55
Legal Matters..........................................................      56
Experts................................................................      56
Additional Information.................................................      56
Financial Statements...................................................     F-1


                               STARMED GROUP, INC.

                                   PROSPECTUS

                                 August 4, 2006

                        24,696,150 Shares of Common Stock